                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:




[ ]  Preliminary Proxy Statement


[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


[X]  Definitive Proxy Statement


[ ]  Definitive Additional Materials


[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                     BT OFFICE PRODUCTS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(a)(3).

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                         Common Stock, par value $.01 per share

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:


                           10,104,770 shares of Common Stock


        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                         $13.75

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:


                        $27,788.00 ( 1/50 of 1% of $138,940,580)


        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.


                               SIX PARKWAY NORTH


                           DEERFIELD, ILLINOIS 60015



                                                               September 2, 1998


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of BT Office Products International, Inc. (the "Company"), which will be held on Tuesday, September 29, 1998 at 11:00 a.m. at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, 34th Floor, New York, New York 10004.



     At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger dated as of June 2, 1998 (the "Merger Agreement") by and among the Company, Buhrmann NV (formerly NV Koninklijke KNP BT), a Netherlands corporation ("Parent"), Buhrmann International B.V. (formerly KNP BT International B.V.), a Netherlands corporation and wholly-owned subsidiary of Parent ("International"), and BT OPI Acquisition Corp., a Delaware corporation wholly-owned by Parent and International (the "Purchaser"), which provides for the merger (the "Merger") of the Purchaser with and into the Company, with the Company as the surviving corporation. Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of the Company ("Common Stock") which is issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock as to which dissenters' rights of appraisal have been duly asserted and perfected under Delaware law and other than shares of Common Stock held by Parent, International or the Company or any wholly-owned subsidiary of the Company) will be converted into the right to receive $13.75 in cash, without interest.


     The Board of Directors of the Company, upon the recommendation of an Independent Committee of the Board and after careful consideration of the terms of the proposed Merger, has unanimously approved the Merger and recommends that you vote FOR the Merger. The accompanying Proxy Statement provides a description of the proposal to be presented at the Special Meeting and information concerning the Merger. Please give this information your careful attention.

     Your vote is important regardless of the number of shares you own. Please be sure you are represented at the Special Meeting, whether or not you plan to attend, by signing, dating and mailing the enclosed proxy promptly. A postage-paid return envelope is enclosed for your convenience.


     If you have any questions prior to the Special Meeting, or need further assistance, please call Thomas F. Cullen, Vice President, General Counsel and Secretary of the Company at (847) 444-4000.


                                          Sincerely yours,

                                          /s/ Frans H.J. Koffrie

                                          FRANS H.J. KOFFRIE
                                          Chairman of the Board

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

                               SIX PARKWAY NORTH


                              DEERFIELD, IL 60015


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 29, 1998


To the Stockholders:


     NOTICE IS HEREBY GIVEN that a special meeting (together with any adjournment(s) or postponement(s) thereof, the "Special Meeting") of the Stockholders (the "Stockholders") of BT Office Products International, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, September 29, 1998 at 11:00 a.m. at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, 34th Floor, New York, New York 10004.


     The Special Meeting is being held for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 2, 1998 (the "Merger Agreement") by and among the Company, Buhrmann NV (formerly NV Koninklijke KNP BT), a Netherlands corporation ("Parent"), Buhrmann International B.V. (formerly KNP BT International B.V.), a Netherlands corporation and wholly-owned subsidiary of Parent ("International"), and BT OPI Acquisition Corp., a Delaware corporation wholly-owned by Parent and International (the "Purchaser"), which provides for the merger (the "Merger") of the Purchaser with and into the Company, with the Company as the surviving corporation. Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of the Company ("Common Stock") which is outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock as to which dissenters' rights of appraisal have been duly asserted and perfected under Delaware law and other than shares of Common Stock held by Parent, International or the Company or any wholly-owned subsidiary of the Company) will be converted into the right to receive $13.75 in cash, without interest.


          2. To transact such other business as may properly come before the Special Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY, BASED UPON THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT COMMITTEE OF DISINTERESTED MEMBERS OF THE BOARD, HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The accompanying Proxy Statement sets forth in more detail information concerning the Merger Agreement, the Merger and the actions to be taken in connection with the Merger.


     The Board of Directors has fixed the close of business on September 3, 1998 as the record date for determining the Stockholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Only Stockholders of record at the close of business on September 3, 1998 will be entitled to vote.


     Stockholders of the Company who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the provisions of
Section 262 of the Delaware General Corporation Law will have the right if the Merger is consummated to dissent and to seek appraisal of the fair market value of their shares. See "The Merger -- Appraisal Rights" in the accompanying Proxy Statement, and Annex III thereto, for a description of the procedures required to be followed in order to exercise properly dissenters' rights.

                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                      /s/ Thomas F. Cullen
                                      THOMAS F. CULLEN
                                      Secretary

Deerfield, Illinois


September 2, 1998


     It is important that your shares be represented at the Special Meeting regardless of the number of shares you hold. Please complete, date, sign and return the enclosed Proxy in the accompanying envelope even if you intend to be present at the Special Meeting. Returning the Proxy will not limit your right to vote in person or to attend the Special Meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              -----
INTRODUCTION................................................      1
AVAILABLE INFORMATION.......................................      2
SUMMARY.....................................................      3
SELECTED FINANCIAL DATA.....................................      8
THE SPECIAL MEETING.........................................     10
  General...................................................     10
  Matters to be Considered at the Special Meeting...........     10
  Required Votes............................................     10
  Voting and Revocation of Proxies..........................     10
  Record Date; Stock Entitled to Vote; Quorum...............     10
  Appraisal Rights..........................................     11
  Solicitation of Proxies...................................     11
SPECIAL FACTORS.............................................     12
  Background of the Merger..................................     12
  Determinations of the Independent Committee and the Board;
     Fairness of the Merger.................................     14
  Opinion of Financial Advisor..............................     16
  Position of Parent, International and Purchaser...........     21
  Purpose and Structure of the Merger.......................     21
  Certain Consequences of the Merger........................     21
  Plans for the Company After the Merger....................     22
  Accounting Treatment......................................     22
  Federal Income Tax Consequences...........................     23
  Interests of Certain Persons in the Merger................     24
  Security Ownership of Certain Beneficial Owners and
     Management.............................................     24
FINANCING THE MERGER........................................     25
FEES AND EXPENSES...........................................     26
REGULATORY APPROVALS........................................     26
APPRAISAL RIGHTS............................................     26
THE MERGER AGREEMENT........................................     28
  The Merger................................................     29
  Representations and Warranties............................     31
  Certain Covenants.........................................     31
  Conditions to the Merger..................................     33
  Termination of the Merger Agreement.......................     34
  Fees & Expenses...........................................     35
  Amendment; Waiver.........................................     35
CERTAIN INFORMATION CONCERNING THE COMPANY..................     35
  Directors.................................................     35
  Executive Officers........................................     36
CERTAIN INFORMATION CONCERNING PARENT, INTERNATIONAL AND
  THE PURCHASER.............................................     37
  Parent....................................................     37
  International.............................................     38
  Purchaser.................................................     38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     38
  Relationship with Parent..................................     38

                                                              PAGE
                                                              -----
  Credit Facilities.........................................     39
  Registration Rights.......................................     40
  Tax Matters...............................................     40
  Intellectual Property.....................................     40
  Services..................................................     40
  Guaranties................................................     41
  Sales to and Purchases from Affiliates....................     41
  Leases....................................................     41
  Article 403 Statement.....................................     42
  Business Acquisition......................................     42
STOCKHOLDER LITIGATION......................................     42
MARKET PRICE AND DIVIDEND INFORMATION.......................     43
INDEPENDENT AUDITORS........................................     43
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     44
Annex I  Agreement and Plan of Merger.......................    I-1
Annex II Opinion of BT Wolfensohn...........................   II-1
Annex III Section 262 of the Delaware General Corporation
          Law...............................................  III-1
Annex IV Annual Report on Form 10-K for the Fiscal Year
         ended December 31, 1997............................   IV-1
Annex V Quarterly Report on Form 10-Q for the period ended
        June 30, 1998.......................................    V-1

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

                               SIX PARKWAY NORTH


                           DEERFIELD, ILLINOIS 60015


             PROXY STATEMENT FOR A SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 29, 1998


                                  INTRODUCTION


     This Proxy Statement (the "Proxy Statement") is being furnished on behalf of BT Office Products International, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting (together with any adjournment(s) or postponement(s) thereof, the "Special Meeting") of the Stockholders of the Company (the "Stockholders") to be held on Tuesday, September 29, 1998 at 11:00 a.m. at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, 34th Floor, New York, New York 10004. This Proxy Statement and the Proxy are first being mailed to Stockholders on or about September 3, 1998.



     The Board of Directors of the Company (the "Board") is soliciting the proxies of the Stockholders who were shown on the Company's records as holders of issued and outstanding shares of common stock, par value $.01 per share ("Common Stock"), of the Company as of the close of business on September 3, 1998 (the "Record Date") to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger dated as of June 2, 1998 (the "Merger Agreement") by and among the Company, Buhrmann NV (formerly NV Koninklijke KNP
BT), a Netherlands corporation (the "Parent"), Buhrmann International B.V. (formerly KNP BT International B.V.), a Netherlands corporation and wholly-owned subsidiary of Parent ("International"), and BT OPI Acquisition Corp., a Delaware corporation wholly-owned by Parent and International (the "Purchaser"). A copy of the Merger Agreement is attached hereto as Annex I. Pursuant to the Merger Agreement, the Purchaser will be merged with and into the Company, and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). The effect of the Merger will be to convert the Company from a publicly held corporation to a privately held corporation wholly-owned by Parent.



     Pursuant to the Merger Agreement, each share of Common Stock which is outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than shares of Common Stock as to which dissenters' rights of appraisal have been duly asserted and perfected under Delaware law and other than shares of Common Stock held by Parent, International or the Company or any wholly-owned subsidiary of the Company) will be converted into the right to receive $13.75 in cash, without interest (the "Merger Consideration").


     At the Effective Time, each option to purchase shares of Common Stock (an "Option") granted under the Company's 1995 Stock Option Plan or the Company's Amended and Restated Non-Qualified Stock Option Agreement dated as of June 25, 1996, whether or not vested, will be terminated and, in exchange for such option, the holder will be entitled to receive from the Company, for each share of Common Stock subject to such option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price.

     An Independent Committee (the "Independent Committee") consisting of disinterested members of the Board, was appointed by the Board to review the terms of the Merger Agreement and to report to the Board regarding the fairness of the Merger to the Stockholders (other than Parent, International and their affiliates) (the "Public Stockholders"). The Board, upon the recommendation of its Independent Committee, has determined that the Merger is fair to and in the best interest of the Public Stockholders and unanimously recommends that the Public Stockholders vote FOR approval of the Merger. In making its recommendation, the Independent Committee relied upon, among other things, the opinion of BT Wolfensohn (the "Financial Advisor"), to the effect that, as of June 2, 1998, the date of such opinion and based upon and subject to certain limitations, qualifications and assumptions stated therein, the Merger Consideration of $13.75 per share of Common Stock is fair to the Public Stockholders from a financial point of view. See "Special
Factors -- Determination of the Independent Committee and the Board; Fairness of the Merger" and "Special Factors -- Opinion of Financial Advisor."

     Consummation of the Merger is subject to certain conditions, including the affirmative vote of a majority of the outstanding shares of Common Stock held by Public Stockholders of record on the Record Date that are voted at the Special Meeting. As of the Record Date, Parent and International together hold approximately 70% of the outstanding Common Stock. Parent and International have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


             The date of this Proxy Statement is September 2, 1998.

                             AVAILABLE INFORMATION

     The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, the Common Stock is listed and traded on the New York Stock Exchange (the "NYSE"). Reports, proxy statements and other information can also be inspected and copied at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


     The Company has filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Exchange Act. This Proxy Statement does not contain all of the information set forth in the
Schedule 13E-3, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Schedule 13E-3 and any amendments thereto, including exhibits filed as a part thereof, may be examined and copied at the principal executive offices of the Company, located at Six Parkway North, Deerfield, Illinois 60015, during regular business hours by any Stockholder or such Stockholder's representative who has been so designated in writing. A copy of the Schedule 13E-3 and any amendments thereto, including exhibits filed as a part thereof, will be transmitted by the Company to any Stockholder or such Stockholder's representative who has been so designated in writing upon written request and at the expense of the requesting Stockholder.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement and the Annexes hereto. Stockholders are urged to read this Proxy Statement and the Annexes hereto carefully and in their entirety. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement.

THE COMPANY


     BT Office Products International, Inc., a Delaware corporation (the "Company"), is a leading full-service distributor of office products, serving primarily medium- and large-sized businesses and institutions in major markets in both the United States and Europe. The Company offers its customers a full range of office products, including traditional office supplies, office furniture, computer supplies and accessories, copiers and office equipment, business forms and advertising specialty and promotional products. In the United States, the Company services major business markets through 24 sales and distribution centers and 57 branch sales offices in 34 states as of August 11, 1998. In Europe, the Company is the largest office products distributor in Germany and one of the leading office products distributors in The Netherlands, Sweden and the United Kingdom. The Company also serves markets in Austria, Italy, Switzerland and the Baltic States through licensed dealers for its "Classic" brand of office products. The principal executive offices of the Company are located at Six Parkway North, Deerfield, Illinois 60015 and its telephone number is (847) 444-4000. See "Certain Information Concerning the Company."


PARENT, INTERNATIONAL AND THE PURCHASER

     Buhrmann NV (formerly NV Koninklijke KNP BT), a Netherlands corporation ("Parent"), is an international trading house with activities aimed at the graphic industry and the office market. Parent's operating companies distribute graphic paper, graphic equipment, office products, personal computers and related equipment. Parent, which was renamed Buhrmann NV in July 1998, has operating companies in more than 20 countries with annual sales of approximately NLG 12 billion (approximately $6 billion). Buhrmann International B.V. (formerly KNP BT International B.V.), a Netherlands corporation ("International"), is a holding company and wholly-owned subsidiary of Parent. The principal executive offices of the Parent and International are located at Museumplein 9, 1071 DJ Amsterdam and their telephone number is 31-20-5747474.

     BT OPI Acquisition Corp., a Delaware corporation (the "Purchaser"), wholly-owned by Parent and International, was recently incorporated and organized for the purpose of merging into the Company and has conducted no business to date except in conjunction therewith. The principal executive offices of the Purchaser are located at Museumplein 9, 1071 DJ Amsterdam and its telephone number is 31-20-5747474. See "Certain Information Concerning Parent, International and the Purchaser."

THE SPECIAL MEETING


     Time, Date and Place; Record Date. The special meeting of the stockholders of the Company (the "Stockholders") (together with any adjournment(s) or postponement(s) thereof, the "Special Meeting") will be held on Tuesday, September 29, 1998 at 11:00 a.m. at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, 34th Floor, New York, New York 10004. Stockholders of record at the close of business on September 3, 1998 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. Holders of Common Stock are entitled to one vote per share of Common Stock. This Proxy Statement is first being mailed to Stockholders of the Company on or about September 3, 1998. At the close of business on September 1, there were 33,504,770 shares of Common Stock outstanding and entitled to vote, held by approximately 180 Stockholders of record.



     Matters to be Considered at the Special Meeting. At the Special Meeting, the Stockholders of the Company will consider and vote upon (i) a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 2, 1998 by and among the Company, Parent, International and the Purchaser (the "Merger Agreement"), which provides for the merger (the "Merger") of the Purchaser with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation") and (ii) such other matters as may properly be brought before the Special Meeting. See "The Special
Meeting -- Matters to be Considered at the Special Meeting."


     Required Votes. The Merger Agreement provides that it must be approved and adopted by the affirmative vote of (i) a majority of the shares of Common Stock outstanding and (ii) a majority of the shares of Common Stock held by Stockholders (other than Parent or International or their respective affiliates (the "Public Stockholders")) that are voted at the Special Meeting. As of the Record Date, Parent and International, together, held approximately 70% of the outstanding shares of Common Stock. Parent and International have agreed to vote their shares of Common Stock in favor of the Merger.

     Voting and Revocation of Proxies; Adjournments. This Proxy Statement is being furnished to Stockholders of record at the close of business on the Record Date in connection with the solicitation of Proxies by the Board of Directors of the Company (the "Board") for use at the Special Meeting. All shares of Common Stock which are represented at the Special Meeting by a properly executed proxy received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Proxies that do not contain any instruction to vote for or against or to abstain from voting on the Merger will be voted in accordance with the recommendations of the Board.

     If the Special Meeting is adjourned, for whatever reason, the approval of the Merger shall be considered and voted upon by the Stockholders of the Company at the subsequent, reconvened meeting, if any.


     Any Proxy signed and returned by a Stockholder may be revoked by such Stockholder at any time before it is voted by giving due notice of such revocation to the Secretary of the Company at Six Parkway North, Deerfield, Illinois 60015, by signing and delivering a Proxy bearing a later date or by attending the Special Meeting and voting in person. Attendance at the Special Meeting without taking other affirmative action as aforementioned will not constitute a revocation of a Proxy. See "The Special Meeting -- Voting and Revocation of Proxies."



     Solicitation of Proxies. The cost of soliciting Proxies will be borne by the Company. The Company may solicit Proxies and the Company's directors, officers and employees may also solicit Proxies by telephone, telegram or personal interview. In addition, the Company has retained Beacon Hill Partners, Inc. to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will be made to furnish copies of Proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Common Stock. Such persons will be paid reasonable out-of-pocket expenses. See "The Special Meeting -- Solicitation of Proxies."


THE MERGER

     Effect of the Merger; Merger Consideration. Pursuant to the Merger Agreement, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation. The effect of the Merger will be to convert the Company from a publicly held corporation to a privately held corporation wholly-owned by Parent. Pursuant to the Merger Agreement, each outstanding share of Common Stock (other than shares of Common Stock as to which dissenters' rights have been duly asserted and perfected under the Delaware General Corporation law (the "DGCL") and other than shares of Common Stock held by Parent, International, the Company or any wholly-owned subsidiary of the Company) will be converted into the right to receive $13.75 in cash, without interest (the "Merger Consideration"). See "The Merger Agreement -- The Merger."

     Effective Time. The Merger Agreement provides that, as soon as practicable following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger, the Company and the Purchaser will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger, and the Merger will become effective upon such filing or at such later time as is specified in such certificate of merger (the

"Effective Time"). If the Stockholders of the Company approve and adopt the Merger Agreement, the Effective Time is expected to occur as soon as practicable following the Special Meeting.

     Treatment of Stock Options. At the Effective Time, each option to purchase shares of Common Stock (an "Option") granted under the Company's 1995 Stock Option Plan (the "Stock Option Plan") or the Company's Amended and Restated Non-Qualified Stock Option Agreement dated as of June 25, 1996 (the "Option Agreement"), whether or not vested, will be terminated and, in exchange for such Option, the holder will be entitled to receive from the Company, for each share of Common Stock subject to such Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price. See "The Merger Agreement -- The Merger -- Options."

     Recommendation of the Board of Directors. The Board, upon the recommendation of its Independent Committee of disinterested members and the factors relied on by the Independent Committee, has (i) determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its Public Stockholders and (ii) unanimously recommends a vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. In reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its Public Stockholders, the Independent Committee and the Board considered a number of factors, as more fully described under "Special Factors -- Determinations of the Independent Committee and the Board; Fairness of the Merger."


     Opinion of Financial Advisor. BT Wolfensohn has acted as financial advisor (the "Financial Advisor") to the Independent Committee in connection with the Merger. At the June 2, 1998 meeting of the Independent Committee at which the Merger Agreement was approved by the Independent Committee, BT Wolfensohn delivered its opinion dated June 2, 1998 (the "Financial Advisor Opinion"), to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the Public Stockholders. The full text of the Financial Advisor Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex II to this Proxy Statement and should be read carefully in its entirely. The Financial Advisor Opinion relates only to the fairness of the Merger Consideration to the Public Stockholders, from a financial point of view, does not address any other aspect of the Merger or any related transactions and does not constitute a recommendation to any Stockholder of the Company as to how such Stockholder should vote at the Special Meeting. See "Special Factors -- Opinion of Financial Advisor."



     Interests of Certain Persons in the Merger. Certain directors and executive officers of the Company have interests in the Merger in conflict with the interests of the other Stockholders. In particular, pursuant to the Merger Agreement, the Company has agreed to take all actions necessary to provide that at the Effective Time each outstanding Option held by an executive officer of the Company will be terminated and in exchange for such Option, the holder thereof will be entitled to receive from the Company, for each share of Common Stock subject to such Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price. Executive officers of the Company will receive an aggregate of approximately $1.7 million in respect of their Options. In addition, three of the Company's directors are officers of the Parent or its affiliates. The Independent Committee and the Board were aware of these interests and conflicts and considered them in addition to the other matters described under "Special Factors -- Determinations of the Independent Committee and the Board; Fairness of the Merger." For information concerning such benefits, see "Special Factors -- Interests of Certain Persons in the Merger."



     Security Ownership of Certain Beneficial Owners and Management. As of September 1, 1998, the directors and executive officers of the Company beneficially owned 8,550 shares of Common Stock (other than shares of Common Stock issuable upon exercise of Options), representing less than 1% of such shares outstanding. To the knowledge of the Company, all directors and officers of the Company intend to vote their shares eligible to be voted for the approval and adoption of the Merger Agreement.


     Parent and International have agreed in the Merger Agreement to vote their shares of Common Stock in favor of the Merger.

     Financing the Merger. The total amount of funds required to pay the Merger Consideration is estimated to be approximately $138.9 million. Parent has agreed that it will ensure that the Purchaser has sufficient funds to pay the Merger Consideration and will provide for such funds from Parent's available cash or lines of credit. Approximately $6.5 million will be required to pay holders of outstanding Options upon cancellation of such Options and approximately $2.6 million will be required to pay related fees and expenses of the Company. Such amounts are expected to be obtained from available cash of the Company. See "Financing the Merger."


     Conditions to the Merger. The obligations of each of the Company, Parent, International and the Purchaser to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite Stockholder and Public Stockholder approval, the receipt of all consents, authorizations and approvals, the accuracy of the representations and warranties of each of the parties to the Merger Agreement and the absence of any injunction, proceeding or other legal restraint prohibiting the consummation of the Merger. See "The Merger Agreement -- Conditions to the Merger."

     Termination of the Merger Agreement. The Merger Agreement will be subject to termination at any time prior to the Effective Time by the mutual written consent of the Boards of Directors of the Parent, International and Purchaser and the Board of the Company upon the recommendation of the Independent Committee. The Merger Agreement also will be subject to termination by either Parent, International and Purchaser, on the one hand, or the Company upon the recommendation of the Independent Committee, on the other hand if (i) the Public Stockholders fail to approve and adopt the Merger Agreement at the Special Meeting, (ii) the Merger is not consummated by November 30, 1998, or (iii) prior to the consummation of the Merger, the Independent Committee shall have withdrawn, or modified or changed in any manner adverse to Parent, International or Purchaser its approval of the Merger Agreement or the Merger after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of fiduciary obligations under applicable law. If the Merger Agreement is terminated as described therein, there shall be no liability on the part of Parent, International, Purchaser or the Company. See "The Merger Agreement -- Termination of the Merger Agreement."

     Appraisal Rights. Holders of Common Stock on the Record Date who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger and will be entitled to receive, in lieu of the Merger Consideration, payment in cash of the "fair value" of their shares of Common Stock. The full text of Section 262 of the DGCL is attached as Annex III to this Proxy Statement. See "Appraisal Rights" for a further discussion of such rights and legal consequences of voting shares of Common Stock in favor of the Merger.

     Federal Income Tax Consequences. The receipt of cash pursuant to the Merger by a Stockholder of the Company who is a U.S. Stockholder (as defined herein) will be a taxable transaction for United States federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. In general, a U.S. Stockholder will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the adjusted tax basis of his, her or its Common Stock and the amount of cash received in exchange therefor in the Merger. If the Common Stock is a capital asset in the hands of such U.S. Stockholder at the Effective Time, such gain or loss generally will be long-term capital gain or loss if the holding period is more than 12 months at the Effective Time. See "Special Factors -- Federal Income Tax Consequences."

     BECAUSE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT HOLDERS OF COMMON STOCK CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

MARKET PRICE OF THE COMPANY'S COMMON STOCK


     The Common Stock is listed on the NYSE under the ticker symbol "BTF." On January 13, 1998, one week prior to the public announcement of Parent's proposal to the Company to acquire all of the shares of Common Stock held by the Public Stockholders, the high and low sales prices of the Common Stock were $7 7/8 and $7 3/4 per share, respectively. On January 21, 1998, the last trading date prior to public announcement of Parent's proposal to the Company to acquire the shares of Common Stock of Public Stockholders, the high and low sales prices of the Common Stock on the NYSE were $10 1/2 and $9 9/16 per share, respectively. On September 1, 1998, the last trading day before the printing of this Proxy Statement, the high and the low sales prices of the Common Stock, as quoted on the NYSE were 13 1/2 and 13 3/8 per share, respectively. Stockholders are urged to obtain current market prices for the Common Stock prior to making any decision with respect to the Merger. See "Market Price and Dividend Information."


BACKGROUND OF THE MERGER

     For a description of the events leading up to the approval and adoption of the Merger Agreement by the Board, see "Special Factors -- Background to the Merger."

SELECTED FINANCIAL DATA


     Certain financial data of the Company are set forth herein. See "Selected Financial Data."

                            SELECTED FINANCIAL DATA


     The following table sets forth selected consolidated financial data for the Company and its subsidiaries for each of the five fiscal years ended December 31, 1993 through December 31, 1997 and the six months ended June 30, 1997 and June 30, 1998. The year-end data has been derived from, should be read in conjunction with, and are qualified in their entirety by, the audited consolidated financial statements of the Company, including the notes thereto, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. The interim data has been derived from, should be read in conjunction with, and are qualified in their entirety by, the unaudited quarterly consolidated financial statements of the Company, including the notes thereto, which are included in the Company Quarterly Report on Form 10-Q for the period ended June 30, 1998. See Annexes IV and V hereto.


                                                                                                           SIX MONTHS
                                                            YEAR ENDED DECEMBER 31                        ENDED JUNE 30
                                          ----------------------------------------------------------   -------------------
                                             1997         1996         1995      1994(11)     1993       1998       1997
                                          ----------   ----------   ----------   --------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net Sales:
  United States.........................  $1,147,689   $1,086,960   $  833,010   $589,823   $469,263   $614,030   $587,149
  Europe................................     471,055      325,554      299,360    199,718    117,591    264,628    225,081
                                          ----------   ----------   ----------   --------   --------   --------   --------
    Total...............................   1,618,744    1,412,514    1,132,370    789,541    586,854    878,658    792,230
Costs of products sold..................   1,162,737    1,004,713      819,078    557,737    408,514    639,196    564,230
                                          ----------   ----------   ----------   --------   --------   --------   --------
Gross Profit............................     456,007      407,801      313,292    231,804    178,340    239,462    228,000
                                          ----------   ----------   ----------   --------   --------   --------   --------
Selling and administrative
  expenses..............................     383,758      345,879      266,163    197,088    157,370    205,635    190,374
Depreciation and amortization...........      16,485       13,693       10,339      7,796      6,961      9,229      8,075
Amortization of intangibles.............      10,636       10,046        8,117      6,111      4,737      4,818      5,302
                                          ----------   ----------   ----------   --------   --------   --------   --------
Operating income (loss):
  United States.........................      34,836       31,335       22,797     18,541     12,879     15,471     20,632
  Europe................................      10,292        6,848        5,876      2,268     (3,607)     4,309      3,617
                                          ----------   ----------   ----------   --------   --------   --------   --------
    Total...............................      45,128       38,183       28,673     20,809      9,272     19,780     24,249
                                          ----------   ----------   ----------   --------   --------   --------   --------
Other income (expense):
  Interest income and other.............       2,749        2,091        1,287        629        339      1,295      1,309
  Equity in earnings (loss) of
    affiliated company(1)...............          --           --           --       (112)       153         --         --
  Interest expense......................     (15,283)      (7,401)      (3,561)    (4,389)    (2,122)    (7,701)    (7,515)
  Interest expense to affiliates(2).....        (639)      (5,172)     (12,372)   (12,641)   (10,078)      (408)      (425)
                                          ----------   ----------   ----------   --------   --------   --------   --------
    Total...............................     (13,173)     (10,482)     (14,646)   (16,513)   (11,708)    (6,814)    (6,631)
                                          ----------   ----------   ----------   --------   --------   --------   --------
Income (loss) before income taxes,
  extraordinary item and cumulative
  effect of accounting change...........      31,955       27,701       14,027      4,296     (2,436)    12,966     17,618
Income tax expense......................      14,700       13,000        7,337      4,455      1,764      5,800      8,275
                                          ----------   ----------   ----------   --------   --------   --------   --------
Income (loss) before extraordinary item
  and cumulative effect of accounting
  change................................      17,255       14,701        6,690       (159)    (4,200)     7,166      9,343
Extraordinary item -- going private
  costs, net of tax(3)..................          --           --           --         --         --     (1,000)        --
Cumulative effect of accounting change,
  net of tax(4).........................          --           --           --         --       (692)        --         --
                                          ----------   ----------   ----------   --------   --------   --------   --------
Net Income (loss).......................  $   17,255   $   14,701   $    6,690   $   (159)  $ (4,892)  $  6,166   $  9,343
                                          ==========   ==========   ==========   ========   ========   ========   ========
PER SHARE DATA(5):
Basic earnings per share:
  Income (loss) before extraordinary
    item and cumulative effect of
    accounting change...................  $     0.52   $     0.44   $     0.24   $  (0.01)  $  (0.18)  $   0.21   $   0.28
  Extraordinary item....................          --           --           --         --         --      (0.03)        --
  Cumulative effect of accounting
    change..............................          --           --           --         --      (0.03)        --         --
                                          ----------   ----------   ----------   --------   --------   --------   --------
  Net income (loss).....................  $     0.52   $     0.44   $     0.24   $  (0.01)  $  (0.21)  $   0.18   $   0.28
Diluted earnings per share:
  Income (loss) before extraordinary
    item and cumulative effect of
    accounting change...................  $     0.51   $     0.44   $     0.24   $  (0.01)  $  (0.18)  $   0.21   $   0.28
  Extraordinary item....................          --           --           --         --         --      (0.03)        --
  Cumulative effect of accounting
    change..............................          --           --           --         --      (0.03)        --         --
                                          ----------   ----------   ----------   --------   --------   --------   --------
  Net income (loss).....................  $     0.51   $     0.44   $     0.24   $  (0.01)  $  (0.21)  $   0.18   $   0.28

                                                                                                           SIX MONTHS
                                                            YEAR ENDED DECEMBER 31                        ENDED JUNE 30
                                          ----------------------------------------------------------   -------------------
                                             1997         1996         1995      1994(11)     1993       1998       1997
                                          ----------   ----------   ----------   --------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA (AT PERIOD END):
Total assets............................     763,701      742,819      524,647    429,371    287,794    803,734    712,639
Short-term debt(6)......................     225,407       47,934       25,619    282,015    174,114    222,280     23,805
Long-term debt(7).......................      31,837      219,702       99,551     13,399     23,521     69,093    211,016
Stockholders' equity(8).................     273,713      268,652      260,235     21,933      7,707    278,997    268,153
RATIO OF EARNINGS TO FIXED CHARGES(9)...        1.13         1.24                                          0.92       1.24
BOOK VALUE PER SHARE(10)................        8.16                                                       8.33

---------------
 (1) Represents earnings (loss) on the Company's 40% interest in Bierbrauer + Nagel GmbH & Co. KG ("B+N") accounted for on the equity method through June 30, 1994. Effective July 1, 1994, the operating results of B+N have been consolidated with those of the Company reflecting the acquisition of the remaining 60% beneficial interest in B+N.

 (2) The substantial decrease in interest expense to affiliates in 1996 was largely attributable to the pay down of debt with proceeds from a $250 million revolving credit facility.

 (3) Expenses of the "going private" transaction have been recorded as an extraordinary item. As of June 30, 1998, the Company had incurred approximately $1.0 million in costs consisting mainly of fees for legal and financial advisors. The total costs for these and filing costs are estimated to be $2.6 million. The Company has determined that these expenses are not deductible for tax purposes and accordingly no tax effect has been recorded.

 (4) In 1993, the Company adopted Statement of Financial Accounting Standards No. 106. "Employers' Accounting for Postretirement Benefits Other Than Pensions." The effect of this adoption increased 1993 net periodic postretirement cost by $1.1 million and increased the 1993 net loss by $692,000.

 (5) For 1994 and 1993, gives effect to stock split that occurred in connection with the Reorganization resulting in 23,400,000 shares outstanding.

 (6) Short-term debt includes amounts due within twelve months to third parties and affiliates of Parent, including the current portion of long-term debt. For 1997, the $194.7 million outstanding under the syndicated bank Competitive Advance and Revolving Credit Facility (the "Bank Credit Agreement") has been classified as current portion of the long-term debt. The balances in 1994 and prior years consisted principally of amounts due to affiliates of Parent. The Company also received in 1995 and 1994 non-interest bearing advances from affiliates of Parent associated with acquisitions during these periods totaling $21.9 million and $43.9 million, respectively.

 (7) Consists of long-term debt with third parties, affiliates of Parent, and capitalized leases, less current portion.

 (8) The Company has never declared or paid cash dividends on its Common Stock.


 (9) The ratio of earnings to fixed charges was calculated as pre-tax income divided by the sum of interest expense, capitalized interest and the interest portion of rental expense for the two most recent fiscal year end and quarter periods. For the period ended June 30, 1998, earnings were insufficient to cover fixed charges by $1.1 million.


(10) Book value per share was calculated as total stockholders equity divided by the common shares outstanding at the end of the period for the most recent year end and quarter period.

(11) In March 1996, the Company discovered certain accounting and financial reporting irregularities at its New York Division. The irregularities involved misstatements in the reporting of gross profit margins and operating expenses principally in 1995 and 1994, as well as concealment in the accounting records of theft of Company assets. The impact of the charges associated with these issues resulted in a reduction of operating income for 1995 by approximately $7.5 million and for 1994 by approximately $2.9 million. An independent investigation, completed in August 1996, uncovered no basis for any further adjustment to the financial statements.

                              THE SPECIAL MEETING

GENERAL


     This Proxy Statement is being furnished on behalf of the Company in connection with the solicitation of Proxies by the Board for use at the Special Meeting to be held at 11:00 a.m., local time, on Tuesday, September 29, 1998, at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, 34th Floor, New York, New York 10004, and at any adjournments or postponements thereof.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, the Stockholders of the Company will consider and vote on a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the Special Meeting. The Merger Agreement is attached to this Proxy Statement as Annex I. See "The Merger" and "The Merger Agreement." The Board, upon recommendation of its Independent Committee, has determined that the Merger is fair to and in the best interests of the Public Stockholders and unanimously recommends a vote FOR approval and adoption of the Merger Agreement. See "Special Factors -- Background of the Merger" and "Special Factors -- Determinations of the Independent Committee and the Board; Fairness of the Merger."

REQUIRED VOTES

     The approval and adoption of the Merger Agreement will require the affirmative vote of (i) a majority of the shares of Common Stock outstanding and
(ii) a majority of the shares held by Public Stockholders that are voted at the Special Meeting.

     As of the Record Date, Parent and International, together, held approximately 70% of the outstanding Common Stock. Parent and International have agreed in the Merger Agreement that they will vote their shares of Common Stock in favor of the Merger. See "Special Factors -- Security Ownership of Certain Beneficial Owners and Management."

VOTING AND REVOCATION OF PROXIES

     All shares of Common Stock which are represented at the Special Meeting by a properly executed Proxy received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a Proxy is signed and returned without indicating any voting instructions, shares of Common Stock represented by such Proxy will be voted FOR the Merger. The Board is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the Proxy. The persons appointed as proxies will not exercise their discretionary voting authority to vote any such Proxy in favor of any adjournments or postponements of the Special Meeting if instruction is given to vote against the Merger.


     A Proxy signed and returned by a Stockholder may be revoked prior to its being voted by (i) delivering to the Company, at or before the Special Meeting, a written notice of revocation, (ii) duly executing a subsequent Proxy relating to the same shares at or before the Special Meeting or (iii) attending the Special Meeting and voting in person. Any written instrument revoking a Proxy must be received before the taking of the votes at the Special Meeting and should be sent to: BT Office Products International, Inc., Six Parkway North, Deerfield, Illinois 60015, Attention: Secretary.


RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


     The Board has fixed September 3, 1998 as the Record Date for the determination of the holders of Common Stock entitled to notice of and to vote at the Special Meeting. Only holders of Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on September 1, there were 33,504,770 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 180 Stockholders of record. The presence, in person or by properly executed Proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Special Meeting.


     Holders of Common Stock on the Record Date are entitled to one vote per share of Common Stock, exercisable in person or by properly executed Proxy, upon each matter properly submitted for the vote of stockholders at the Special Meeting.

     If fewer shares of Common Stock are voted in favor of approval and adoption of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

APPRAISAL RIGHTS

     Holders of Common Stock on the Record Date who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger and will be entitled to receive, in lieu of the Merger Consideration, payment in cash of the "fair value" of their shares of Common Stock. The full text of
Section 262 of the DGCL is attached as Annex III to this Proxy Statement. See "Appraisal Rights" for a further discussion of such rights and legal consequences of voting shares of Common Stock in favor of the Merger.

SOLICITATION OF PROXIES


     The Company will bear the cost of solicitation of Proxies and the cost of printing and mailing this Proxy Statement. In addition to solicitation by mail, the Company's directors, officers and employees may also solicit Proxies from stockholders of the Company by telephone, telegram or personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. The Company has retained Beacon Hill Partners, Inc. at an estimated cost of $4,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with brokerage houses and other fiduciaries, custodians and nominees for the forwarding of solicitation material to the beneficial owners of shares of Common Stock held of record by such persons and the Company will reimburse such brokerage houses, fiduciaries, custodians and nominees for their reasonable out-of-pocket expenses in connection therewith.



     If you have any questions or require additional material, please call Thomas F. Cullen, Vice President, General Counsel and Secretary of the Company at (847) 444-4000.


     STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY TO THE COMPANY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES REPRESENTING COMMON STOCK WITH THEIR PROXY. IN THE EVENT THE MERGER IS CONSUMMATED, CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO STOCKHOLDERS PROMPTLY AFTER THE EFFECTIVE TIME. SEE "THE MERGER AGREEMENT -- THE MERGER -- EXCHANGE OF CERTIFICATES."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     The Company was organized in 1984 as a subsidiary of the predecessor of Parent. On June 30, 1995, Parent and the Company effected a series of transactions (the "Corporate Reorganization") in order to reorganize the legal ownership of various of their businesses and to recapitalize the ongoing office products distribution business which now constitutes the "Company." Prior to the Corporate Reorganization, the Company was a holding company which operated mainly Parent's U.S. office products distribution business. The Corporate Reorganization included, among other things, the transfer by Parent of its European office products businesses to the Company and the transfer by the Company of its packaging business to Parent.

     In July of 1995, the Company completed its initial public offering at $11.50 per share. The primary reason that Parent took the Company public was its belief that as a public company the Company would significantly lower its cost of capital, increase its access to capital, create a currency for use by the Company in making acquisitions and provide liquidity for the Company's stockholders. At that time the Parent did not have the access to capital to continue to fund the Company's acquisitions. Since the Company's initial public offering, trading values for the Common Stock have been, on average, relatively low, resulting in a relatively illiquid trading market for the Common Stock.

     At the time of the Company's initial public offering, Parent's business activities consisted of distribution, packaging and paper products divisions, with the Company a part of its distribution division. In the fall of 1997, Parent sold KNP Leykam, its paper production division, which left Parent with the distribution and packaging divisions and the proceeds of the sale.


     In December 1997, the Company announced its U.S. plan to implement an enterprise-wide system solution known as "Project Millennium" which is designed to standardize business processes, centralize certain business functions, and enhance customer service capabilities. The Company anticipates that the implementation of Project Millennium will take approximately three and one half years and that earnings for 1998 and 1999 would be adversely impacted, although the Company expects to realize some economic benefits from Project Millennium starting in late 1998. In addition, the Company could not be assured that Project Millennium would be successful or that actual costs would not exceed those estimated.


     In December of 1997, Morgan Stanley & Co. Incorporated ("Morgan Stanley") was retained by Parent to assist it in formulating and analyzing a possible restructuring of the business and capital structure of the Company and its subsidiaries. At the same time, Parent was evaluating the effect of Project Millennium, the Company's need for additional capital, and the effect of competition in the office products distribution industry on the Company's margins.


     As a result of Parent's review of its structure and strategy, Parent concluded that its packaging division should be sold and that Parent would focus on its distribution division (including office products distribution) as its core business. After considering these factors and the fact that the proceeds from the sale of its paper production division provided it with a source of funds, Parent determined that it should attempt to acquire the approximately 30% interest in the Company that it did not currently own.



     On January 20, 1998, Parent informed the Company's outside directors, Mr. Philip E. Beekman and Mr. Lorrence T. Kellar, of its intention to make an offer to acquire all publicly held shares of Common Stock of the Company. In light of its equity ownership of approximately 70% of the Company's Common Stock, Parent suggested that the Company form a special committee of disinterested directors to consider its proposal. At a special telephonic meeting of the Board on January 21, 1998, the Board formed the Independent Committee and appointed Mr. Beekman and Mr. Kellar as members of the Independent Committee, with Mr. Beekman serving as Chairman. Neither Mr. Beekman nor Mr. Kellar is an employee of the Company or affiliates of Parent. For their services on the Independent Committee, the Company has agreed to pay Mr. Beekman a per diem fee of $1,500 and Mr. Kellar a per diem fee of $1,000 for service on such Independent Committee, in accordance with the Company's normal practice. As of August 12, 1998, neither Mr. Beekman nor Mr. Kellar has been paid any compensation for his services on the Independent

Committee. On January 22, 1998, the Company issued a press release to the effect that Parent was prepared to make an offer to acquire the remaining publicly held shares of Common Stock of the Company for a cash purchase price of $10.50 per share.


     After the January 21, 1998 Board meeting, the Independent Committee immediately began the process of retaining a financial advisor and legal counsel. The Independent Committee considered several nationally recognized investment banking firms for possible retention to act as financial advisor to the Independent Committee. During January 1998, the Financial Advisor was retained to act as the Independent Committee's financial advisor, and the law firm of Wachtell, Lipton, Rosen & Katz was retained as independent legal counsel to assist in its review of and response to Parent's proposal.



     On February 3, 1998 and February 4, 1998, management of the Company presented forecasts and budgets for the Company to the Independent Committee and its advisors and to Parent and Morgan Stanley. These presentations included a review of the Company's financial projections for the next five years and a discussion of the possible effect on the Company's results of operations from expenditures and anticipated benefits relating to Project Millennium. Over the next several weeks, in order to evaluate Parent's proposal, the Financial Advisor conducted a review of the business, operations and prospects of the Company and legal counsel to the Independent Committee performed legal due diligence on the Company. On February 6, 1998, Mr. Koffrie, the Company's Chairman, met with the Financial Advisor and legal counsel in New York to answer questions regarding the Financial Advisor's evaluation of the Company. On February 11, 1998, the Financial Advisor met with management of the Company at the Company's headquarters as part of the due diligence process.



     On February 10, 1998, Mr. Klaas de Kluis, then Chairman of the Executive Board of Parent, received a letter from George H. Harad, Chief Executive Officer and Chairman of Boise Cascade Corporation ("Boise Cascade"), indicating Boise Cascade's possible interest in pursuing an acquisition or other strategic combination with the Company and that an offer by Boise Cascade would be at a premium over Parent's then outstanding proposed offer of $10.50 per share and the then current market price of the Company's Common Stock (although no price was specified in the letter), provided that Boise Cascade could acquire all of the outstanding shares of the Company's Common Stock. As Parent had no interest in selling its shares of Common Stock of the Company and it considered office products distribution to be its core business, Parent declined to pursue discussions. On March 2, 1998, Mr. Harad sent a letter to Messrs. Beekman and Kellar, the two members of the Independent Committee, informing them of his correspondence with Mr. de Kluis. Messrs. Beekman and Kellar directed Mr. Harad to contact the Financial Advisor if Mr. Harad had any information or proposal relevant to the Independent Committee. In a subsequent discussion, the Financial Advisor confirmed to Mr. Harad that the Independent Committee did not have the authority to pursue a sale of the Company to a third party. There was no further contact between Boise Cascade and either Parent or the Independent Committee.


     On February 26, 1998, the Financial Advisor and Morgan Stanley met to begin discussions on the Merger Consideration. During the course of the following two months, representatives of the Independent Committee's financial advisors and Parent's financial advisors met to discuss the terms of the proposed transaction.


     On April 24, 1998, Parent, its counsel and Morgan Stanley met with counsel for the plaintiffs in certain litigation relating to the proposed transaction and with the plaintiffs' financial advisor to discuss the terms of the proposed transaction. See "Stockholder Litigation."



     On May 6, 1998, a representative from Parent met with the members of the Independent Committee to discuss Parent's proposal. The negotiations lasted into the evening with the parties agreeing to continue negotiating the following day. Prior to meeting the next day, counsel for Parent discussed the status of the negotiations with counsel for the plaintiffs. On May 7, 1998, Parent and the Independent Committee reached an agreement in principle on the Merger Consideration of $13.75 per share and issued a press release to that effect and that the agreement was subject to definitive documentation, final board approval by the Company and approval by a majority of the Company's public stockholders.

     On May 8, 1998, Parent's counsel sent a draft of the Merger Agreement to counsel to the Independent Committee for review and comment. From May 8 through May 28, counsel for Parent and counsel for the Independent Committee negotiated the terms of the Merger Agreement.


     On June 2, 1998, the Independent Committee met to consider the terms of the Merger Agreement and the Merger. The Financial Advisor made a presentation to the Independent Committee and allowed the members of the Independent Committee to ask questions regarding the Financial Advisor's analysis. Legal counsel to the Independent Committee was available to answer legal questions. The Independent Committee was advised by the Financial Advisor that, in the Financial Advisor's view, the per share amount to be received in the Merger was fair from a financial point of view to the Public Stockholders. After further discussion and deliberation, a motion determining the Merger and the Merger Agreement to be fair and in the best interests of the Public Stockholders and to approve the Merger and the Merger Agreement was made and carried unanimously, and the Independent Committee resolved to recommend that similar action be taken by the Board of the Company.

     Based on the Financial Advisor Opinion and such other factors as the Board deemed relevant, the Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and deemed the Merger fair to and in the best interest of the Stockholders of the Corporation. The Board unanimously resolved that the Merger Agreement be recommended to the Stockholders of the Corporation for consideration and adoption at the Special Meeting.

DETERMINATIONS OF THE INDEPENDENT COMMITTEE AND THE BOARD; FAIRNESS OF THE
MERGER

     As discussed under "-- Background of the Merger," the Independent Committee unanimously recommended the Merger Agreement and the Merger to the Board, determining the Merger Agreement and the Merger to be fair to and in the best interests of the Public Stockholders. In reaching this conclusion, the Independent Committee considered a number of factors, including, among other things, the Financial Advisor Opinion which states that, as of the date and subject to the assumptions and limitations therein, the consideration to be received by Public Stockholders pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of such opinion, which sets forth, among other things, the opinion expressed, procedures followed, matters considered and limitations on review undertaken in connection with such opinion, is attached as Annex II to this Proxy Statement. Stockholders are urged to read the opinion in its entirety.

     Reasons for the Independent Committee's Determination. In reaching its recommendation, the Independent Committee considered the following material factors:

          (a) The terms of the proposed Merger, including, among other things, the consideration to be paid to holders of Common Stock, which represents a 79% premium to the closing price of the Common Stock one week prior to the announcement of Parent's initial proposal, and the circumstances under which the Merger Agreement could be terminated. The Independent Committee determined that these terms, which were the product of intensive arm's-length negotiations, provide Stockholders with a transaction that, taking into account the risks and potential rewards of continued investment in the Company, is more attractive to the Public Stockholders than retaining their shares of Common Stock.

          (b) Statements by representatives of Parent that Parent had no intention of selling its investment in the Company and that Parent had no interest in, and would not support, any transaction involving the acquisition of the Company by a third party. Based on Parent's stated intention to retain control of the Company, the Independent Committee believed that the Company's stockholders were unlikely to realize in the foreseeable future a price for their shares that includes a control premium.

          (c) The presentation and opinion of the Financial Advisor, BT Wolfensohn, which included, among other things, analyses of the value of the Company and comparisons with similar companies and similar going-private transactions, and which indicated that the consideration to be received by the Public Stockholders was fair to such holders from a financial point of view (such Financial Advisor Opinion was given subject to certain limitations, qualifications and assumptions specified therein; see "Opinion of Financial Advisor").

          (d) The Company's business, condition and prospects. In this respect, the Independent Committee considered that the Company has recently underperformed its primary competitors in certain respects, but that current management initiatives (particularly Project Millennium) have the potential to significantly improve the Company's operating results. In addition, the Independent Committee considered that there were other strategies available, such as a more aggressive acquisition policy, that could improve the Company's competitive position, although such strategies entailed additional risks to the Company.

          (e) The current and historical trading prices for the Company's shares. In this respect the Independent Committee considered that the Company's shares were trading at an all-time low in December 1997 and early January 1998, and that certain factors, such as the relatively small public float for the shares and the fact that few research analysts follow the Company, may have led to the Common Stock being undervalued in the market.

          (f) The risks to Public Stockholders associated with the Common Stock, including, without limitation, the continuing pressure from competition, which recently has caused erosion of the Company's operating margins, and the possibility that Project Millennium will not be implemented successfully or that its anticipated benefits will be significantly delayed. The Independent Committee believed that the uncertainty relating to these risks might be an obstacle to realizing stockholder value, and the Independent Committee recognized that these risks to Public Stockholders would be eliminated by the Merger.

          (g) The fact that the Merger Agreement provides that the Merger will be subject to the approval of a majority of the Public Stockholders voting at the Special Meeting.

     In reviewing the financial analyses performed by the Financial Advisor, the Independent Committee noted that, with respect to the analysis based on trailing 12-month EBITDA, the Merger yielded a result that was within the range, but below the median, of values for the Core Comparables. (See "-- Opinion of Financial Advisor -- Analysis of Selected Publicly Traded Companies.") All other analyses by the Financial Advisor yielded results that were at or above the median of comparable companies or transactions. The Independent Committee concluded that no single financial test is determinative of the fairness of the Merger and the analyses of the Financial Advisor, taken as a whole, supported the Independent Committee's conclusion that the Merger is fair to and in the best interest of the Public Stockholders.

     The Independent Committee also noted that the Merger Consideration represented a 68% premium to the Company's book value per share at March 31, 1998 of $8.21. However, the Independent Committee did not consider this to be of particular significance because it did not believe that a reliable correlation exists between book value and fair market value for businesses such as the Company, where such a significant portion of the value of the business consists of ongoing relationships with customers.


     In view of the fact that Parent had indicated to the Independent Committee its intention to continue to operate the business of the Company, the Independent Committee did not perform, or ask the Financial Advisor to perform, a formal liquidation analysis of the Company. However, due to the nature of the Company's tangible assets, which consist primarily of inventory and accounts receivable, the Independent Committee believed that there was no practical possibility that a liquidation of the Company would produce greater value to the Public Stockholders than the Merger. Instead, the Independent Committee focused primarily on the Company's value as a going concern, as reflected in the various analyses described under "Opinion of Financial Advisor."


     The foregoing discussion of the information and factors considered and given weight by the Independent Committee is not intended to be exhaustive. In view of the wide variety of the factors considered in connection with its evaluation of the proposed Merger, the Independent Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Independent Committee viewed its position and recommendation as being based on the totality of the information presented and considered by it.

     Reasons for the Board's Determination. In reaching its decision to approve the Merger Agreement, the Board relied on the Independent Committee's recommendation and the factors relied on by the Independent Committee as described above. In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board viewed its position as being based on the totality of the information presented and considered by it. In connection with its consideration of the determination by the Independent Committee, as part of its determination with respect to the fairness of the consideration to be received by holders of Common Stock pursuant to the Merger Agreement, the Board adopted the conclusion, and the analyses underlying such conclusion, of the Independent Committee, based upon its view as to the reasonableness of such analyses.

     Fairness of the Merger to Unaffiliated Stockholders. The Board believes that the Merger is fair to and in the best interests of unaffiliated stockholders for all of the reasons set forth above. In addition, in light of Parent's control of the Company through majority representation on the Company's Board of Directors, the Company formed the Independent Committee, which was comprised of all of the independent directors of the Company, none of whom are officers or employees of the Company, Parent, the Purchaser or their respective affiliates, to consider Parent's proposal. The Independent Committee engaged independent counsel and the Financial Advisor. The Merger Consideration was the highest price obtained following intensive arm's-length negotiations between the Independent Committee and representatives of Parent. The Financial Advisor Opinion considered the fairness of the consideration to be received by the Public Stockholders pursuant to the Merger Agreement. Except with respect to options to purchase Common Stock, none of Parent, the Purchaser nor any of their affiliates will receive the Merger Consideration. See "-- Interests of Certain Persons in the Merger -- Interests in Common Stock and Options." The Independent Committee unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of the Public Stockholders. Finally, the Board considered the fact that the Merger would be subject to the approval of a majority of the Public Stockholders voting at the Special Meeting.

     In light of all of the foregoing, none of the Independent Committee, the Board and a majority of the directors who are not employees of the Company considered it necessary to, and both the Independent Committee and the Board believe the proposed transaction is fair despite the fact they did not, retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Merger and the Merger Agreement.

     In reaching this conclusion, both the Independent Committee and the Board considered it significant that (i) both members of the Independent Committee were independent of Parent, International and the Purchaser, (ii) both members of the Independent Committee were highly experienced and sophisticated in business and financial matters and were well informed about the business and operations of the Company, (iii) the Independent Committee had retained independent financial and legal advisors that had extensive experience with transactions similar to the Merger and (iv) the Financial Advisor had been retained to advise the Independent Committee as to the fairness of any proposal received from Parent and had reached the conclusions expressed in the Financial Advisor Opinion.

OPINION OF FINANCIAL ADVISOR

     BT Wolfensohn has acted as financial advisor to the Independent Committee in connection with the Merger. At the June 2, 1998 meeting of the Independent Committee, the Financial Advisor delivered its oral opinion, subsequently confirmed in writing as of the same date to the Independent Committee, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by the Financial Advisor, the consideration to be paid in the Merger is fair to the Public Stockholders.

     The full text of the Financial Advisor Opinion, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by the Financial Advisor in connection with the opinion, is attached as Annex II to this Proxy Statement and is incorporated herein by reference. The Company's Stockholders are urged to read the Financial Advisor Opinion in its entirety. The summary of the Financial Advisor Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Financial Advisor Opinion. A copy of the Financial Advisor's presentation to the Independent Committee has been filed as an exhibit to the Schedule 13E-3. See "Available Information."

     In connection with the Financial Advisor's role as financial advisor to the Independent Committee, and in arriving at its opinion, the Financial Advisor has, among other things, reviewed certain publicly available financial information and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. The Financial Advisor also held discussions with the members of the senior management of the Company regarding the businesses and prospects of the Company. In addition, the Financial Advisor (i) reviewed the reported prices and trading activity for the Common Stock of the Company, (ii) compared certain financial and stock market information for the Company with similar information for selected companies whose securities are publicly traded, (iii) reviewed the financial terms of selected going private transactions which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In preparing its opinion, the Financial Advisor did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, the Financial Advisor assumed and relied upon the accuracy and completeness of all such information. The Financial Advisor did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of the Company. With respect to the financial forecasts and projections made available to the Financial Advisor and used in its analysis, the Financial Advisor assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, the Financial Advisor expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. The Financial Advisor Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to the Financial Advisor as of, the date of such opinion.

     For purposes of rendering its opinion, the Financial Advisor assumed that, in all respects material to its analysis, the representations and warranties contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligation to consummate the Merger will be satisfied without any waiver thereof. The Financial Advisor also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the Merger Agreement will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on any party thereto or materially reduce the contemplated benefits of the Merger.

     The Financial Advisor relied on Parent's statements that it has no interest in any transaction that would result in the sale of shares of Common Stock owned by it. The Financial Advisor was not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of the outstanding shares of Common Stock, the Company or its constituent businesses. In addition, the Financial Advisor was informed by Parent that Parent has no intention to pursue a sale of the Company after consummating the Merger pursuant to the Merger Agreement.

     Set forth below is a brief summary of certain financial analyses performed by the Financial Advisor in connection with its opinion and reviewed with the Independent Committee at its meeting on June 2, 1998.

     Historical Stock Performance. The Financial Advisor reviewed and analyzed recent and historical market prices and trading volume for Company's Common Stock and compared such market prices to certain stock market and industry indices. The Financial Advisor also noted that the $13.75 per share consideration exceeded the Company's 52-week high. For the 52 weeks ended January 21, 1998 (the day prior to the Company's press release to the effect that Parent was prepared to make an offer to acquire the remaining publicly held shares of Common Stock of the Company for a cash purchase price of $10.50 per share), the highest Common Stock closing price was $12.31 (September 1, 1997). The $13.75 offer price represents a 12% premium to this closing price. This fact, among others, supports a determination that the consideration to be paid in the Merger is fair to the Public Stockholders.


     Analysis of Selected Publicly Traded Companies. The Financial Advisor compared certain financial information and commonly used valuation measurements for the Company implied by the cash consideration to be received in the Merger by the Public Stockholders to corresponding information and measurements for a group of three publicly traded contract stationers (the "Core Comparables"):
Boise Cascade Office Products Corporation, Corporate Express, Inc., and U.S. Office Products Company. The Financial Advisor also compared certain financial information and commonly used valuation measurements for the Company implied by the cash consideration to be received in the Merger by the Public Stockholders to corresponding information and measurements for 11 publicly traded office products distributors (along with the Core Comparables, the "Composite Group"):
Staples, Inc., Office Depot, Inc., OfficeMax, Inc., Unisource Worldwide, Inc., United Stationers Inc., Viking Office Products, Inc., Pitney Bowes Inc., IKON Office Solutions, Inc., Samas Groep N.V., Koninklijke Ahrend NV, and Guilbert S.A. The Core Comparables were selected based on the similarity of their contract stationer operations to those of the Company. The balance of the companies composing the Composite Group were selected based on the similarity of their office products distribution operations to the operations of the Company. Such financial information and valuation measurements included, among other things, (i) common equity market valuation; (ii) capitalization ratios; (iii) operating performance; (iv) ratios of common equity market value as adjusted for debt and cash ("Enterprise Value") to earnings before interest expense, income taxes and depreciation and amortization ("EBITDA"); and (v) ratios of common equity market prices per share ("Equity Value") to earnings per share ("EPS"). Such multiples were based on closing share prices on May 27, 1998, except for U.S. Office Products Company which is from January 12, 1998, the last trading day prior to its restructuring announcement, and Viking Office Products, Inc. which is from May 15, 1998, the last trading day prior to its merger announcement. To calculate the trading multiples of the Composite Group, the Financial Advisor used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by the Institutional Brokers Estimate System ("IBES"). IBES is a data service that monitors and publishes compilations of earnings estimate by selected research analysts regarding companies of interest to institutional investors. The Financial Advisor calculated that, on a trailing 12-month ("LTM") basis, the multiple of Enterprise Value to EBITDA was 9.0x for the Company, compared to a range of 8.9x to 12.3x, with a median of 9.6x, for the Core Comparables.


     The Financial Advisor further calculated that the multiple of Equity Value to trailing LTM EPS was 24.1x for the Company, compared to a range of 15.1x to 30.8x, with a median of 18.2x, for the Core Comparables; and the multiple of Equity Value to estimated calendar year 1998 EPS was 24.0x for the Company, compared to a range of 15.0x to 24.2x, with a median of 21.9x, for the Core Comparables. Based on the foregoing comparisons, the Financial Advisor noted that the multiples implied by the cash consideration to be received in the Merger by the Public Stockholders was within the ranges of trading multiples for the Core Comparables and that this fact supported a determination that the consideration to be paid in the Merger is fair to the Public Stockholders.

     None of the companies utilized as a comparison are identical to the Company. Accordingly, the Financial Advisor believes that the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the Financial Advisor

Opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.


     Premium Analysis. The Financial Advisor compared the premiums paid in 24 transactions (the "Selected Large Stockholder Transactions") having a transaction valuation over $100 million and where the bidder owned at least 40% of the outstanding shares prior to the transaction consisting of (acquiror/target, date announced): MascoTech, Inc./TriMas Corporation (December 11, 1997), Rexel S.A./Rexel Inc. (August 29, 1997), Anthem Inc./Accordia Inc. (May 2, 1997), Samsung Electronics Co. Ltd./AST Research Inc. (January 30,
1997), Mafco Holdings Inc./Mafco Consolidated Group (January 21, 1997), Zurich Versicherungs GmbH/Zurich Reinsurance Centre (January 13, 1997), Novartis AG/SyStemix Inc. (May 27, 1996), Berkshire Hathaway Inc./GEICO Corporation (August 25, 1995), COBE Laboratories/ REN Corporation -- USA (July 14, 1995), BIC S.A./Bic Corporation (May 15, 1995), McCaw Cellular Communications/LIN Broadcasting (April 7, 1995), Club Mediterranee S.A./Club Med Inc. (April 5,
1995), Conseco Inc./CCP Insurance Inc. (February 27, 1995), Arcadian Corp./Arcadian Partners L.P. (January 18, 1995), WMX Technologies Inc./Chemical Waste Management Inc. (July 28, 1994), Rust International Inc./Brand Companies Inc. (November 13, 1992), American Maize-Products Co./American Fructose Corp. (September 9, 1992), Leucadia National Corporation/PHLCORP Inc. (August 17,
1992), Tele-Communications Inc./United Artists Entertainment (May 1, 1991), BHP Holdings (USA) Inc./ Hamilton Oil Corporation (February 6, 1991), Murphy Oil Corporation/Ocean Drilling & Exploration (January 3, 1991), Renault Vehicules Industriels/Mack Trucks Inc. (July 6, 1990), American Express Company/Shearson Lehman Brothers Holdings (March 2, 1990) and Fuji Heavy Industries Ltd./Subaru of America Inc. (January 16, 1990). The premiums paid in the Selected Large Stockholder Transactions (i) based on the target company's closing stock price four weeks prior to the public announcement of such transactions, ranged from 1% to 69% (with a median of 26%); (ii) based on the target's closing stock price one week prior to the public announcement, ranged from 8% to 70% (with a median of 21%), and (iii) based on the target's closing stock price one day prior to the public announcement ranged from 1% to 66% (with a median of 18%).


     The Financial Advisor also reviewed the historical trading prices and trading volumes for the shares of Common Stock. This review indicated that the consideration to be received in the Merger by the Public Stockholders represents a premium of 33% to the closing price on January 21, 1998 ($10.38); a premium of 79% to the closing price on January 15, 1998 ($7.69); and a premium of 76% to the closing price on December 22, 1997 ($7.81).

     Discounted Cash Flow Analysis. The Financial Advisor performed a discounted cash flow analysis for the Company. The Financial Advisor calculated the discounted cash flow values for the Company as the sum of the net present values of (i) the estimated future cash flow that the Company will generate for the years 1998 through 2002, plus (ii) the value of the Company at the end of such period. The estimated future cash flows were based on the financial projections for the Company for the years 1998 through 2002 prepared by the Company's management. The terminal values of the Company were calculated based on projected EBITDA for 2002 and a range of multiples of 7.0x, 8.0x and 9.0x. The Financial Advisor used discount rates ranging from 9.0% to 10.0%. The Financial Advisor used such discount rates based on its judgment of the estimated weighted average cost of capital of the Company and the Core Comparables, and used such multiples based on its review of the trading characteristics of the common stock of the Company and Core Comparables. This analysis indicated a range of values of $10.64 to $16.15 per share. Based on the midpoint of the terminal value multiple range and the midpoint of the discount rate range, the analysis indicated a value of $13.34 per share. The Financial Advisor noted that in various past periods the Company's multiple of EBITDA has tended to be at a discount to that of the Core Comparables.

     Other Considerations. The Financial Advisor also took notice that other alternatives to the proposed transaction, including retaining the status quo of the Company ownership, engaging in a recapitalization or seeking to enter into a transaction with a third party, were unlikely to be achieved under the circumstances, given that Parent and International held, in the aggregate, approximately 70% of the outstanding shares of Common Stock, and the stated unwillingness of Parent to sell its interest in the Company.

     The foregoing summary describes all analyses and factors that the Financial Advisor deemed material in its presentation to the Independent Committee, but is not a comprehensive description of all analyses performed and factors considered by the Financial Advisor in connection with preparing its opinion. A copy of the Financial Advisor's written presentation to the Independent Committee with respect to its opinion has been filed as an exhibit to the Schedule 13E-3 and may be inspected, copied and obtained in the manner specified in "Available Information." The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. The Financial Advisor believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, the Financial Advisor did not assign specific weights to any particular analyses.

     In conducting its analyses and arriving at its opinions, the Financial Advisor utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling the Financial Advisor to provide its opinion to the Independent Committee as to the fairness of the consideration to be received in the Merger by the Public Stockholders and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, the Financial Advisor made, and was provided by the Company's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its advisors, neither the Financial Advisor nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     The terms of the Merger were determined through negotiations between the Independent Committee and Parent and were approved by the Independent Committee. Although the Financial Advisor provided advice to the Independent Committee during the course of these negotiations, the decision to recommend the Merger was solely that of the Independent Committee. As described above, the opinion and presentation of the Financial Advisor to the Independent Committee were only one of a number of factors taken into consideration by the Independent Committee in making its determination to recommend the Merger. The Financial Advisor's opinion was provided to the Independent Committee to assist it in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the Merger.

     The Independent Committee selected the Financial Advisor as financial advisor in connection with the Merger based on the Financial Advisor's qualifications, expertise, reputation and experience in mergers and acquisitions. The Financial Advisor is engaged in the merger and acquisition and client advisory business and, for legal and regulatory purposes, is a division of BT Alex. Brown Incorporated, a registered broker dealer and member of the New York Stock Exchange. The Independent Committee has retained the Financial Advisor pursuant to a letter agreement dated January 30, 1998 (the "Engagement Letter"). As compensation for the Financial Advisor's services in connection with the Merger, the Company agreed to pay the Financial Advisor a fee of $125,000 upon the execution of the Engagement Letter, $125,000 upon the expiration of 90 days from the date of such execution if discussions regarding a transaction were continuing, and $500,000 upon the announcement of an agreement in principle to consummate the Merger. Upon consummation of the transactions contemplated by the Merger Agreement, the Company will pay the Financial Advisor an aggregate financial advisory fee equal to 1.25% of the total consideration to be received in the Merger by the Public Stockholders and the option holders other than Parent and International, reduced by the amount of any fees previously paid pursuant to the Engagement Letter. Regardless of whether the Merger is consummated, the Company has agreed to reimburse the Financial Advisor for reasonable fees and disbursements of the Financial Advisor's counsel and all of the Financial Advisor's reasonable travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of the retention of the Financial Advisor under the Engagement Letter. The Company has also agreed to indemnify the Financial Advisor and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the Merger.

     The Financial Advisor is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. The Financial Advisor and its affiliates may actively trade securities of the Company for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

POSITION OF PARENT, INTERNATIONAL AND PURCHASER

     Parent, International and the Purchaser had no involvement in the Independent Committee's evaluation of the fairness of the Merger Consideration to the Public Stockholders and none of such parties has undertaken any formal evaluation of its own as to the fairness of the Merger Consideration. Parent, International and Purchaser, however, have considered the factors set forth above under "-- Determinations of the Independent Committee and the Board; Fairness of the Merger" and "-- Opinion of Financial Advisor." Parent, International and Purchaser believe that the Merger and the Merger Consideration are fair to and in the best interests of the Public Stockholders. In connection with their consideration of the determination by the Independent Committee and, as part of their determination with respect to the fairness of the consideration to be received by the Public Stockholders pursuant to the Merger Agreement, Parent, International and Purchaser adopted the conclusion, and the analyses underlying such conclusion, of the Independent Committee, based upon their view as to the reasonableness of such analyses.

     In view of the wide variety of factors considered in connection with their evaluation of the Merger, Parent, International and the Purchaser did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the individual factors, or determine that any factor was of particular importance, in reaching their determination. Rather, Parent, International and Purchaser viewed their position as being based on the totality of the information presented and considered by them.

PURPOSE AND STRUCTURE OF THE MERGER

     The purpose of the Merger is for Parent to acquire beneficial ownership of the entire equity interest in the Company. Parent, International and the Purchaser entered into the Merger Agreement for the reasons described in "-- Background to the Merger." The Company entered into the Merger Agreement for the reasons described in "-- Determinations of the Independent Committee and the Board; Fairness of the Merger."

     The Merger has been structured as a merger of Purchaser with and into the Company, with the Company being the Surviving Corporation. Parent structured the transaction as a merger because it believed a merger to be the most efficient means of acquiring the entire public interest in the Company in a single transaction and because a merger provides flexibility with respect to certain financial, operational and tax planning considerations. Prior to determining to proceed with a merger proposal, Parent also considered a cash tender offer but rejected it because there could be no assurance that Parent would acquire the entire equity interest in the Company. Parent, International, the Purchaser and the Company are undertaking the Merger at this time for the reasons set forth under "-- Background of the Merger" and "-- Determinations of the Independent Committee and the Board; Fairness of the Merger."

     For additional information concerning the purpose of the Merger, see "-- Background to the Merger" and "-- Determinations of the Independent Committee and the Board; Fairness of the Merger."

CERTAIN CONSEQUENCES OF THE MERGER

     As a result of the Merger, Purchaser will be merged with and into the Company and the Company, as the Surviving Corporation, will become a wholly-owned subsidiary of Parent. The Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the

Surviving Corporation and the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

     After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Parent. Accordingly, subject to applicable law and contractual limitations, if any, Parent will be able to distribute, by way of dividend, loan or otherwise, some or all of the assets of the Company, or otherwise make use of such assets for investment in affiliates or other transactions as Parent may in its sole discretion determine. Parent will realize all of the Company's profits and losses, as well as any future deterioration or improvement in the Company's earnings. In addition, Parent will be able to direct and control the policies of the Company and its subsidiaries, including with respect to any extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, a change in the capitalization or other changes in the Company's corporate structure or business or the composition of the Company's Board or management, without taking into account the current public minority equity interest. Any such extraordinary transaction may occur with affiliates of the Parent, International or the Purchaser. See "-- Plans for the Company After the Merger."

     Following consummation of the Merger, the Common Stock will be deregistered under the Exchange Act and delisted from the NYSE. The Company's ongoing disclosure requirements under the Exchange Act will be terminated as well. Following the Merger, the Company's Public Stockholders will no longer have any interest in, and will not be Stockholders of, the Company and, therefore, will not participate in its future potential earnings and growth and will not be subject to the risks associated with an investment in the Company.

     Stockholders who properly perfect their statutory appraisal rights under and in accordance with Section 262 of the DGCL will have the right to seek appraisal of their Common Stock. See "Appraisal Rights."

PLANS FOR THE COMPANY AFTER THE MERGER

     Parent currently intends that, following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they have been and are currently being conducted. It is anticipated that Parent will from time to time evaluate and review the business, operations and properties of the Surviving Corporation and make such changes as are deemed appropriate. Following the Merger, Parent intends to review the Company's corporate structure and make such changes as it deems appropriate in order to achieve tax and financial reporting efficiencies within Parent's group of companies.


     Except as described in this Proxy Statement, Parent, International and the Purchaser do not have any present plans or proposals involving the Company or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, or liquidation, or sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or any other material change in the Company's corporate structure or business. However, Parent will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation's business, corporate structure, capitalization, management or dividend policy which it considers to be in the best interest of the Surviving Corporation and its stockholders.


ACCOUNTING TREATMENT

     The Merger will be accounted for by Parent in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of the Dutch Civil Code. The assets and liabilities and results of operations of the Company will be consolidated into the assets and liabilities and results of operations of Parent subsequent to the consummation of the Merger.

FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Winthrop, Stimson, Putnam & Roberts, the following are, under currently applicable law, the material United States federal income tax considerations generally applicable to the Merger.

     This discussion addresses such considerations only as they apply to a beneficial owner of shares of Common Stock that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions (a "U.S. Stockholder").

     The tax treatment described herein may vary depending upon each U.S. Stockholder's particular circumstances and tax position. Certain U.S. Stockholders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, U.S. Stockholders that do not hold their shares as capital assets and U.S. Stockholders that have acquired their existing stock upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. No ruling from the Internal Revenue Service (the "IRS") will be applied for with respect to the United States federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated herein. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this discussion does not consider the effects of any applicable state, local, foreign or other tax laws. Each U.S. Stockholder should consult his, her or its own tax advisor as to the particular tax consequences to such stockholder of the Merger, including the applicability and effect of any state, local, foreign or other tax laws.

     The receipt by a U.S. Stockholder of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. The tax consequences of such receipt by a U.S. Stockholder may vary depending upon, among other things, the particular circumstances of the U.S. Stockholder. In general, a U.S. Stockholder will recognize gain or loss for United States federal income tax purposes equal to the difference between the adjusted tax basis of his, her or its Common Stock and the amount of cash received in exchange therefor in the Merger. If the Common Stock is a capital asset in the hands of such U.S. Stockholder, such gain or loss generally will be capital gain or loss that generally will be long-term capital gain or loss if the holding period for the Common Stock is more than 12 months at the Effective Time. Generally, for U.S. Stockholders who are individuals, long-term capital gain will be subject to a maximum rate of 20%.

     The receipt of cash by a U.S. Stockholder of the Company pursuant to the Merger may be subject to 31% "backup withholding" unless the stockholder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the stockholder subject to the withholding.

     For U.S. federal income tax purposes, the Merger will be treated as a purchase for cash of the Company's stock from the Public Stockholders directly or indirectly by Parent and International and will not result in the termination of the existence of the Company.

     The tax discussion set forth above includes only a discussion of the material tax consequences generally expected to arise from the Merger and may not reflect the tax consequences to a given stockholder. Due to the individual nature of tax consequences, all Stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the Merger, including the effects of applicable state, local or foreign income or other tax laws. In particular, non-U.S. Stockholders should consult with their tax advisors with respect to the tax treatment of the Merger Consideration.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     General. Certain members of the Board and of the Company's management have interests in the Merger, described herein, in conflict with the interests of the Stockholders. The Board is aware of the conflicts summarized below and considered them along with the other matters described under "-- Determinations of the Independent Committee and the Board; Fairness of the Merger."



     The following members of the Company's Board are also officers or employees of Parent or its affiliates: Frans H.J. Koffrie (who is also the Acting President and Chief Executive Officer of the Company), Harry G. Vreedenburgh and George Dean. The Independent Committee was comprised of Philip E. Beekman and Lorrence T. Kellar, neither of whom is an officer or employee of Parent or its affiliates.



     Interests in Common Stock and Options. At the Effective Time, each outstanding Option granted under the Stock Option Plan or Option Agreement, whether or not vested, will be terminated and, in exchange for such Option, the holder will be entitled to receive from the Company, for each share of Common Stock subject to such Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price. Executive officers of the Company will receive an aggregate of approximately $1.7 million in respect of their Options.



     Indemnification and Insurance. The Certificate of Incorporation and the By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Company, unless such modification is required by law.


     Parent or the Surviving Corporation shall maintain in effect for three years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of the Company currently in effect on the date of the Merger Agreement (the "Company Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Company Insurance Policies; provided, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums for insurance in excess of that which is commercially reasonable; and provided further, however, that if the annual premiums for such insurance coverage exceed that which is commercially reasonable, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage at a cost which is commercially reasonable.


     The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. The directors of Purchaser will be the initial directors of the Surviving Corporation. See "The Merger Agreement -- The Merger -- Certificate of Incorporation; By-laws; Officers and Directors."


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Prior to the initial public offering of 10,000,000 shares of Common Stock of the Company on the NYSE on July 19, 1995, all of the Common Stock of the Company was beneficially owned by Parent.

     By virtue of its beneficial ownership of a majority of the outstanding shares of the Company's Common Stock, Parent is in a position to control substantially all corporate transactions requiring the vote of a majority of Stockholders, including election of the entire Board, without the concurrence of other Stockholders, and thereby is in a position to control the Company. Parent is the beneficial owner of 23,400,000 shares of Common Stock, or approximately 70% of the issued and outstanding shares of Common Stock. Approximately 19% of such shares are held of record by International, a wholly-owned subsidiary of Parent, and the balance is held of record by Parent.


     The following table sets certain information regarding the beneficial ownership of the Company's voting securities as of September 1, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each director and executive officer of the Company; and (iii) all executive officers and directors of the Company as a group (unless otherwise indicated, all addresses are c/o the Company at Six Parkway North, Deerfield, Illinois 60015):


                                                              AMOUNT AND
                                                              NATURE OF     PERCENT
                                                              BENEFICIAL       OF
                      NAME AND ADDRESS                        OWNERSHIP     CLASS(1)
                      ----------------                        ----------    --------
Buhrmann NV.................................................  23,400,000(2)   70.0
Buhrmann International B.V. ................................   6,411,600      19.1
Frans H.J. Koffrie..........................................          --        --
Harry G. Vreedenburgh.......................................          --        --
George Dean.................................................          --        --
Lorrence T. Kellar..........................................       1,000         *
Philip E. Beekman...........................................       6,000         *
Richard C. Dubin............................................     169,140(3)      *
Michael J. Miller...........................................     123,750(4)      *
Janhein H. Pieterse.........................................     156,300(5)      *
Francis J. Leonard..........................................      28,040(6)      *
Thomas F. Cullen............................................       3,750(7)      *
All Directors and Executive Officers as a Group (10
  persons)..................................................     487,980(8)    1.5

---------------
(1) An asterisk denotes beneficial ownership of 1% or less of the Common Stock.

(2) Includes 6,411,600 shares of Common Stock which are held of record by International.

(3) Includes 169,140 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.

(4) Includes 123,750 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.

(5) Includes 155,000 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.

(6) Includes 27,790 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.

(7) Includes 3,750 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.

(8) Includes 479,430 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.

                              FINANCING THE MERGER


     The total amount of funds required to pay the Merger Consideration is estimated to be approximately $138.9 million. Parent will ensure that the Purchaser has sufficient funds to pay the Merger Consideration and will provide for such funds from Parent's available cash or lines of credit. Approximately $6.5 million will be required to pay holders of outstanding Options upon cancellation of such Options and approximately $2.6 million will be required to pay related fees and expenses of the Company and such amounts are expected to be obtained from available cash of the Company.

                               FEES AND EXPENSES

     Estimated fees and expenses to be incurred by the Company in connection with the Merger are as follows:


Investment banker fees......................................  $1,810,000
Commission filing fees......................................      27,788
Legal fees..................................................     600,000
Accounting fees.............................................      25,000
Printing and mailing expenses...............................      75,000
Solicitation expenses.......................................       4,500
Miscellaneous...............................................      57,712
                                                              ----------
          Total.............................................  $2,600,000
                                                              ==========


                              REGULATORY APPROVALS

     The Company, Parent, International and the Purchaser are not aware of any governmental consents or approvals that are required prior to the parties' consummation of the Merger. It is presently contemplated that if such governmental consents and approvals are required, such consents and approvals will be sought. There can be no assurance that any such consents and approvals would be obtained.

                                APPRAISAL RIGHTS

     Under the DGCL, any Stockholder that does not wish to accept $13.75 per share for his, her or its shares of Common Stock as provided in the Merger Agreement has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for the shares of Common Stock, provided that such stockholder complies with the provisions of Section 262 of the DGCL.

     Holders of record of Common Stock who do not vote in favor of the Merger Agreement and who otherwise comply with the applicable statutory procedures will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     The following discussion is a summary of the material provisions of Section 262 of the DGCL. The following summary is qualified in its entirety by the full text of Section 262 of the DGCL that is reprinted in its entirety as Annex III. All references in Section 262 of the DGCL and in this summary to a "Stockholder" or "holder" are to the record holder of the shares of Common Stock as to which appraisal rights are asserted.

     Under Section 262 of the DGCL, holders of shares of Common Stock ("Appraisal Shares") who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

     Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of Stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its Stockholders who was a Stockholder on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262 of the DGCL.

     This Proxy Statement constitutes such notice to the holders of Appraisal Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Annex III. Any Stockholder who wishes to exercise such appraisal rights or that wishes to preserve his, her or its right to do so should review the following discussion and Annex III carefully, because failure to timely and properly comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

     A holder of Appraisal Shares wishing to exercise such holder's appraisal rights (i) must not vote in favor of the Merger Agreement or consent thereto in writing (including by returning a signed Proxy without indicating any voting instructions as to the Proposal) and (ii) must deliver to the Company prior to the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's Appraisal Shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger. This demand must reasonably inform the Company of the identity of the Stockholder and of the Stockholder's intent thereby to demand appraisal of his, her or its shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold such Appraisal Shares until the consummation of the Merger. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to consummation of the Merger, will lose any right to appraisal in respect of such Appraisal Shares.

     Only a holder of record of Appraisal Shares is entitled to assert appraisal rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or officers. A record holder such as a broker who holds Appraisal Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners; in such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal Shares is expressly mentioned, the demand will be presumed to cover all Appraisal Shares in brokerage accounts or other nominee forms and those who wish to exercise Appraisal Rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.


     All written demands for appraisal should be sent or delivered to Thomas F. Cullen, Vice President, General Counsel and Secretary of the Company at BT Office Products International, Inc., Six Parkway North, Deerfield, Illinois 60015.


     Within ten days after the consummation of the Merger, the Company will notify each Stockholder that has properly asserted appraisal rights under
Section 262 of the DGCL and that has not voted in favor of the Merger Agreement of the date the Merger became effective.

     Within 120 days after the consummation of the Merger, but not thereafter, the Company or any Stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares that are entitled to appraisal rights. The Company is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Appraisal Shares that are entitled to appraisal rights. Accordingly, it will be the obligation of Stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

     Within 120 days after the consummation of the Merger, any Stockholder that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Appraisal Shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

     If a petition for an appraisal is filed on a timely basis, after a hearing on such petition, of which the Register in Chancery (if so ordered by the Delaware Chancery Court) shall give notice to Stockholders, the Delaware Chancery Court will determine the Stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Appraisal Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated, however, that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

     The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by Stockholders whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any Stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

     If any Stockholder that properly demands appraisal of his, her or its Appraisal Shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if such Stockholder delivers to the Company a written withdrawal of his, her or its demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the Merger will require the written approval of the Company.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a Stockholder will be entitled to receive the consideration receivable with respect to his, her or its Appraisal Shares in accordance with the Merger Agreement).

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement that is attached as Annex I to this Proxy Statement and incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. All capitalized terms used herein and not defined are used as defined in the Merger Agreement. Stockholders are urged to review the Merger Agreement carefully and in its entirety.

THE MERGER

     In General. The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the affirmative vote of (i) a majority of the shares of Common Stock outstanding and (ii) a majority of the shares held by the Public Stockholders that are voted at the Special Meeting and the satisfaction or waiver of the other conditions to the Merger, Purchaser will be merged with and into the Company, the separate existence of Purchaser will cease and the Company will be the Surviving Corporation. Following the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Parent. As a result of the Merger, all the rights, privileges, powers and franchises of the Company and Purchaser will vest in the Surviving Corporation and all restrictions, liabilities and duties of the Company and Purchaser will become the restrictions, liabilities and duties of the Surviving Corporation.

     Effective Time. The Merger Agreement provides that, as soon as practicable following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger, the Company and Purchaser will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger, and the Merger will become effective upon such filing or at such later time as is specified in such certificate of merger.

     Conversion of Securities. At the Effective Time, (i) each outstanding share of Common Stock held by the Company or any wholly-owned subsidiary of the Company as treasury stock immediately prior to the Effective Time shall be canceled and no payment shall be made with respect thereto; (ii) outstanding shares of Common Stock held by Parent and International immediately prior to the Effective Time shall be converted into fully paid and non-assessable shares of common stock of the Surviving Corporation at a rate of one share of Common Stock of the Surviving Corporation for each 23,400 shares of Common Stock owned by Parent and International, respectively; (iii) each share of common stock of Purchaser outstanding immediately prior to the Effective Time will be canceled; and (iv) each share of Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in (i), (ii) and (iii) above or as provided in the following paragraph, be converted into the right to receive the Merger Consideration.

     Shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration, if any, unless such holder fails to perfect, withdraws or otherwise loses his, her or its right to appraisal. If after the Effective Time such holder fails to perfect, withdraws or loses his, her or its right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. See "Appraisal Rights."


     Certificate of Incorporation; By-laws; Officers and Directors. At the Effective Time, the directors of the Purchaser immediately prior to the Effective Time will become the directors, and the officers of the Company immediately prior to the Effective Time will become the officers, of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. At the Effective Time, the Certificate of Incorporation and By-laws of the Purchaser as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or with applicable law.


     Exchange of Certificates. As soon as practicable after the Effective Time, an exchange agent designated by Parent (the "Exchange Agent") will mail to each holder of shares of Common Stock a letter of transmittal for use in effecting the surrender of the certificates representing shares of Common Stock (the "Certificates") in exchange for the Merger Consideration. The letter of transmittal shall specify that the delivery shall be effected and risk of loss and title shall pass only upon proper delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal and any other required documents, the holder of such shares will be entitled to receive the Merger Consideration and until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes, only the right to receive the Merger Consideration. After the Effective Time, holders of Certificates will have no right to vote or to receive any dividends or other distributions with respect to any shares of

Common Stock, other than any distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights other than as provided in the Merger Agreement or by applicable law. After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If, after the Effective Time, certificates representing shares of Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, above.

     If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Common Stock represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall: (i) pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Common Stock; or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     Any portion of the Merger Consideration made available to the Exchange Agent that remains unclaimed by the holders of shares of Common Stock six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged his, her or its shares of Common Stock for the Merger Payment prior to that time shall thereafter look only to the Company for payment of the Merger Payment in respect of such shares. Notwithstanding the foregoing, the Company shall not be liable to any holder of shares of Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

     Any portion of the Merger Consideration made available to the Exchange Agent to pay for Common Stock for which appraisal rights have been perfected shall be delivered to the Surviving Corporation upon demand. The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as may be required under the Code. Such withheld amounts shall be treated as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Exchange Agent.

     STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Dissenting Stockholders. Shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder (if any) who has not voted in favor of the Merger or consented thereto in writing and who demands appraisal for such shares of Company Common Stock in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock received by the Company and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     Options. At the Effective Time, each outstanding Option granted under the Stock Option Plan or Option Agreement, whether or not vested, will be terminated and, in exchange for such Option, the holder will be entitled to receive from the Company, for each share of Common Stock subject to such Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the Company, subject to certain exceptions, regarding the Company and the Subsidiaries as to, among other things: (i) due organization, existence, good standing, corporate power and authority, and qualifications or licensing to do business; (ii) the requisite corporate power, authorization, execution, and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and the validity and enforceability thereof; (iii) consents and approvals necessary for consummation of the Merger; (iv) the absence of any violations, breaches or defaults under charter documents, laws, orders or agreements that would result from compliance with any provisions of the Merger Agreement; (v) capitalization, including the number of shares of Common Stock outstanding, the number of shares issuable upon the exercise of options and warrants, and obligations to issue, transfer, sell or vote in any particular manner any equity or debt instrument; (vi) the due organization, existence, good standing, corporate power and authority, qualifications or licensing to do business, and capitalization of the Subsidiaries; (vii) compliance with the Securities Act and the Exchange Act in connection with the documents filed by the Company with the Commission and the fair presentation, in conformity with generally accepted accounting principles applied on a consistent basis, of the consolidated financial position of the Company by the financial statements included in the documents filed by the Company with the Commission; (viii) no untrue statement of a material fact or omissions of any material facts in this Proxy Statement or in the 13E-3 Statement; (ix) compliance of this Proxy Statement with the applicable provisions of the Exchange Act; (x) the absence of pending litigation or violation of any law that is reasonably likely to have a Material Adverse Effect; (xi) certain tax matters including the filing and correctness of material Tax Returns, the payment or accrual of all material Taxes and the absence of any deficiency for any proposed Taxes; (xii) certain employee benefit plan and ERISA matters including the compliance of such plans with applicable law, the payment of all contributions and payments due and non minimum funding requirements; (xiii) compliance with applicable laws; (xiv) the absence of any undisclosed fees or commissions owed to investment bankers or brokers; and (xv) approval by the Independent Committee of the Merger Agreement and the Merger as well as receipt of the Financial Advisor's Opinion. For purposes of the Merger Agreement, "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Subsidiaries taken as a whole.

     The Merger Agreement also contains various representations and warranties of Parent, International and Purchaser as to, among other things: (i) due organization, existence, good standing, corporate power and authority and qualifications or licensing to do business; (ii) the requisite corporate power, authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and the validity and enforceability thereof; (iii) consents and approvals necessary for consummation of the Merger; (iv) the absence of any violations, breaches or defaults under charter documents, laws, orders or agreements that would result from compliance with any provisions of the Merger Agreement; (v) no untrue statement of a material fact or omissions of any material facts in this Proxy Statement or in the 13E-3 Statement; (vi) the absence of any undisclosed fees or commissions owed to investment bankers or brokers; and (vii) absence of litigation that would reasonably be expected to have a material adverse effect on the ability of Parent, International or Purchaser to perform their respective obligations under the Merger Agreement.

CERTAIN COVENANTS

     The Company has also agreed that until the Effective Time, except as contemplated by the Merger Agreement:

          (i) it will, and will ensure that each of its Subsidiaries, operate the businesses conducted by it in the ordinary course and usual course, and will use its reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with material customers and suppliers and others having business dealings with it to the end that its goodwill and ongoing business will not be impaired at the Effective Time;

          (ii) it will not adopt or propose any change in its Certificate of Incorporation or By-laws;

          (iii) it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire or agree to acquire a substantial portion of assets of any other Person except in the ordinary course of business consistent with past practice;

          (iv) it will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except in the ordinary course consistent with past practice;

          (v) it will not, and will not permit any Subsidiary to, (a) declare or pay any dividends on or make other distributions in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,
     (c) repurchase, redeem or otherwise acquire any share of its capital stock, or (d) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any share of its capital stock of any class or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities;

          (vi) will not, and will not permit any Subsidiary to, other than in the ordinary course of business consistent with prior practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or any Subsidiary or guarantee any debt securities of others; and

          (vii) will not, and will not permit any Subsidiary to, (a) adopt, amend or terminate any material employee benefit plan or (b) grant to any executive officer any increase in compensation or in severance or termination pay, or enter into or amend any employment, severance or similar agreement, arrangement or plan with any executive officer, except for normal increases in compensation in the ordinary course of business.

     In addition, the Company has agreed that it will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing and will not, and will not permit any Subsidiary to: (i) take or agree or commit to take any action that would result in any of the representations and warranties of the Company under the Merger Agreement becoming untrue; or (ii) take or agree to commit to take any action that would result in any of the conditions to the Merger not being satisfied.

     Announcement. Neither the Company, on the one hand, nor Parent, International and Purchaser, on the other hand, will issue any press release or otherwise make any public statement with respect to the Merger Agreement and the Merger without the prior consent of the other, except as may be required by applicable law or stock exchange regulation.

     No Solicitation. Under the Merger Agreement, the Company and the Subsidiaries have agreed that until the Effective Time, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, take any action to solicit, initiate or take any action knowingly to facilitate the submission of any Acquisition Proposal or, subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person, except to customers and suppliers of the Company and the Subsidiaries in the ordinary course of business. The Company has also agreed to promptly notify Parent after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and to keep Parent fully informed of the status and, subject to the fiduciary duties of the Board of Directors of the Company under the DGCL, details of any such Acquisition Proposal, indication or request. For purposes of the foregoing, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by the Merger Agreement.

     Notification of Certain Matters. The Company, on the one hand, and Parent, on the other hand, agree to give prompt notice to the other party of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, or Parent, International or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

     Director and Officer Liability. The Certificate of Incorporation and the By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in Company's Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Company, unless such modification is required by law. Parent has guaranteed the obligations of the Company under these provisions.

     Parent or the Surviving Corporation shall maintain in effect for three years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of the Company currently in effect on the date of this Agreement (the "Company Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Company Insurance Policies; provided, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums for insurance in excess of that which is commercially reasonable; and provided further, however, that if the annual premiums for such insurance coverage exceed that which is commercially reasonable, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage at a cost which is commercially reasonable.

CONDITIONS TO THE MERGER

     Conditions to the Obligations of Parent, International and Purchaser. The obligations of Parent, International and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

          (i) The representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

          (ii) The Company shall have performed and complied in all material respects with all of its undertakings and agreements required by the Merger Agreement to be performed or complied with by it prior to or at the closing;


          (iii) No injunction, restraining order or decree of any governmental authority shall be in effect, no statute, rule or regulation shall have been enacted by a governmental authority and no action, suit or proceeding shall have been instituted or threatened that prevents the consummation of the Merger or materially challenges the transactions contemplated under the Merger Agreement;


          (iv) All consents, approvals and authorizations, and all material filings with and notifications of governmental entities or other entities which regulate the businesses of the Company or any Subsidiary, necessary on the part of the Company or any Subsidiary, to the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby shall have been obtained or effected or filed;

          (v) Except as set forth in the Disclosure Letter (as defined in the Merger Agreement) dated June 2, 1998 or as set forth in the Company's Commission reports, there shall have been no material adverse change since December 31, 1997 in the business, assets, liabilities, results of operations or financial condition of the Company and any Subsidiary, taken as a whole; and

          (vi) The Merger Agreement shall have been approved and adopted by the affirmative vote of a majority of the shares of Common Stock held by Public Stockholders that are voted at the Special Meeting.


     Any or all of the conditions referred to above may be waived, to the extent permitted by applicable law, as provided herein under "-- Amendment; Waiver."


     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following conditions:

          (i) The representations and warranties of Parent, International and Purchaser contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

          (ii) Each of Parent, International and Purchaser each shall have preformed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by Parent and Purchaser prior to or at the closing;


          (iii) No injunction, restraining order or decree of any governmental authority shall be in effect no statute, rule or regulation shall have been enacted by a governmental authority and no action, suit or proceeding shall have been instituted or threatened, that prevents the consummation of the Merger or materially challenges the transactions contemplated under the Merger Agreement;


          (iv) All consents, approvals and authorizations, and all material filings with and notifications of governmental entities or other entities which regulate the businesses of Parent, International or Purchaser, necessary on the part of Parent or Purchaser, to the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby shall have been obtained or effected or filed;

          (v) The Merger Agreement shall have been approved and adopted by the affirmative vote of (i) a majority of the shares of Common Stock outstanding and (ii) majority of the shares held by Public Stockholders that are voted at the Special Meeting; and

          (vi) The Financial Advisor Opinion shall not have been withdrawn or revoked.


     Any or all of the conditions referred to above may be waived, to the extent permitted by applicable law, as provided herein under "-- Amendment; Waiver."


TERMINATION OF THE MERGER AGREEMENT

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the Stockholders of the Company) by:

          (i) mutual written consent of the Boards of Directors of Parent, International and Purchaser and the Board of the Company upon recommendation of the Independent Committee;

          (ii) either the Company upon the recommendation of the Independent Committee, on the one hand, or Parent, International and Purchaser, on the other hand, if the Merger has not been consummated by November 30, 1998;

          (iii) either the Company upon the recommendation of the Independent Committee, on the one hand, or Parent, International and Purchaser, on the other hand, if prior to the consummation of the Merger, the Independent Committee shall have withdrawn or modified or changed in any manner adverse to Parent or Purchaser its approval of the Merger Agreement or the Merger after having concluded in good faith after consultation with independent legal counsel that there is reasonable probability that the failure to take such action would result in a violation of fiduciary obligations under applicable law; and

          (iv) either the Company upon the recommendation of the Independent Committee, on the one hand, or Parent, International and Purchaser, on the other hand, if the Special Meeting shall have been held and the Public Stockholders of the Company shall have failed to approve and adopt the Merger Agreement and the Merger at such meeting.

     Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, it shall become void and of no effect with no liability on the part of any party thereto, except that the agreements contained in the Merger Agreement with respect to termination costs and expenses shall survive the termination thereof.

FEES AND EXPENSES

     Except as contemplated by the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby will be paid by the party incurring such expenses.

AMENDMENT; WAIVER

     The Merger Agreement may be amended in writing by the Company, Parent, International or Purchaser; provided, however, that after adoption of the Merger Agreement and the Merger by the Stockholders of the Company no such amendment may be made without the further approval of the Stockholders of the Company except to the extent permitted by Delaware Law. Notwithstanding the foregoing, any amendment of the Merger Agreement on behalf of the Company shall be subject to the approval of the Board of the Company upon the recommendation of the Independent Committee.


     At any time prior to the Effective Time, whether before or after the Special Meeting, Parent, by action taken by its Board of Directors, or the Company, by action taken by its Board upon the recommendation of the Independent Committee, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.


                   CERTAIN INFORMATION CONCERNING THE COMPANY

DIRECTORS


     Certain information regarding each director is set forth below, including such individual's age and principal occupation, a brief account of business experience during at least the last five years, other directorships currently held and the year in which the individual was first elected a director of the Company. The directors hold office until their successors are elected and qualified or until their earlier removal or resignation. Unless otherwise indicated, during the last five years the directors set forth below have not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and have not been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities, subject to, federal or state securities or finding any violation with respect to such laws. Unless otherwise indicated, the business address of each person listed below is the Company's address.


     Frans H. J. Koffrie, age 46, has served as Chairman of the Company's Board of Directors since January 1998, as Acting President and Chief Executive Officer of the Company since August 1997 and as a member of the Company's Board of Directors since January 1996. Mr. Koffrie has also served as a member (and Chairman since July 1998) of the Executive Board of Parent since June 1993, as a Chairman of the Executive Board of Distribution Group of Parent since January 1996, in which capacity Mr. Koffrie has senior management responsibilities for various divisions of the Distribution Group including the Paper Merchanting Division, the Graphic Systems Division in Europe and Asia, the Information Systems Division and the Office Products Division, as a director of International's Board of Management since May 1995, as a member (and Chairman since May 1998) of Purchaser's Board of Directors since April 1998 and as President and Chief Executive Officer of Purchaser since May 1998. He previously served as a member of the Executive Board of the VRG Groep N.V. from April 1990 to March 1993. Mr. Koffrie is a citizen of The Netherlands.


     Lorrence T. Kellar, age 60, has served as a member of the Company's Board of Directors since January 1996. Mr. Kellar has been a Vice President -- Real Estate of Kmart Corporation since May 1996. Mr. Kellar also currently serves as a member of the Board of Directors of Multi-Color Corporation and Loehmann's Inc. and a trustee of the Bartlett Management Trust, a mutual fund investment company. He previously served as a Group Vice President of Kroger Co. from 1986 to April 1996 and as a member of the Board of Directors of the U.S. Shoe Corporation from May 1986 to May 1995. Mr. Kellar is a United States citizen.


     Philip E. Beekman, age 66, has served as a member of the Company's Board of Directors since December 1996. Mr. Beekman is President and Chief Executive Officer of Owl Hollow Enterprises, Inc., a consulting and investment company. Mr. Beekman also currently serves as a member of the Board of Directors of The General Chemical Group, Inc., Linens 'n Things, Inc., Consolidated Cigar Corporation and Kendle International Inc. He previously served as Chairman and Chief Executive Officer of Hook-SuperRx, Inc., a retail drug store chain, from July 1986 to July 1994, and President and Chief Operating Officer of Seagram Company, Ltd. from January 1977 to June 1986 and, prior thereto, as President of Colgate Palmolive International from March 1973 to December 1976. Mr. Beekman is a United States citizen.

     Harry G. Vreedenburgh, age 47, a member of the Company's Board of Directors since January 1998, has also served as a member of the Executive Board of the Distribution Group of Parent since January 1996. Mr. Vreedenburgh has been the Chief Financial Officer of the Distribution Group of Parent since October 1994, as a member of Purchaser's Board of Directors since April 1998 and as Vice President, Treasurer and Secretary of Purchaser since May 1998. He previously served as Staff Director of Corporate Planning & Systems of Parent from 1993 to 1994 and, prior thereto, as Group Controller of the VRG Groep N.V. from 1987 to 1992. Mr. Vreedenburgh is a citizen of The Netherlands.


     George Dean, age 51, a member of the Company's Board of Directors since January 1998, has also served as a member of the Executive Board of Parent since July 1998 and as a member of the Executive Board of the Distribution Group of Parent since January 1996. Mr. Dean has been the Managing Director for the Paper Merchanting Division of the Parent's Distribution Group since June 1995. He previously served as the Managing Director of Contract Papers (Holding) Ltd. from January 1990 to June 1995. Mr. Dean is a British citizen.


EXECUTIVE OFFICERS


     The Board of Directors appoints the Company's executive officers. Certain information concerning the Company's executive officers is set forth below, except that information concerning Mr. Koffrie is set forth above under "-- Directors." Unless otherwise indicated, during the last five years the Company's executive officers set forth below have not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and have not been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities, subject to, federal or state securities or finding any violation with respect to such laws. Unless otherwise indicated, the business address of each person listed below is the Company's address.


     Richard C. Dubin, age 56, has served as Executive Vice President and President, BT Office Products North America since August 1997. Mr. Dubin has been a Vice President of the Company since April 1995 and previously served as Regional President, Midwest-West Region of the Company from January 1995 to August 1997. Prior thereto, Mr. Dubin was the President of BT Buschart Office Products, Inc. ("BT Buschart") from April 1990 through December 1994. Mr. Dubin was the President of Buschart Office Products, Inc., a contract stationer serving the St. Louis metropolitan area and the predecessor of BT

Buschart, from September 1981 until the acquisition of Buschart Office Products, Inc. by the Company in April 1990. Mr. Dubin is a United States citizen.


     Janhein H. Pieterse, age 46, has served as President, BT Office Products Europe since July 1995, as a Vice President of the Company since April 1995, and prior thereto had served as the President -- European Operations of the Office Products Division of Parent since January 1995. He previously served as the President of the Copier Division of Parent from April 1994 to December 1994. From October 1992 to March 1994, Mr. Pieterse served as the President of Trimbach B.V., a solid board packaging manufacturing company. From August 1991 to September 1992, he served as the Managing Director of the group of packaging manufacturing companies of BT. From January 1989 to July 1991, Mr. Pieterse was the Managing Director of all operating companies in Australia and New Zealand of Koninklijke Van Ommeren N.V., a Netherlands shipping/tanker company, and from 1986 to 1988, he served as the President of the Worldwide airfreight network of such company. Mr. Pieterse is a citizen of The Netherlands.


     Francis J. Leonard, age 42, has served as the Company's Vice
President -- Finance and Chief Financial Officer since April 1997 and as Chief Accounting Officer since April 1995. Mr. Leonard also served as Controller of the Company from April 1995 to April 1997. Mr. Leonard was employed in various financial and accounting positions at Richardson Electronics Ltd., a worldwide distributor of electronic devices, from April 1985 to July 1991, and as Treasurer thereof from July 1991 through April 1995. Mr. Leonard is a certified public accountant. Mr. Leonard is a United States citizen.

     Thomas F. Cullen, age 42, was appointed Secretary of the Company in April 1997 and has served as Vice President, General Counsel of the Company since November 1996. Prior thereto, Mr. Cullen had been engaged in the private practice of law in Stamford, Connecticut since 1985. Mr. Cullen is a United States citizen.

     Michael J. Miller, age 42, has served as a Senior Vice President, Strategic Systems of the Company since January 1997 and as a Vice President of the Company since April 1995. Prior thereto, Mr. Miller was the Regional President, South-Southeast Region of the Company from January 1995 to January 1997. Mr. Miller previously was the President of BT Miller Business Systems, Inc. ("BT Miller") from November 1992 through December 1994. Mr. Miller was the President and a stockholder of Miller Business Systems, Inc., the predecessor of BT Miller, from November 1985 until the acquisition of Miller Business Systems, Inc. by the Company in November 1992. Mr. Miller is a United States citizen.

                         CERTAIN INFORMATION CONCERNING
                    PARENT, INTERNATIONAL AND THE PURCHASER

PARENT


     The members of the Parent's supervisory board are as set forth below. Unless otherwise indicated, during the last five years the members of Parent's supervisory board set forth below have not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and have not been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities, subject to, federal or state securities or finding any violation with respect to such laws. Unless otherwise indicated, the business address of each person listed below is Parent's address.


     Paul C. van den Hoek, age 59, has served as a member (and Chairman since April 1998) of Parent's Supervisory Board since March 1993. Mr. van den Hoek also currently serves as an attorney and Chairman of the Board at the law firm of Stibbe Stimont Monahan Duhot; as Chairman of the Supervisory Board of Advanced Semiconductor Materials International N.V., Ballast Nedam N.V., Meneba N.V. and Het Financieele Daghlad B.V.; as a member of the Supervisory Board of Molnlycke (Nederland) B.V., Robeco Groep N.V., Rolinco N.V., Rorento N.V. and AEX Exchanges N.V.; and as a professor at Vrije Universiteit. Mr. van den Hoek is a citizen of The Netherlands.

     G.H. Smit, age 50, has served as a member of Parent's Supervisory Board since June 1998. Mr. Smit also currently serves as Chairman of the Executive Board of Vedior N.V., as Chairman of the Supervisory Board of

Gran Dorado Leisure N.V. and as a member of the Supervisory Board of Transavia Airlines B.V., Otra N.V. and Endemol Entertainment N.V. From 1990 to 1977, Mr. Smit previously served as a member of the Management Board of Vendex International N.V. Mr. Smit is a citizen of The Netherlands.

     A.G. Jacobs, age 62, has served as a member of Parent's Supervisory Board since June 1998. Mr. Jacobs also currently serves as a member of the Supervisory Board of ING Groep N.V., N.V. Koninklijke Nederlandsche Petroleum Maatschappij, N.V. Verenigd Bezit VNU, N.V. Struktongroep, IHC Caland N.V. and AEX Exchanges N.V. and as the Chairman of the Supervisory Board of Nederlandse Participatie Maatschappij N.V., Vedior N.V. and Johan Enschede B.V. From 1992 to June 1998, Mr. Jacobs previously served as Chairman of the Executive Board of ING Groep N.V. From 1994 to 1998, Mr. Jacobs served as a member of the Supervisory Board of Nationale Investeringsbank N.V. Mr. Jacobs is a citizen The Netherlands.

     The members of Parent's Executive Board are Mr. Koffrie and Mr. Dean. Information concerning Mr. Koffrie and Mr. Dean is set forth above under "Certain Information Concerning the Company -- Directors."

INTERNATIONAL


     The members of International's Board of Management are Mr. Koffrie and Mr. Klaas de Kluis. Information concerning Mr. Koffrie is set forth above under "Certain Information Concerning the Company -- Directors." Unless otherwise indicated, the business address of each person listed below is International's address.



     Klaas de Kluis, age 62, has served as a director of International's Board of Management since January 1998. Mr. de Kluis also currently serves as Chairman of the Supervisory Board of Brocacef Holding N.V., Koninklijke Van Ommeren N.V., Van Wijnen Groep N.V. and Schuttersveld N.V. and as a member of the Supervisory Board of Gelderse Papiergroep N.V. and Sappi Ltd. Mr. de Kluis previously served as Chairman of the Executive Board of Parent from December 1997 to July 1998. From 1993 to 1996, Mr. de Kluis served as Vice-President of the Executive Board of Parent and from April 1997 to December 1997 as a member of the Supervisory Board of Parent. From August 1993 to June 1996, Mr. de Kluis served as President of the Company. From 1993 to 1998, Mr. de Kluis served as Chairman of the Supervisory Board of Abemy Group. From 1993 to 1997, Mr. de Kluis served as a member of the Supervisory Board of Koninklijke Landre & Glinderman N.V. Mr. de Kluis is a citizen of The Netherlands.


PURCHASER

     The members of the Purchaser's board of directors are Mr. Koffrie and Mr. Vreedenburgh. Information concerning Mr. Koffrie and Mr. Vreedenburgh is set forth under "Certain Information Concerning the Company -- Directors."

     The officers of Purchaser are Mr. Koffrie and Mr. Vreedenburgh. Information concerning Mr. Koffrie and Mr. Vreedenburgh is set forth under "Certain Information Concerning the Company -- Directors."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH PARENT

     In the normal course of business, the Company and Parent and its other affiliates have from time to time entered into various business transactions and agreements, and the Company and its subsidiaries and Parent and its affiliates may enter into additional material transactions in the future. The following is a summary of each of the material agreements between the Company and Parent as well as all material transactions between the Company and Parent and its other subsidiaries since January 1, 1996. Unless otherwise expressly indicated, such transactions were not necessarily conducted on an arm's length basis. Certain of the transactions are evidenced by agreements which are summarized below.


     In connection with the relocation of Mr. Rudolf Huyzer, from The Netherlands to the United States in 1994, the Company advanced Mr. Huyzer $1,017,928 for the purchase of a residence in the Chicago area. The collateralized note evidencing the advance provided that interest was payable quarterly and accrued at a rate of

7.25% per annum beginning on November 6, 1994 with respect to $915,428 of the principal amount thereof and beginning on January 1, 1995 with respect to the balance of the principal amount. Principal has been repayable in quarterly installments since September 1996 and thereafter until September 2024. As of December 31, 1996, the aggregate principal amount outstanding under such note was $850,000 and as of December 31, 1997, the aggregate principal amount outstanding under such note was $650,000. The note was repaid in full in April 1998. Mr. Huyzer served as President and Chief Executive Officer of the Company from April 1995 until his retirement in August 1997.

CREDIT FACILITIES

     The Company and certain of its European subsidiaries (the "European Subsidiaries") entered into a credit agreement dated as of June 16, 1997 (the "Affiliate Credit Agreement") with Buhrmann Europcenter N.V. ("Europcenter"), which facility expires in July 1999. Pursuant to the terms of the Affiliate Credit Agreement, the Antilliana Credit Agreement, as modified by the Assignment and Modification Agreement dated June 26, 1996 among the Company, Antilliana and KNP BT Finance (USA), Inc., an affiliate of Parent, was terminated.

     The Company currently has a commitment of NLG 110 million (approximately $55 million) under the Affiliate Credit Agreement, which commitment is available for borrowings to be used for the Company's European operations. Pursuant to the terms of the Affiliate Credit Agreement, the European Subsidiaries may also lend funds representing positive balances in certain cash management accounts of up to NLG 20 million (approximately $10 million) to Europcenter.

     Under the Affiliate Credit Agreement, loans are available in German Marks, British Pounds, Netherlands Guilders, Swedish Kronor and any other currency acceptable to the lender. Loans from Europcenter to the European Subsidiaries bear interest at 1% over the applicable interbank rate as determined therein. Loans from the European Subsidiaries to Europcenter bear interest at 1% less than the applicable interbank rate as determined therein.

     The Affiliate Credit Agreement contains certain events of default, including Parent's failure to beneficially own more than 50% of the issued and outstanding share capital of the Company. There is a commitment fee payable by the Company on the unused portion of the commitment from Europcenter, which fee fluctuates based on the Company's consolidated leverage ratio (consisting of the ratio of consolidated debt to EBITDA) for the period of the four consecutive fiscal quarters most recently ended as of a given date, adjusted on a pro forma basis to give effect to material acquisitions and divestitures. The commitment fee at December 31, 1997 was 0.3% of the unused commitment.

     At December 31, 1997, the Company had outstanding loans payable to Europcenter under the Affiliate Credit Agreement of $16.5 million and Europcenter had outstanding loans payable to the European Subsidiaries of $9.6 million. The latter amount is included in cash and cash equivalents.

     The Company, acting for itself and each of its wholly-owned U.S. subsidiaries, entered into an amended and restated cash management agreement dated as of June 16, 1997 (the "Cash Management Agreement") with Sengewald USA, Inc. and KNP BT USA Holdings, Inc., each affiliates of Parent. The Cash Management Agreement replaced the cash management agreement dated June 24, 1996 to which the Company and certain affiliates of Parent were parties.

     Pursuant to the Cash Management Agreement, each of the parties other than the Company invests cash representing positive balances in certain cash management accounts with the Company and the Company provides overdraft protection to these U.S. affiliates of Parent up to specified limits.


     Under the Cash Management Agreement, investments earn interest at the LIBO rate as determined therein less .625% and loans from the Company bear interest at the LIBO rate plus .625%. At December 31, 1997, the investment balance for affiliate parties totaled $629,000. Each party to the Cash Management Agreement may terminate such agreement upon thirty days notice to the other parties thereto and the Cash Management Agreement would terminate as to all parties upon the occurrence of certain other events, including Parent's failure to own more than 50% of the issued and outstanding share capital of the Company.

REGISTRATION RIGHTS

     Pursuant to the terms of a registration rights agreement (the "Registration Rights Agreement") among the Company, Parent and International, which agreement became effective upon completion of the Company's initial public offering in July 1995, each of International and Parent has the right to require the Company to register for public offering and sale all or a portion of the Common Stock held by it from time to time (and, if pursuant to a short-form registration statement, if available, on an unlimited number of occasions). In addition, during the term of the Registration Rights Agreement, each of International and Parent has the right to participate in any registration of Common Stock initiated by the Company, subject to certain limitations. The Company will pay all out-of-pocket expenses of any such registrations, including reasonable fees and expenses of one counsel for International and Parent, and will indemnify certain liabilities, including liabilities under the federal securities laws, in connection therewith. Each of International and Parent will pay all underwriting discounts and commissions applicable to shares of Common Stock sold by it pursuant to any such registrations. The rights of International and Parent under the Registration Rights Agreement are transferable to any affiliate of Parent.

TAX MATTERS

     The Company, Parent and certain of Parent's affiliates entered into a tax matters agreement in connection with the Reorganization and the Company's initial public offering (the "Tax Matters Agreement") whereby Parent will indemnify the Company for any taxes and any related interest, penalties or other additions to tax ("Taxes") arising in any taxable year in respect of the certain packaging manufacturing businesses (the "Packaging Businesses") in the United States transferred by the Company to Parent in connection with the Corporate Reorganization and their disposition in the Corporate Reorganization and any Taxes arising any year with respect to the Company's initial public offering. Under the Tax Matters Agreement, Parent will also indemnify the Company to the extent of any Taxes relating to its office products distribution operations prior to the Corporate Reorganization in excess of certain thresholds specified in the agreement. The computation of any increase in Taxes and any resulting liability for indemnity payments will be determined after giving effect to the tax adjustment otherwise giving rise to indemnification and to any other net refunds of Taxes to which indemnity is provided to that indemnified party.

     The Tax Matters Agreement also provides for the treatment of such matters as allocating overlap period Taxes, return preparation, refunds, audits and controversies with tax authorities, sharing information and resolving controversies between parties.

     During the year ended December 31, 1997, the Company received reimbursement of $287,677 under the Tax Matters Agreement, primarily representing the Packaging Business' share of the 1991 to 1993 Internal Revenue Service audit that was settled in early 1997. In addition, the Company made a payment of $153,589 under the Tax Matters Agreement representing certain tax benefits obtained by the Company which were attributable to the Packaging Business.

     Prior to the Corporate Reorganization, the Company and certain of its subsidiaries, as well as the Packaging Businesses, had comprised a consolidated United States federal income tax group. For periods following the Corporate Reorganization, the Packaging Businesses will no longer be a part of the Company's consolidated United States federal income group.

INTELLECTUAL PROPERTY


     Pursuant to a license agreement between Parent and the Company, which became effective upon the completion of the Company's initial public offering in July 1995, Parent has granted a royalty-free, perpetual license to the Company and its subsidiaries to use the name "BT" along with Parent's logo in connection with the Company's office products distribution businesses. However, the license to use such logo terminates upon the change of control of the Company or upon the occurrence of certain other events.


SERVICES

     Parent and its subsidiaries have provided services to the Company and its subsidiaries, including certain financial and treasury services, as well as insurance, tax, legal and human resource services. In connection with such services, the Company has paid fees to Parent. The Company has also provided certain support services to Parent and its affiliates (including the Packaging Businesses).

     The Company and Parent entered into an Intercompany Services Agreement for the continuing provision of such services, which agreement became effective upon completion of the Company's initial public offering in July 1995. The agreement has a one-year term and thereafter automatically renews for successive one year periods unless earlier terminated by either party. Such agreement provides for fees to be paid at rates determined on the basis of costs calculated in a manner not inconsistent with past practices, if any, but no greater than the good faith estimate of the fee that would be charged by an independent third party. At any time during the term of the agreement, the Company or Parent may request that Parent or the Company, as the case may be, provide additional or different services or case providing one or more services then being provided.

     The Company uses office space provided by Parent for certain of its executive officers and employees in Parent's headquarters in Amsterdam. During 1997, the Company reimbursed Parent at market rates for the cost of such space.

GUARANTIES

     Parent has guarantied certain obligations of the Company under various leases for real property and equipment. Parent continues to maintain its outstanding guaranties and provided certain additional guaranties pursuant to the terms of an agreement for credit support dated as of June 15, 1995 (the "Agreement for Credit Support") with the Company and certain of its subsidiaries. Subject to the terms and conditions of the Agreement for Credit Support, Parent agreed to provide from time to time until January 31, 1996, directly or through one of its affiliates, guaranties of certain obligations of the Company and its subsidiaries up to an aggregate principal amount of all such guaranteed obligations outstanding as specified therein. Each of the Company and such subsidiaries will reimburse any amounts paid by Parent under any guaranty made by Parent under the Agreement for Credit Support. Pursuant to the terms of the Agreement for Credit Support, the Company and such subsidiaries have agreed to pay a guaranty fee to Parent of .25% per annum of the daily aggregate principal amount of the guaranteed obligations outstanding for each day through the earlier of the repayment of such obligations and the release of Parent with respect to all guaranties. The Agreement for Credit Support contains certain events of default which include Parent's failure to own, beneficially and of record, more than 50% of the issued and outstanding share capital of the Company (provided, however, that Parent is obligated under the Credit Agreement to give 45 days' notice to the Company of its intention to so reduce its ownership of the Company's share capital). The Company had $10.1 million outstanding under the Agreement for Credit Support at December 31, 1996. The carrying amount of such guarantees was $10.3 million at December 31, 1997.


SALES TO AND PURCHASES FROM AFFILIATES


     The Company has sold office products and related services to affiliates of Parent. Such transactions generally were effected on terms comparable to those available in transactions with unaffiliated parties. Revenue from such transactions amounted to approximately $1.3 million for 1996 and $1.7 million for 1997. In addition, the Company has occasionally purchased certain products from Parent and its other affiliates (including the Packaging Businesses) for resale. Such purchases totaled approximately $8.6 million for 1996 and $8.1 million for 1997. The Company expects to continue to engage in similar affiliated party transactions on generally the same basis as it would engage in such transactions with unaffiliated third parties.

LEASES

     Veenman Kantoormachines B.V., Veenman Office Management B.V., Direct Dealer Services Nederland B.V. and Repro Copiers Nederland B.V. lease one of their facilities from an affiliate of Parent under an operating lease that expires on September 30, 1999. Rental expense under such lease was $0.6 million in 1996 and $0.5 million in 1997. Future total minimum lease payments are $1.0 million. BT Office Products Deutschland GmbH, formerly known as bax Burosysteme Vertriebsgesellschaft mbH, an indirect wholly-owned subsidiary of the Company acquired from Parent in 1996, leases one of its facilities from an affiliate of

Parent under an operating lease that expires on June 30, 1999. Rental expense under such lease was $0.3 million in 1997 and future total minimum lease payments are $0.4 million.


ARTICLE 403 STATEMENT

     Parent has issued an Article 403 Statement under Netherlands law for the Company's Netherlands subsidiaries. Pursuant to such Article 403 Statement, Parent is liable for claims of third parties against such companies. The Company has agreed to indemnify Parent for any such liability.

BUSINESS ACQUISITION

     In July 1996, the Company assumed control of bax Burosysteme Vertriebsgesellschaft mbH ("Bax"), an office equipment distributor located in Germany and an indirect wholly-owned subsidiary of Parent. In October 1996, the Company completed the acquisition of Bax by acquiring the shares of Bax from Parent for approximately $9.8 million in cash. Bax leases one of its facilities from an affiliate of Parent under an operating lease that expires on June 30, 1999. Rental expense under such lease was $270,000 in 1996 and $0.3 million in 1997.

                             STOCKHOLDER LITIGATION

     Five putative class action complaints have been filed in the Court of Chancery of the State of Delaware, New Castle County, by persons claiming to represent the Public Stockholders. Four of the complaints name several of the Company's directors, the Company and Parent. Spitzer v. De Wit, et al., Civil Action No. 16152NC (filed on January 22, 1998); Birnbaum v. De Wit, et al., Civil Action No. 16153NC (filed on January 22, 1998); David v. De Wit, et al., Civil Action No. 16155NC (filed on January 23, 1998); and Wright v. BT Office Products [sic], et al., Civil Action No. 16156NC (filed on January 23, 1998). A fifth complaint, naming several of the Company's directors, and the Company, was filed on January 23, 1998: Howard Gunty, Inc. Profit Sharing & Trust v. BT Office Products International, Inc., et al., Civil Action No. 16154NC. The complaints allege, among other things, that Parent's purported proposal to purchase the Company's publicly held stock for $10.50 a share was unfair and inadequate; that Parent's proposal served no legitimate business purpose of the Company; that Parent had breached its duty as a controlling shareholder of the Company; and that the directors did not satisfy their duty of loyalty to the Company. These matters were consolidated by the Court of Chancery on May 21, 1998.


     The complaints seek, among other things, declaration of class action status; preliminary and permanent injunctive relief; recission; monetary damages; costs and attorneys' fees. The Company and Parent believe the complaints are without merit, but have recently entered into a memorandum of understanding involving all of these cases in order to minimize the expense and risk associated with protracted litigation. While the plaintiffs did not have a direct role in the negotiations relating to the Merger Agreement, the memorandum of understanding acknowledges that Parent took into account the desirability of addressing the claims asserted by the plaintiffs in increasing its offer to $13.75. The memorandum of understanding provides that the actions be dismissed with prejudice and that plaintiffs' claims be extinguished. The memorandum of understanding is being reduced to a stipulation of settlement and will be subject to the review of the Court of Chancery.

                     MARKET PRICE AND DIVIDEND INFORMATION

     The Common Stock (NYSE symbol: BTF) commenced trading on the NYSE on July 19, 1995. Prior to that time, there was no market for the Common Stock. The following table sets forth the range of high and low sale prices of the Common Stock on the NYSE for the periods indicated.


                                                              HIGH          LOW
                                                              ----          ---
First Quarter Fiscal Year 1996..............................  $23 1/2       $13
Second Quarter Fiscal Year 1996.............................  $23 7/8       $15 1/2
Third Quarter Fiscal Year 1996..............................  $17 7/8       $ 9 7/8
Fourth Quarter Fiscal Year 1996.............................  $14           $ 8 1/8

First Quarter Fiscal Year 1997..............................  $11 1/8       $ 6 7/8
Second Quarter Fiscal Year 1997.............................  $ 9           $ 7 1/4
Third Quarter Fiscal Year 1997..............................  $13           $ 7 5/16
Fourth Quarter Fiscal Year 1997.............................  $12 7/16      $ 6 11/16

First Quarter Fiscal Year 1998..............................  $12           $ 7 5/16
Second Quarter Fiscal Year 1998.............................  $13 9/16      $11 9/16
Third Quarter Fiscal Year 1998 (through September 1,
  1998).....................................................  $13 9/16      $13 1/8



     On January 21, 1998, the last trading date prior to public announcement of Parents' proposal to the Company to acquire the shares of Common Stock of the Public Stockholders, the high and low sales prices of the Common Stock on the NYSE were $10 1/2 and $9 9/16 per share, respectively. On September 1, 1998, the last trading date before the printing of this Proxy Statement, the high and low prices of the Common Stock on the New York Stock Exchange were $13 1/2 and
$13 3/8 per share, respectively.


     Stockholders are urged to obtain current market quotations for the Common Stock prior to making any decision with respect to the Merger.


     As of September 1, there were 33,504,770 shares of Common Stock outstanding and approximately 180 record holders of Common Stock.


     The Company has not declared or paid cash dividends on its Common Stock. The Company currently anticipates that it will retain all available funds for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of the Company and its subsidiaries for each of the two years ended December 31, 1997, incorporated by reference in this Proxy Statement, have been audited by Coopers & Lybrand LLP, independent auditors, as stated in their report incorporated herein by reference. The financial statements of the Company and its subsidiaries for the year ended December 31, 1995, incorporated by reference in this Proxy, have been audited by Ernst & Young LLP, independent auditors, as stated in their report incorporated herein by reference.


     Representatives of PricewaterhouseCoopers LLP will attend the Special Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from Stockholders.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          (a) Current Report on Form 8-K filed pursuant to Section 13 of the Exchange Act on February 26, 1998;

          (b) Current Report on Form 8-K filed pursuant to Section 13 of the Exchange Act on June 8, 1998;

          (c) Annual Report on Form 10-K of the Company for its fiscal year ended December 31, 1997, filed pursuant to Section 13 of the Exchange Act;

          (d) Quarterly Report on Form 10-Q of the Company for its fiscal quarter ended March 31, 1998, filed pursuant to Section 13 of the Exchange Act; and

          (e) Quarterly Report on Form 10-Q of the Company for its fiscal quarter ended June 30, 1998, filed pursuant to Section 13 of the Exchange Act.


     In addition, all documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents"). All statements contained herein relating to the Company are qualified in their entirety by reference to the more detailed information set forth in the Incorporated Documents.



     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement. Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (other than exhibits) and the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998 are attached to this Proxy Statement as Annexes IV and V.


     NO PERSON IS AUTHORIZED TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF, AS THE CASE MAY BE.


     The Company hereby undertakes to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon the written or oral request of such person, by first-class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the Incorporated Documents, other than exhibits to such Incorporated Documents, unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 attached hereto contains a list briefly describing all the exhibits not contained therein. The Company will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to the Company's reasonable expenses in furnishing such exhibit. Written or oral requests for such copies should be directed to:
Thomas F. Cullen, Vice President, General Counsel and Secretary of the Company at Six Parkway North, Deerfield, Illinois 60015, telephone number (847) 444-4000.

                                                                         ANNEX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             NV KONINKLIJKE KNP BT,
                           KNP BT INTERNATIONAL B.V.
                            BT OPI ACQUISITION CORP.

                                      AND

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

                            DATED AS OF JUNE 2, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
                             ARTICLE 1
                        SHAREHOLDERS' ACTION
Section 1.01  Proxy Statement; Other Filings................     I-1
Section 1.02  Meeting of Stockholders of the Company........     I-1
Section 1.03  Legal Requirements for Merger.................     I-2
Section 1.04  Additional Agreements and Provisions..........     I-2
                             ARTICLE 2
                             THE MERGER
Section 2.01  The Merger....................................     I-2
Section 2.02  Effective Time................................     I-2
Section 2.03  Closing.......................................     I-2
Section 2.04  Certificate of Incorporation; By-laws;
              Officers and Directors........................     I-2
Section 2.05  Effect on Capital Stock.......................     I-3
               (a) Capital Stock of the Purchaser...........     I-3
               (b) Capital Stock of Company.................     I-3
               (c) Cancellation of Treasury Stock...........     I-3
               (d) Capital Stock of Company Held by Parent
                   or International.........................     I-3
Section 2.06  Dissenting Shares.............................     I-3
Section 2.07  Treatment of Options..........................     I-3
Section 2.08  Exchange of Certificates......................     I-4
               (a) Exchange Agent...........................     I-4
               (b) Exchange Procedures......................     I-4
               (c) No Further Ownership Rights in Company
                   Stock....................................     I-4
               (d) Termination of Exchange Fund.............     I-4
               (e) No Liability.............................     I-5
               (f) Lost Certificates........................     I-5
                             ARTICLE 3
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.01  Organization of the Company and the
              Subsidiaries..................................     I-5
Section 3.02  Capitalization of the Company; Ownership......     I-5
Section 3.03  Subsidiaries of the Company...................     I-5
Section 3.04  Authorization.................................     I-6
Section 3.05  Fairness Opinion and Approval by the
              Independent Committee.........................     I-6
Section 3.06  No Violations; Consents and Approvals.........     I-6
Section 3.07  SEC Reports...................................     I-7
Section 3.08  Information Supplied..........................     I-7
Section 3.09  Litigation....................................     I-7
Section 3.10  Compliance with Applicable Laws...............     I-7
Section 3.11  Brokers and Finders...........................     I-7
Section 3.12  Tax Matters...................................     I-8
Section 3.13  Employee Benefits.............................     I-8

                                                                PAGE
                                                                ----
                             ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF
              PARENT, INTERNATIONAL AND THE PURCHASER
Section 4.01  Organization and Authority of Parent,
              International and the Purchaser...............     I-8
Section 4.02  Authorization.................................     I-8
Section 4.03  No Violations; Consents and Approvals.........     I-9
Section 4.04  Information in Proxy Statement; 13E-3
              Statement.....................................     I-9
Section 4.05  Brokers and Intermediaries....................     I-9
Section 4.06  Litigation....................................     I-9
Section 4.07  Financing.....................................    I-10
                             ARTICLE 5
                  CERTAIN COVENANTS AND AGREEMENTS
Section 5.01  Conduct of Business...........................    I-10
               (a) Ordinary Course..........................    I-10
               (b) Dividends; Changes in Stock..............    I-10
               (c) Governing Documents......................    I-10
               (d) No Acquisitions..........................    I-10
               (e) No Dispositions..........................    I-10
               (f) No Indebtedness..........................    I-10
               (g) Employee Benefits; Executive
                   Compensation.............................    I-10
               (h) Other Business...........................    I-11
Section 5.02  Announcement..................................    I-11
Section 5.03  No Solicitation...............................    I-11
Section 5.04  Notification of Certain Matters...............    I-11
Section 5.05  Directors' and Officers' Indemnification......    I-11
                             ARTICLE 6
                        CONDITIONS PRECEDENT
Section 6.01  Conditions to Each Party's Obligation to
              Effect the Merger.............................    I-12
               (a) No Injunction or Proceeding..............    I-12
               (b) Consents.................................    I-12
               (c) Approval of Holders of Company Common
                   Stock....................................    I-12
Section 6.02  Conditions to the Obligation of the Company to
              Effect the Merger.............................    I-12
               (a) Representations and Warranties...........    I-12
               (b) Agreements...............................    I-12
               (c) Opinion of Financial Advisor.............    I-12
Section 6.03  Conditions to the Obligations of Parent,
              International and the Purchaser to Effect the
              Merger........................................    I-13
               (a) Representations and Warranties...........    I-13
               (b) Agreements...............................    I-13
               (c) No Material Adverse Change...............    I-13

                                                                PAGE
                                                                ----
                             ARTICLE 7
                 TERMINATION, AMENDMENT AND WAIVER
Section 7.01  Termination...................................    I-13
Section 7.02  Effect of Termination.........................    I-13
Section 7.03  Amendment.....................................    I-14
Section 7.04  Waiver........................................    I-14
                             ARTICLE 8
                           MISCELLANEOUS
Section 8.01  Nonsurvival of Representations and
              Warranties....................................    I-14
Section 8.02  Expenses......................................    I-14
Section 8.03  Applicable Law................................    I-14
Section 8.04  Notices.......................................    I-14
Section 8.05  Entire Agreement..............................    I-15
Section 8.06  Assignment....................................    I-15
Section 8.07  Headings; References..........................    I-15
Section 8.08  Counterparts..................................    I-15
Section 8.09  No Third Party Beneficiaries..................    I-16
Section 8.10  Severability; Enforcement.....................    I-16

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of June 2, 1998 (the "Agreement") among BT Office Products International, Inc., a Delaware corporation (the "Company"), NV Koninklijke KNP BT, a Netherlands corporation ("Parent"), KNP BT International B.V., a Netherlands corporation and wholly-owned subsidiary of Parent ("International"), and BT OPI Acquisition Corp., a Delaware corporation wholly-owned by Parent and International (the "Purchaser").

     WHEREAS, the Boards of Directors of the Purchaser, Parent and International and the Board of Directors of the Company upon the recommendation of its independent committee of disinterested members (the "Independent Committee") have unanimously approved, and deem advisable and in the best interests of their stockholders, the acquisition of the Company by Parent and International;

     WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, International, the Purchaser and the Company and Parent and International as the stockholders of the Purchaser have each approved this Agreement and the merger of the Purchaser with and into the Company in accordance with the terms, and subject to the conditions of, this Agreement (the "Merger") and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                              SHAREHOLDERS' ACTION

     SECTION 1.01 PROXY STATEMENT; OTHER FILINGS. As promptly as practicable after the date hereof, the Company shall prepare and file with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall use its best efforts to have cleared by the Commission, and promptly thereafter shall mail to its stockholders, a proxy statement and form of proxy with respect to the meeting of holders of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock"). The term "Proxy Statement" shall mean such proxy statement at the time it initially is mailed to holders of Company Common Stock and all amendments or supplements thereto, if any, similarly filed and mailed. As soon as practicable after the date hereof the Purchaser shall promptly prepare and file a Rule 13E-3 Transaction Statement pursuant to Rule 13e-3 under the Exchange Act (together with any amendment or supplement thereto, the "13E-3 Statement"). The Company shall notify Parent and International promptly of the receipt by it of any comments of the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or for additional information and will supply Parent and International with copies of all correspondence between it and its representatives, on the one hand, and the Commission or the members of its staff, on the other hand, with respect to the Proxy Statement. The Company, Parent, International and the Purchaser each shall use its best efforts to obtain and furnish the information required to be included in the Proxy Statement and the 13E-3 Statement and to respond promptly to any comments made by the Commission with respect to the Proxy Statement and the 13E-3 Statement and any preliminary version thereof.

     SECTION 1.02 MEETING OF STOCKHOLDERS OF THE COMPANY. Promptly after the date hereof, the Company shall take all action necessary, in accordance with the DGCL, its Certificate of Incorporation and By-Laws and the requirements of the New York Stock Exchange, to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption of this Agreement and the Merger. In addition to the stockholder vote required to adopt and approve this Agreement and the Merger by the DGCL, the adoption of this Agreement and the Merger shall require the affirmative vote of a majority of shares held by Public Stockholders (as defined herein) that are voted at such meeting of stockholders. Subject to the fiduciary obligations of the Board of Directors of the Company under applicable law as advised by outside counsel, the Proxy Statement shall contain the determinations of the Independent Committee and the recommendation of the Board of Directors of the Company that the holders of Company Common Stock vote to adopt and approve this Agreement and the Merger. At any such meeting Parent and International shall vote, or cause to be voted, in favor of the Merger all of the shares of Company Common Stock then owned by Parent and International, respectively, or any subsidiary or affiliate of Parent or International, respectively.

     SECTION 1.03 LEGAL REQUIREMENTS FOR MERGER. (a) Parent, International and the Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on Parent, International or the Purchaser with respect to the Merger and will promptly cooperate with and furnish information to the Company in connection with any such requirements imposed upon the Company in connection with the Merger.

     (b) The Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to Parent, International and the Purchaser in connection with any such requirements imposed upon Parent, International or the Purchaser in connection with the Merger.

     SECTION 1.04 ADDITIONAL AGREEMENTS AND PROVISIONS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time (as hereinafter defined) any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation (as hereinafter defined) with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or the Purchaser, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action. The parties hereto agree to use their respective best reasonable efforts to challenge any action, including using all best reasonable efforts to have any order or injunction vacated or reversed, brought against any of the parties hereto seeking a temporary restraining order or preliminary or permanent injunctive relief which would prohibit, or materially interfere with, the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01 THE MERGER. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects as provided by the DGCL and other applicable law.

     SECTION 2.02 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Parent and the Company shall agree and as specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 2.03 CLOSING. The closing of the Merger (the "Closing") will take place at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York at 10:00 a.m. (New York City time) on the date of the satisfaction of the conditions provided in Article 6, or at such other time and place as the Company and Parent shall agree (the "Closing Date").

     SECTION 2.04 CERTIFICATE OF INCORPORATION; BY-LAWS; OFFICERS AND DIRECTORS. Pursuant to the Merger: (a) the Certificate of Incorporation and By-laws of the Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein and with applicable law; (b) the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger and until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified; and (c) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

     SECTION 2.05 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, International, the Purchaser or the holders of any shares of Company Common
Stock:

          (a) Capital Stock of the Purchaser. Each share of Common Stock of the Purchaser, par value $1.00 per share ("Purchaser Common Stock"), which is issued and outstanding immediately prior to the Effective Time, shall be canceled.

          (b) Capital Stock of Company. Subject to Sections 2.05(c), 2.05(d) and 2.06, each share of Company Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive $13.75 in cash (the "Merger Consideration") and, when so converted, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares represented by such certificate upon surrender of such certificate in accordance with Section 2.08.

          (c) Cancellation of Treasury Stock. Any shares of Company Common Stock that are owned immediately prior to the Effective Time by the Company or any wholly-owned subsidiary of the Company which constitutes treasury stock in the hands of the holder thereof, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

          (d) Capital Stock of Company Held by Parent or International. Any shares of Company Common Stock that are owned immediately prior to the Effective Time by Parent or International shall be converted into fully paid and non-assessable shares of common stock of the Surviving Corporation at a rate of one share of common stock of the Surviving Corporation for each 23,400 shares of Company Common Stock owned by Parent or International, respectively.

     SECTION 2.06 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder (if any) who has not voted in favor of the Merger or consented thereto in writing and who demands appraisal for such shares of Company Common Stock in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, in accordance with Section 2.05(b). The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     SECTION 2.07 TREATMENT OF OPTIONS. Prior to the Effective Time, the Company will take all actions necessary to provide that, at the Effective Time, each option to purchase shares of Company Common Stock (a "Company Stock Option") granted under the BT Office Products International, Inc. 1995 Stock Option Plan (the "Stock Option Plan") or the BT Office Products International, Inc. Amended and Restated Non-Qualified Stock Option Agreement dated as of June 25, 1996 (the "Option Agreement"), whether or not vested, will be terminated and, in exchange for such Company Stock Option, the holder will be entitled to receive from the Company, for each share of Company Common Stock subject to such Company Stock

Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price.

     SECTION 2.08  EXCHANGE OF CERTIFICATES.

     (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As of the Effective Time, Parent shall have deposited with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.08, the aggregate amount of cash payable pursuant to Section 2.05(b) hereof in exchange for outstanding shares of Company Common Stock (the "Exchange Fund").

     (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail (or at the request of a holder of Company Common Stock, hand deliver) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive cash pursuant to Section 2.05(b) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such shares of Company Common Stock shall pass, only upon delivery of the certificates representing such shares of Company Common Stock to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify), and instructions for use in effecting the surrender of the certificates representing such shares of Company Common Stock, in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a certificate or certificates representing shares of Company Common Stock and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration allocable to the shares of Company Common Stock represented by such certificate or certificates. If any Merger Consideration is to be remitted to a name other than that in which the certificate for the Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company, or its transfer agent, any transfer or other taxes required by reason of the payment of Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.08 each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 2.05(b). No interest will be paid or will accrue on any amount payable as Merger Consideration. Subject to completion of the documentation referred to above, the Merger Consideration shall be paid at the Effective Time to holders of Company Common Stock.

     (c) No Further Ownership Rights in Company Stock. Merger Consideration paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Section 2.08 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such certificates.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates representing shares of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Section 2.08 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for Merger Consideration to which such holders may be entitled.

     (e) No Liability. No party to this Agreement shall be liable to any Person (as hereinafter defined) in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Lost Certificates. In the event any certificate or certificates representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with, this Section 2.08, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify Parent in an agreement reasonably satisfactory to it against any claim that may be made against Parent or the Company with respect to the certificate claimed to have been lost, stolen or destroyed.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, International and the Purchaser as follows:

     SECTION 3.01 ORGANIZATION OF THE COMPANY AND THE SUBSIDIARIES. The Company and each of its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. The Company and each of its Subsidiaries is qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified or licensed, except to the extent the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect of the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole. The term "Subsidiary" means any corporation, joint venture, partnership, limited liability company or other entity of which the Company, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent of the general voting power under ordinary circumstance of such entity. The term "Person" means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

     SECTION 3.02 CAPITALIZATION OF THE COMPANY; OWNERSHIP. The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock, of which 33,471,000 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except for outstanding Company Stock Options, there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company committed to issue any such option, warrant, right or security. Following the Merger, the Company will have no obligation to issue, transfer or sell any shares of its capital stock or other securities of the Company pursuant to any employee benefit plan or otherwise.

     SECTION 3.03 SUBSIDIARIES OF THE COMPANY. The only direct or indirect Subsidiaries of the Company are as set forth on Schedule 3.03 to the disclosure letter dated the date hereof and delivered by the Company to Parent (the "Disclosure Letter"). All outstanding shares of capital stock or other equity interests of each Subsidiary are owned by the Company free and clear of any and all liens, claims, security interests or options, except for restrictions on transfer under federal and state securities laws. All shares of capital stock of each Subsidiary which is a corporation have been validly issued and are fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional equity interests of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional equity interests of any Subsidiary, nor is any Subsidiary committed to issue any such option, warrant, right or security. Other than the Subsidiaries referred to in the first sentence of this Section 3.03, the Company does not own, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity.

     SECTION 3.04 AUTHORIZATION. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of the Merger by the stockholders of the Company, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (other than the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company). The Board of Directors of the Company has unanimously adopted resolutions approving this Agreement and the Merger, determined that the terms of the Merger are fair to, and in the best interests of, the Company's stockholders and recommended that the Company's stockholders approve and adopt this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Parent, International and the Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

     SECTION 3.05  FAIRNESS OPINION AND APPROVAL BY THE INDEPENDENT
COMMITTEE. On or prior to the date hereof, the Independent Committee (i) approved the terms of this Agreement and the transactions contemplated hereby as they relate to the stockholders (other than Parent, International and their affiliates) of the Company (the "Public Stockholders"), including without limitation the Merger, (ii) has determined that the Merger is fair to and in the best interest of the Public Stockholders and (iii) recommended that the Board of Directors of the Company approve and authorize this Agreement and such transactions. The Independent Committee has received the opinion, dated as of the date hereof, of BT Wolfensohn to the effect that the consideration to be received by the Public Stockholders in the Merger is fair to such stockholders from a financial point of view. Based on such opinion, and such other factors as it deemed relevant, the Board of Directors of the Company has taken all of the actions set forth in clauses in (i) and (ii) above, and has directed that this Agreement be submitted to a vote at a meeting of stockholders.

     SECTION 3.06  NO VIOLATIONS; CONSENTS AND APPROVALS.

     (a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses
(ii) or (iii) for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

     (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (a

"Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (i) applicable requirements under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

     SECTION 3.07 SEC REPORTS. The Company has filed all reports and schedules (including without limitation proxy statements) required to be filed with the Commission since December 31, 1996 (collectively, the "Company SEC Reports"). None of the Company SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Company SEC Reports presents fairly the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly the results of operations and cash flows of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. All of the Company SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

     SECTION 3.08 INFORMATION SUPPLIED. (a) The Proxy Statement, on the date the Proxy Statement is mailed to stockholders of the Company and at the time of the stockholder vote referred to in Section 6.01(c), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company with respect to any information supplied by Parent, International, the Purchaser or any of their affiliates (other than the Company and its Subsidiaries) expressly for inclusion in the Proxy Statement or the 13E-3 Statement.

     (b) The information supplied in writing by the Company specifically for inclusion in the 13E-3 Statement, on the date the 13E-3 Statement is filed with the Commission and at the time mailed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 3.09 LITIGATION. Except as disclosed in the Company SEC Reports or as set forth on Schedule 3.09 of the Disclosure Letter, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary at law, in equity or otherwise, in, before, or by any court or governmental agency or authority which is reasonably likely to have a Material Adverse Effect.

     SECTION 3.10 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in the SEC Reports, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for investigations or reviews which individually or in the aggregate would not have a have a Material Adverse Effect.

     SECTION 3.11 BROKERS AND FINDERS. Other than BT Wolfensohn, neither the Company nor any Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due to BT Wolfensohn shall be paid by the Company.

     SECTION 3.12 TAX MATTERS. The Company and its Subsidiaries have filed all federal, state, county, local and material foreign Returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes appropriate reserves for which have been made in the Company's financial statements to the extent required under generally accepted accounting principles in the United States, except where the failure to file such tax returns or to have paid such taxes would not, singly or in the aggregate, have a Material Adverse Effect. There are no assessments or adjustments that have been asserted in writing against the Company or its Subsidiaries for any period for which the Company has not made appropriate reserves in the Company's financial statements to the extent required by generally accepted accounting principles in the United States. The term "Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to any federal, state, local or foreign income, gross receipts, profits, franchise, transfer, sales, use payroll, occupation, property (real or personal), excise and similar taxes (including interest, penalties or additions to such taxes).

     SECTION 3.13 EMPLOYEE BENEFITS. (a) With respect to each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, or other employee benefits or compensation to or for the benefit of any employee of the Company or its Subsidiaries (or the beneficiaries or dependents of such employees ) (each such employee benefit plan and other plan, program, policy, contract or arrangement being referred to herein as a "Company Benefit Plan"),

          (i) the Company Benefit Plan has been administered in compliance with its terms and with the requirements of all applicable laws, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and

          (ii) all contributions and payments of insurance premiums required to be made with respect to such Company Benefit Plans have been made when due,

except where failure to comply or to make such contributions or payments does not have and would not reasonable be expected (so far as can be foreseen at the time) to have a Material Adverse Effect.

     (b) No Company Benefit plan is a defined benefit pension plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or
Section 412 of the Code.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                    PARENT, INTERNATIONAL AND THE PURCHASER

     SECTION 4.01 ORGANIZATION AND AUTHORITY OF PARENT, INTERNATIONAL AND THE PURCHASER. Each of Parent and International is a corporation duly incorporated, validly existing and in good standing under the laws of the Netherlands. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     SECTION 4.02 AUTHORIZATION. Each of Parent, International and the Purchaser has all corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent, International and the Purchaser. The appropriate governing bodies of each of Parent and International and the Board of Directors of Purchaser have, and Parent and International as the stockholders of the Purchaser have, approved this Agreement and the Merger. This Agreement has been duly executed and delivered by each of Parent, International and the Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and binding obligation of each of Parent, International and the Purchaser, enforceable against each of Parent, International and the Purchaser except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles.

     SECTION 4.03 NO VIOLATIONS; CONSENTS AND APPROVALS. (a) Neither the execution, delivery and performance of this Agreement by Parent, International and the Purchaser nor the consummation by Parent, International and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the respective organizational documents, including, without limitation, if any, the certificate of incorporation or by-laws of Parent, International or the Purchaser, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which Parent, International or the Purchaser is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any Laws applicable to Parent, International, the Purchaser or any of their properties or assets; except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a material adverse effect on the business, results of operations or financial condition of Parent, International and the Purchaser, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

     (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Parent, International or the Purchaser or the consummation by Parent, International or the Purchaser of the transactions contemplated hereby, except (i) applicable requirements under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have a material adverse effect on the business, results of operations or financial conditions of Parent, International and the Purchaser, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

     SECTION 4.04 INFORMATION IN PROXY STATEMENT; 13E-3 STATEMENT. (a) The information supplied in writing by Parent, International or the Purchaser specifically for inclusion in the Proxy Statement (and any amendment thereof or supplement thereto), on the date the Proxy Statement is mailed to stockholders of the Company and at the time of the stockholder vote referred to in Section 6.01(c), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     (b) The 13E-3 Statement on the date filed with the Commission and at the time mailed to stockholders of the Company, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by Parent, International or the Purchaser with respect to any information supplied by the Company or any of its Subsidiaries expressly for inclusion in the 13E-3 Statement.

     SECTION 4.05 BROKERS AND INTERMEDIARIES. Parent, International and the Purchaser have not employed any broker, finder, advisor or intermediary other than Morgan Stanley & Co. Incorporated in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due to Morgan Stanley & Co. Incorporated shall be paid by the Purchaser.

     SECTION 4.06 LITIGATION. There is no action, suit or proceeding pending or, to the knowledge of the Parent, International or Purchaser, threatened against Parent, International or Purchaser, at law, in equity or otherwise, in, before, or by any court or governmental agency or authority which would reasonably be expected to have a material adverse effect on the ability of Parent, International or Purchaser to perform their respective obligations under this Agreement.

     SECTION 4.07 FINANCING. Parent will have, at the Closing, sufficient funds to perform its obligations hereunder.

                                   ARTICLE V

                        CERTAIN COVENANTS AND AGREEMENTS

     SECTION 5.01 CONDUCT OF BUSINESS. From the date of this Agreement to the Effective Time, the Company covenants and agrees (except as otherwise expressly contemplated by this Agreement or consented to in writing by Parent) that:

          (a) Ordinary Course. The Company and each of its Subsidiaries shall operate the businesses conducted by it in the ordinary and usual course, and shall use their reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with material customers and suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time.

          (b) Dividends; Changes in Stock. Other than pursuant to existing stock option plans and agreements, the Company shall not and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than dividends by wholly-owned subsidiaries of the Company); (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase, redeem or otherwise acquire any share of its capital stock; or (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any share of its capital stock of any class or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities.

          (c) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or By-laws except as otherwise contemplated herein.

          (d) No Acquisitions. The Company shall not, and shall not permit any Subsidiary of the Company to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire, other than in the ordinary course of business consistent with past practice, any assets which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.

          (e) No Dispositions. The Company shall not, and shall not permit any Subsidiary of the Company to, sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any of its assets, except in the ordinary course of business consistent with past practice.

          (f) No Indebtedness. The Company shall not, and shall not permit any Subsidiary of the Company to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or any Subsidiary of the Company or guarantee any debt securities of others, other than in the ordinary course of business consistent with past practice.

          (g) Employee Benefits; Executive Compensation. The Company shall not, and shall not permit any Subsidiary to, (a) adopt, amend or terminate any material employee benefit plan or (b) grant to any executive officer any increase in compensation or in severance or termination pay, or enter into or amend any employment, severance or similar agreement, arrangement or plan with any executive officer, except for normal increases in compensation in the ordinary course of business.

          (h) Other Business. Except for such actions as may be required by law, the Company shall not, and shall not permit any Subsidiary of the Company to, take any action that will result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue or in any of the conditions to the Merger set forth in Article 6 not being satisfied.

     SECTION 5.02 ANNOUNCEMENT. Neither the Company, on the one hand, nor Parent, International or the Purchaser, on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. Notwithstanding anything in this
Section 5.02 to the contrary, Parent, International, the Purchaser and the Company will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by law.

     SECTION 5.03 NO SOLICITATION. From the date of this Agreement to the Effective Time, the Company covenants and agrees that the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Subsidiaries ("Company Representatives") to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which the Company or any of its Subsidiaries had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section
5.03 by the Company. The Company shall promptly advise Parent of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Subsidiaries, any voting securities of the Company or any of its Subsidiaries or a substantial portion of the assets of the Company. Notwithstanding the foregoing, the Company, its Subsidiaries and Company Representatives shall not be obligated to take or refrain from taking any action pursuant to this Section 5.03 if the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that to take or refrain from taking any such action would result in a violation of its fiduciary obligations.

     SECTION 5.04 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company, or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.05 DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) Parent shall cause the certificate of incorporation and the by-laws of the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Company, unless such modification is required by law. Parent hereby guarantees the payment obligations of the Surviving Corporation arising from the indemnification and exculpation provisions referred to in the preceding sentence.

     (b) Parent or the Surviving Corporation shall maintain in effect for three years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of the Company currently in effect on the date of this Agreement (the "Company Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Company Insurance Policies; provided, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums for insurance under this Section 5.05(b) in excess of that which is commercially reasonable; and provided further, however, that if the annual premiums for such insurance coverage exceed that which is commercially reasonable, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage at a cost which is commercially reasonable.

     Each party hereto agrees to use its best reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

          (a) No Injunction or Proceeding. No preliminary or permanent injunction, temporary restraining order or other decree of a Governmental Entity shall be in effect, no statute, rule or regulation shall have been enacted by a Governmental Entity and no action, suit or proceeding by any Governmental Entity shall have been instituted or threatened, which prohibits the consummation of the Merger or materially challenges the transactions contemplated hereby.

          (b) Consents. Other than filing the Certificate of Merger, all consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the transactions contemplated hereby, shall have been obtained or effected or filed.

          (c) Approval of Holders of Company Common Stock. This Agreement shall have been approved and adopted by the affirmative vote of (i) a majority of the shares of Company Common Stock outstanding and (ii) a majority of the shares of Company Common Stock held by Public Stockholders that are voted at the meeting referred to in Section 1.02.

     SECTION 6.02 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

          (a) Representations and Warranties. The representations and warranties of Parent, International and the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such date.

          (b) Agreements. Each of Parent, International and the Purchaser shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

          (c) Opinion of Financial Advisor. The opinion of BT Wolfensohn referred to in Section 3.05 shall not have been withdrawn or revoked.

     SECTION 6.03 CONDITIONS TO THE OBLIGATIONS OF PARENT, INTERNATIONAL AND THE PURCHASER TO EFFECT THE MERGER. The obligations of Parent, International and the Purchaser to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          (b) Agreements. The Company shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          (c) No Material Adverse Change. Except as set forth on Schedule 6.03(c) of the Disclosure Letter or as set forth in the Company SEC Reports, since December 31, 1997, there shall have been no material adverse change in the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) by the mutual written consent of the Boards of Directors of Parent, International and the Purchaser, and the Board of Directors of the Company upon recommendation of the Independent Committee;

          (b) by either the Company upon the recommendation of the Independent Committee, on the one hand, or Parent, International and the Purchaser, on the other hand, if:

             (i) the Merger has not been consummated on or prior to November 30, 1998; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

             (ii) the stockholders of the Company fail to approve and adopt this Agreement and the transactions contemplated hereby at the meeting of the holders of Company Common Stock referred to in Section 6.01(c) (including any adjournment thereof) by the votes referred to in Section 6.01(c); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the stockholders of the Company to approve and adopt this Agreement; or

             (iii) if, prior to the consummation of the Merger, the Independent Committee shall have withdrawn, or modified or changed in any manner adverse to Parent, International or the Purchaser its approval of this Agreement or the Merger after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of fiduciary obligations under applicable law.

     SECTION 7.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, International, the Purchaser or the Company (except as set forth in this Section 7.02 and Section 7.01 hereof, each which shall survive any termination of this Agreement); provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

     SECTION 7.03 AMENDMENT. This Agreement may be amended in writing by the parties hereto; provided, however, that after adoption of this Agreement and the Merger by the stockholders of the Company no such amendment may be made without the further approval of the stockholders of the Company except to the extent permitted by the DGCL. Notwithstanding the foregoing, any amendment of this Agreement on behalf of the Company shall be subject to the approval of the Board of Directors of the Company upon the recommendation of the Independent Committee.

     SECTION 7.04 WAIVER. At any time prior to the Effective Time, whether before or after the meeting of holders of the Company Common Stock referred to in Section 6.01(c) hereof, Parent by action taken by its Board of Directors or the Company, by action taken by its Board of Directors upon the recommendation of the Independent Committee, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties will be extinguished on consummation of the Merger and neither Company, any Subsidiary nor any officer, director or employee or stockholder shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02 EXPENSES. Except as contemplated by this Agreement, all costs and expenses incurred in connection with Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     SECTION 8.03 APPLICABLE LAW. The rights and duties of Parent, International, the Purchaser and the Company under this Agreement shall be governed by the law of the State of Delaware.

     SECTION 8.04 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered and shall be sent or delivered as follows:

         If to the Company, to:

           BT Office Products International, Inc.
           2150 East Lake Cook Road
           Suite 590
           Buffalo Grove, IL 60089
           Telephone: (847) 793-7500
           Telecopy: (847) 808-0161

           Attention: Thomas F. Cullen, Esq.

         with a copy to:

           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019-6150
           Telephone: (212) 403-1000
           Telecopy: (212) 403-2000

           Attention: Elliott V. Stein, Esq.

         If to Parent, International or the Purchaser, to:

           NV Koninklijke KNP BT
           Hoogoorddreef 62
           1101 BE Amsterdam ZO
           P.O. Box 22740
           1100 DE Amsterdam ZO
           The Netherlands
           Telephone: 31-20-651-11-08
           Telecopy: 31-20-691-88-49

           Attention: Heidi van der Kooij, Esq.

         with a copy to:

           Winthrop, Stimson, Putnam & Roberts
           Financial Centre
           695 East Main Street
           P.O. Box 6760
           Stamford, CT 06904-6760
           Telephone: (203) 965-8262
           Telecopy: (203) 965-8226

           Attention: Frode Jensen, III., Esq.

Such names and addresses may be changed by such notice.

     SECTION 8.05 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

     SECTION 8.06 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, Parent, International or the Purchaser may assign this Agreement to any Subsidiary of Parent, International or the Purchaser. No such assignment shall relieve Parent, International or the Purchaser of its obligations under this Agreement. Subject to the first sentence of this Section 8.06, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

     SECTION 8.07 HEADINGS; REFERENCES. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles" or "Sections" shall be deemed to be references to Articles or Sections hereof unless otherwise indicated.

     SECTION 8.08 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each counterpart shall be deemed to be an original but all of which shall be considered one and the same agreement.

     SECTION 8.09  NO THIRD PARTY BENEFICIARIES.  Except as provided in Sections
2.07 and 5.05, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

     SECTION 8.10 SEVERABILITY; ENFORCEMENT. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          BT OFFICE PRODUCTS INTERNATIONAL, INC.

                                          By: /s/ RICHARD C. DUBIN

                                            ------------------------------------
                                            Name: Richard C. Dubin
                                            Title: Executive Vice President

                                          NV KONINKLIJKE KNP BT

                                          By: /s/ FRANS H.J. KOFFRIE

                                            ------------------------------------
                                            Name: Frans H.J. Koffrie
                                            Title:  Member of Executive Board

                                          KNP BT INTERNATIONAL B.V.

                                          By: /s/ FRANS H.J. KOFFRIE

                                            ------------------------------------
                                            Name: Frans H.J. Koffrie
                                            Title:  Director

                                          BT OPI ACQUISITION CORP.

                                          By: /s/ HARRY G. VREEDENBURGH

                                            ------------------------------------
                                            Name: Harry G. Vreedenburgh
                                            Title:  Vice President

                                                                        ANNEX II

                                                            [BT WOLFENSOHN LOGO]

                                                                    June 2, 1998

The Independent Committee of the Board of Directors
BT Office Products International, Inc.
2150 E. Lake Cook Road
Buffalo Grove, Illinois 60089-1877

Gentlemen:

     BT Wolfensohn has acted as financial advisor to the Independent Committee of the Board of Directors of BT Office Products International, Inc. (the "Company") in connection with the proposed Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 2, 1998, among the Company, NV Koninklijke KNP BT ("KNP"), KNP BT International B.V., a wholly-owned subsidiary of KNP ("KNP International"), and BT OPI Acquisition Corp., a corporation wholly-owned by KNP and KNP International ("Merger Sub"), which provides, among other things, for the merger of Merger Sub with and into the Company (the "Transaction"). As set forth more fully in the Merger Agreement, as a result of the Transaction each share of the common stock, par value $.01 per share, of the Company (the "Common Stock") not owned directly or indirectly by the Company, KNP or KNP International, other than shares as to which dissenters' rights have been perfected, will be converted into the right to receive $13.75 in cash (the "Consideration"). The Transaction is conditioned upon the approval of holders of a majority of the shares of Common Stock not owned by KNP or KNP International that are voted at a meeting of shareholders. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. We understand that KNP and KNP International collectively own in the aggregate approximately 70% of the outstanding Common Stock.

     You have requested BT Wolfensohn's opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Common Stock other than KNP and KNP International (the "Public Shareholders").

     In connection with BT Wolfensohn's role as financial advisor to the Independent Committee, and in arriving at its opinion, BT Wolfensohn has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. BT Wolfensohn has also held discussions with members of the senior management of the Company regarding the Company's business and prospects. In addition, BT Wolfensohn has (i) reviewed the reported prices and trading activity for the Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain transactions involving the acquisition by a controlling stockholder of the publicly-held shares of the company which BT Wolfensohn deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     BT Wolfensohn has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Wolfensohn has assumed and relied upon the accuracy and completeness of all such information and BT Wolfensohn has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to BT Wolfensohn and used in its analyses, BT Wolfensohn has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. We understand, based on KNP's statements, that KNP has no interest in any transaction that would result in the sale of Common Stock owned by it, and we were not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of the outstanding Common Stock, the Company or its constituent businesses. In addition, we

The Independent Committee of the Board of Directors
BT Office Products International, Inc.
June 2, 1998
Page  2

have been informed by KNP that it has no intention to pursue a sale of the Company after consummating the merger pursuant to the Merger Agreement. BT Wolfensohn's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, BT Wolfensohn has assumed that the Transaction will be consummated on the terms and subject to the conditions described in the Merger Agreement and that all conditions to the Transaction will be satisfied without waiver of such conditions.

     This opinion is addressed to, and for the use and benefit of, the Independent Committee of the Board of Directors of the Company. This opinion is not a recommendation to the Public Shareholders as regards the Transaction or as to whether they should vote for the Transaction. This opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the Public Shareholders.

     BT Wolfensohn is engaged in the merger and acquisition and client advisory business of Bankers Trust (together with its affiliates, the "BT Group") and, for legal and regulatory purposes is a division of BT Alex. Brown Incorporated, a registered broker-dealer and member of the New York Stock Exchange. BT Wolfensohn will be paid a fee for its services as financial advisor to the Independent Committee in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, members of the BT Group may actively trade in the securities and other instruments and obligations of the Company for their own accounts and for the accounts of their customers. Accordingly, the BT Group may at any time hold a long or short position in such securities, instruments and obligations.

     Based upon and subject to the foregoing, it is BT Wolfensohn's opinion as investment bankers that as of the date hereof the Consideration to be received by the Public Shareholders pursuant to the Transaction is fair from a financial point of view.


                                          Very truly yours,



                                          BT WOLFENSOHN

                                                                       ANNEX III

                        DELAWARE GENERAL CORPORATION LAW

SEC.262 APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                                      III-1

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                                      III-2

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal fights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as
                                      III-3
other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      III-4

                                                                        ANNEX IV


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                   FORM 10-K
                       FOR ANNUAL AND TRANSITION REPORTS
                    PURSUANT TO SECTIONS 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         ------------------------------

(MARK ONE)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

FOR THE TRANSITION PERIOD FROM
------------------ TO
------------------

                         COMMISSION FILE NUMBER 1-13858

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                      13-3245865
          (State of Incorporation)                   (IRS Employer Identification No.)
           2150 E. LAKE COOK ROAD                               60089-1877
           BUFFALO GROVE, ILLINOIS                              (Zip Code)
  (Address of principal executive offices)

       Registrant's telephone number, including area code (847) 793-7500

          Securities registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS                              NAME OF EACH EXCHANGE ON WHICH REGISTERED
-------------------                              -----------------------------------------
Common Stock, par value $.01 per share                 New York Stock Exchange, Inc.

       Securities registered pursuant to Section 12(g) of the Act: None.

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     The aggregate market value of the registrant's voting stock held by non-affiliates of the registrant as of March 18, 1998 was approximately $120,852,000.

     As of March 18, 1998, the number of shares outstanding of each of the registrant's classes of common stock is as follows:

TITLE OF EACH CLASS                                    NUMBER OF SHARES OUTSTANDING
-------------------                                    ----------------------------
Common Stock, par value $.01 per share                          33,471,000
                            DOCUMENTS INCORPORATED BY REFERENCE
--------------------------------------------------------------------------------------------
                                            None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                  PAGE
                                                                                  ----
PART I..........................................................................   IV-3
          Item 1.   Business....................................................   IV-3
          Item 2.   Properties..................................................  IV-12
          Item 3.   Legal Proceedings...........................................  IV-13
          Item 4.   Submission of Matters to a Vote of Security Holders.........  IV-13
PART II.........................................................................  IV-13
          Item 5.   Market for Registrant's Common Equity and Related
                      Stockholder Matters.......................................  IV-13
          Item 6.   Selected Financial Data.....................................  IV-13
          Item 7.   Management's Discussion and Analysis of Financial Condition
                      and Results of Operations.................................  IV-15
          Item 8.   Financial Statements and Supplementary Data.................  IV-22
          Item 9.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure..................................  IV-22
PART III........................................................................  IV-22
          Item 10.  Directors and Executive Officers of the Registrant..........  IV-22
          Item 11.  Executive Compensation......................................  IV-24
          Item 12.  Security Ownership of Certain Beneficial Owners and
                      Management................................................  IV-32
          Item 13.  Certain Relationships and Related Transactions..............  IV-33
PART IV.........................................................................  IV-36
          Item 14.  Exhibits, Financial Statements, Financial Statement
                      Schedule, and Reports on Form 8-K.........................  IV-36

                                     PART I

ITEM 1. BUSINESS

GENERAL

     BT Office Products International, Inc. ("BT Office Products" or the "Company") is a leading full-service distributor of office products, serving primarily medium- and large-sized businesses and institutions in major markets in both the United States and Europe. The Company offers its customers a full range of office products, including traditional office supplies, office furniture, computer supplies and accessories, copiers and office equipment, business forms and advertising specialty and promotional products. In the United States, the Company services major business markets through 24 sales and distribution centers and 56 branch sales offices in 35 states as of February 27, 1998. In Europe, the Company is the largest office products distributor in Germany and one of the leading office products distributors in The Netherlands, Sweden and the United Kingdom. The Company also serves markets in Austria, Italy, Switzerland and the Baltic States through licensed dealers for its "Classic" brand of office supplies.

     BT Office Products has developed and implemented an integrated full-service approach to serving the office products needs of its customers. The Company operates large regional distribution facilities, purchases products directly from manufacturers whenever possible and offers a wide variety of products and high levels of customer service.

COMPANY HISTORY

     Background

     In 1984, Buhrmann-Tetterode NV ("BT"), a large Dutch graphic and business systems, packaging manufacturing and paper distribution company and a predecessor of NV Koninklijke KNP BT ("KNP BT"), established BT Office Products International, Inc. (then known as BT USA, Inc.) as a holding company for its United States operations (the "Holding Company").

     In 1990, BT established a separate division headquartered in Amsterdam to administer its office products distribution businesses in the United States and Europe (the "Office Products Division"). In March 1993, BT merged with two other large companies with headquarters in The Netherlands, NV Koninklijke KNP ("KNP") and VRG Groep NV ("VRG"), to form KNP BT. As a result, the Office Products Division became a division of KNP BT.

     On June 30, 1995, KNP BT and the Holding Company effected a series of transactions (collectively, the "Reorganization") in order to reorganize the legal ownership of various of their businesses and to recapitalize the ongoing office products distribution business which now constitutes the Company. In connection with the Reorganization, (i) the Holding Company transferred certain packaging manufacturing businesses in the U.S. (the "Packaging Businesses") and other non-office products assets and liabilities to KNP BT; (ii) KNP BT transferred its European office products businesses (the "European Businesses") and Kelly Paper Company, a wholesale cash and carry printing paper and supplies business headquartered in California ("Kelly Paper"), to the Holding Company; and (iii) KNP BT made a capital contribution of $118.0 million (the "Capital Contribution") to the Holding Company. As a result of the Reorganization, the Holding Company was recapitalized to constitute the Company, which now owns and manages all of KNP BT's office products distribution businesses worldwide.

     In July 1995, the Company completed the sale of 10,000,000 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), at a price of $11.50 per share in an initial public offering (the "Offering"). After the Offering, KNP BT beneficially owns approximately 70% of the Company's outstanding common stock. The net proceeds received from the Offering, after underwriting discounts and commissions and costs related to the Offering and the Reorganization ("Net Proceeds") were $98.4 million. Of the Net Proceeds, the Company used $65.8 million to repay, in full, non-interest-bearing advances from affiliates made in 1994 and 1995 to finance several acquisitions. The Company used the remaining Net Proceeds to reduce outstanding indebtedness under the interest-bearing advances from affiliates made to the Company for working capital and other general corporate purposes.

     United States

     BT Office Products entered into the office products distribution business in the United States in 1987 through the acquisition of a controlling interest in a contract stationer servicing the New

York metropolitan area. Since then, the Company has expanded its operations throughout the United States by acquiring over 40 businesses in both new markets and existing markets. Such acquisitions have contributed significantly to increasing the Company's net sales in the United States from $469 million in 1993 to $1,148 million in 1997.

     In January 1998, the Company organized its United States operations into the following nine geographical regions and Kelly Paper: New England, Northeast, Mid-Atlantic, Central, Midwest, Great Lakes, South-Southeast, Northwest and West-Southwest.

     Europe

     BT Office Products entered into the office products distribution business in Europe in 1989 through the acquisition of a contract stationer based in London, England. Since then, the Company has expanded its European operations in the United Kingdom, Germany, The Netherlands and Sweden by acquiring over 30 businesses in both new markets and existing markets. Such acquisitions have contributed significantly to increasing the Company's net sales in Europe from $118 million in 1993 to $471 million in 1997.

     Subsequent Event

     On January 22, 1998, KNP BT, the Company's 70% stockholder, announced that it is prepared to make an offer to acquire the approximately 30% of the Company's stock that is publicly-traded for a cash purchase price of $10.50 per share. The Company has formed an independent committee of its Board of Directors to represent the interests of the minority shareholders. This committee, together with independent financial and legal advisors retained by the committee, is evaluating the proposal. The parties have not reached a definitive agreement.

GROWTH STRATEGIES

     The Company's growth strategy is to increase its business by: (i) expanding the scope of its operations, primarily through acquisitions of substantial office products distributors in major metropolitan markets in Europe and the United States where it does not currently have operations and making selected add-on acquisitions (smaller companies that will be integrated into an existing business); (ii) leveraging its international capabilities in order to grow its business in Europe; (iii) focusing its sales efforts on broadening its customer base; and (iv) increasing sales of products and services to existing customers by effective utilization of value-added services offered by the Company.

     Growth through Acquisitions

     BT Office Products has historically grown through a combination of acquisitions and internal growth. During 1997, acquisition activity slowed considerably as the Company focused on integrating previously acquired companies. Nevertheless, the Company did complete eleven strategic acquisitions during the year, primarily in Europe. Through such acquisitions, the Company expanded its position in certain key markets in Germany, The Netherlands and Sweden.

     The Company's long-term strategy is to expand its operations through selective acquisitions of established quality office products distributors in the United States and Europe in order to create cost savings (through reduced administrative expenses as a percentage of sales and additional purchasing power) and increase sales and total profitability. Additionally, in those markets where the Company cannot acquire a desirable substantial office products distributor, the Company may consider beginning a start-up or "greenfield" operation as an alternative means of entering such markets as it did in Atlanta in 1995. The Company's long-term strategy also includes selectively making add-on acquisitions of smaller contract stationers in existing markets to enable the Company to increase sales within an existing market and generate operating efficiencies, such as the consolidation of warehouses and administrative functions.

     In building its business through acquisitions, the Company generally has retained existing senior management of acquired companies with experience in local market conditions and customer needs, whenever possible, and has centralized administrative functions, merchandising, purchasing and systems development to achieve cost savings through economies of scale. The integration of acquired businesses may, however, lead to the loss of key employees of the acquired companies and diversion of management attention from other ongoing business concerns.

     The Company may not be able to complete targeted acquisitions because of competition, price or the availability of suitable candidates. The Company anticipates significant future acquisition fund-ing, to the extent required, will necessitate obtaining additional debt and/or equity capital resources, which may not be available. In addition, the Company encounters various risks with each acquisition, including the possible inability to integrate the acquired business into its distribution network, diversion of management's attention from current operations, and unanticipated problems, costs, or liabilities, some or all of which could have a material adverse effect on the operations and financial performance of the Company. Additional risks arising out of the Company's operations in foreign countries include those associated with currency exchange rates, differing legal and regulatory requirements, as well as language and cultural differences.

     Leveraging International Capabilities

     BT Office Products derives approximately 29% of its total sales revenue from outside the United States. The Company's net sales in Europe have grown from $118 million in 1993 to $471 million in 1997. Management believes that there are opportunities for additional growth in Europe and that the Company is well-positioned to capitalize on such opportunities because of the extensive experience of its European operating and executive managers in acquiring and operating businesses in the Company's European markets. The Company is also pursuing new and additional business from multinational corporations which have locations in the United States and Europe.

     Broadening Our Customer Base

     The Company believes that many larger customers are seeking to control overhead and reduce the total cost of their office products needs while demanding a significantly broader range of products and services. Many of these customers are also reducing the number of suppliers with whom they do business. The Company views these changing market conditions as a major opportunity to obtain new customers. The Company will seek to attract new customers by combining a dedication to technology solutions with high levels of customer responsiveness and flexibility. Specific initiatives of the Company to broaden its customer base include: (i) expansion of the Company's sales force at the local level with particular emphasis on college recruiting; (ii) implementation of sales training programs focused on the increasingly complex needs of customers; (iii) forming strategic alliances with selected partners in new markets; and (iv) expanding product and service offerings to meet the changing needs of the customers.

     Historically, the Company has focused on large- and medium-sized accounts. In 1997, BT Office Products entered into a long-term contract with Kinko's, Inc. ("Kinko's"). Pursuant to such contract, BT Office Products will provide in-store stocking requirements for a wide variety of office, computer, and presentation products for resale to Kinko's customers. In 1997, approximately 170 Kinko's retail outlets were implemented on this plan and the Company anticipates the number of stores on the plan to be 665 by the end of 1998. Additionally, the Company anticipates initiating a test program in 1998 to approach small and home office credit card customers through the Internet.

     Expanding Products and Services Offered to
       Existing Customers

     Management believes there are significant opportunities to increase sales of both products and services to existing customers, particularly by increasing customers' utilization of the value-added services offered by the Company, such as stockless delivery, electronic commerce and custom billing.

     BT Office Products works with its larger customers to develop an "outsourcing" approach by providing value-added services to reduce customers' costs associated with office supplies. For example, customers may rely entirely on the Company to deliver office products when and as needed by the customers' employees, resulting in a "stockless supply" system. The customers completely eliminate their inventory of office products, storage facilities for office products and all related personnel and administrative requirements.

     BT Office Products offers a variety of leading-edge electronic commerce solutions to meet the needs of its customers. The Company currently provides customers with remote order entry, CD ROM catalogs, Internet ordering systems, materials management software and EDI electronic billing and payment options designed to decrease response times and error rates and improve customer service. The Company offers its customers access to its entire selection of office products through the Company's electronic commerce systems. Through the use of customized software programs installed by the Company on the customer's computer system or via the Internet, customers can order office products through their personal computers which are linked to BT Office Products' on-line order management system. Ordering is made easier by various browser options, including recently ordered items, in the online catalogs, a flexible order template and a "Quick Pick" list to streamline frequently ordered items.

     BT Office Products also provides its customers with billing and usage information in hard copy or magnetic tape, cartridge or diskette media, in each case designed to a particular customer's specifications. The Company is also committed to making continuous improvements in technology such as the development and implementation of the Company's "National Selling System" ("NSS"), which provides a uniform information system and order management capabilities to serve the needs of large customers with multiple locations. Customized cost center billing allows a customer, with the Company's assistance, to analyze and rationalize its ordering and usage of office supplies and to use such information for budgeting purposes.

OPERATING STRATEGIES

     BT Office Products serves its customers through local operating divisions that provide sales, marketing and order fulfillment services, while it conducts merchandising, purchasing, systems development, sales training and many administrative functions on a regional or central basis. The Company is reducing as well as controlling its operating costs by consolidating administrative functions on a regional or central basis and expanding the use of its logistics and distributions systems over a growing sales base. Management believes this operating strategy allows it to be flexible and responsive to local market needs while securing the benefits of economies of scale.

     Implementation of Enterprise-wide Systems

     In 1997, the Company announced its plan to implement an enterprise-wide systems solution known as "Project Millennium," a program designed to standardize business processes, centralize certain business functions and enhance customer service as well as quality throughout the Company's U.S. operations. The capital requirements for Project Millennium are estimated to be $60 million, of which $16 million has been capitalized as of December 31, 1997 and the remaining amount will be spent over the next three years. The Company has established cross-functional teams, assisted by Computer Sciences Corporation ("CSC"), to provide technical support for the conversion and implementation of the new systems.

     The implementation plan will occur in two phases in order to maximize benefits and minimize disruption to the business. The first phase, which commenced in early 1998, will focus on the gradual transition of Company accounts from its legacy systems to NSS, the development of billing and cash application systems, the centralization of procurement and the establishment of a data warehouse system. The second phase, which the Company expects to commence in mid-1999, will focus on warehouse technology, remaining accounting and finance operations and specialty products (furniture, promotional products and print).

     As a result of this investment, the Company expects to provide enhanced customer service as well as increased operational productivity primarily through the installation of a leading-edge information technology system and centralization of certain functions (primarily in the areas of accounting and procurement) on a company-wide basis. Project Millennium will assist the Company with its strategic plan to consolidate business processes that do not directly affect the customer while constantly improving services which are close to the customer. The Company anticipates that this program will also allow the Company to reduce costs and improve working capital by lowering costs through systems, consolidations and improved practices. Additionally, the Company believes that the program will enable it to improve customer quality by designing enhanced tools for customer service, staying on the leading edge of electronic commerce, and building a data warehouse which creates new marketing opportunities. When completed in the year 2001, the Company expects to achieve favorable financial benefits from this program of approximately $17 million per year before depreciation charges.

     In Europe, similar projects are underway to consolidate and centralize certain functions within the Company over the next four years. The Company is currently evaluating operational systems for the office supplies and copier businesses that will also accommodate Year 2000 and Euro currency system requirements. Currently, BT Office Products Deutschland is completely integrated on Oracle financial and accounting software and is installing one common materials management/operating system due to be completed during 1998.

     Certification of Business and Quality Systems

     BT Office Products is the first national contract stationer in the United States to have operating units ISO 9002 certified for general office products distribution. At December 31, 1997, all of the Company's U.S. operating units acquired prior to 1997 are ISO-certified facilities. Many of the Company's European operating units have also achieved ISO certifications. The Company expects that all remaining U.S. and European centers will be certified by the end of 1998. The emphasis on quality reinforces the Company's dedication to customer responsiveness and relies on company-wide processes, called Business and Quality Systems, to help the Company achieve superior customer satisfaction.

PRODUCT OFFERINGS

     The Company offers its customers a full range of office products, including traditional office supplies, office furniture, computer supplies and accessories, copiers and office equipment, advertising specialty and promotional products and business forms. The Company's larger operating divisions typically have in stock 6,000 to 7,000 SKUs of office supplies, all of which are contained in the Company's common catalogs. The Company also has access, through the Company's EDI and other ordering systems, to over 45,000 additional SKUs of office supplies, computer supplies and catalog furniture from wholesalers and other suppliers, enabling the Company to provide its customers with immediate access to a broad range of products. The Company provides a wide variety of customized value-added services to its customers, which are designed to reduce the customer's total overall cost of managing its office products needs.

     Office Supplies

     The Company provides its customers access to one of the broadest available selections of office supplies. Products include paper, writing instruments, mailroom supplies, filing supplies, organizers, desktop accessories, business forms, binders, tape, printed products, staplers and other fastening products, and consumable items. In addition to the wide variety of brand name office products offered by the Company, the Company sells over 300 different items under the "BT MASTERBRAND(TM)" label in the United States and over 950 different items under its "Classic" trademark through participating dealers in Europe.

     Office Furniture and Ergonomic Products

     The Company sells a comprehensive line of "catalog furniture," which is a term used generally to describe low- and mid-priced desks, chairs, file cabinets and other office furniture that is included in the Company's catalogs and generally sold from stock on a piece basis. Catalog furniture is sold by both the Company's office supplies sales force and its office furniture sales force. The Company also offers executive furniture and modular office systems, and at certain locations, office design and space planning. These products are generally ordered by a customer in connection with a corporate relocation or expansion, facility reconfiguration or refurbishment. To complement office furniture, the Company sells a broad range of ergonomic products designed to enhance worker comfort, safety and productivity.

     Computer Supplies and Accessories

     The Company sells a variety of consumable computer supplies and accessories, such as diskettes, tape and optical storage media, keyboard storage drawers and personal computer stands, mouse pads and other keyboard accessories, monitor accessories, screen filters, cleaning and maintenance products, laser printer toner (including recycled toner), and other computer-related consumables. Sales of personal computers and other computer hardware are not material.

     Office Equipment -- Copiers, Postal/Mail and
       Conference Equipment

     The Company sells and services copiers, facsimile machines, postal/mail equipment, printers and related supplies primarily in Europe. Veenman Kantoormachines B.V., Veenman Office Management B.V., Direct Dealer Services Nederland B.V. and Repro Copiers Nederland B.V. (collectively, the "Veenman Group"), which operates in The Netherlands, is an exclusive distributor of Konica copiers, printers and facsimile machines and Pitney Bowes postal/mail equipment. In the United States and Germany, the Company offers a wide range of conference supplies and equipment, including seating, tables, overhead projectors, LED panels, easels and related supplies.

     Advertising Specialty and Promotional Products

     The Company sells numerous advertising specialty and promotional products, all of which may be personalized with the customer's logo and/or name. The Company was recognized in 1997 by Advertising Specialty Institute in Counselor magazine as being among the top twenty-five largest distributors of promotional products in the United States.

     Forms Management and Printing Services

     The Company offers customized forms management services to reduce the customer's indirect costs for maintaining forms. The Company works directly with third-party printers to arrange for the supply of such forms to its customers, allowing a customer to reduce its storage and personnel requirements. The Company also provides customized printing services for its customers for products such as business cards and company stationery. During 1997, the Company announced a strategic alliance with the Document Solutions Division of Moore Corporation to sell and distribute forms in the Company's Northeast Region.

     Printing Paper Products

     Kelly Paper operates a wholesale cash and carry printing and communication paper and printing supplies business primarily for small commercial printers through a central warehouse in Whittier, California, and 35 wholesale stores located in California, Arizona and Nevada. Over 85% of Kelly Paper's sales are made from its wholesale stores, with the balance made from its central warehouse. A typical store is approximately 14,000 square feet in size. Kelly Paper plans to open five to eight additional stores in the western United States in the next three years.

SALES AND MARKETING

     Overview

     The Company's marketing strategy is designed to increase its customer base of medium- and large-sized businesses and institutions by flexibly and responsively demonstrating to customers and potential customers that the total overall cost of managing their office products needs can be reduced by focusing on process cost reduction. The Company works with customers to simplify and reduce the costs of the office product procurement process by providing services such as customized and tailored catalogs, electronic as well as paper requisition forms, CD ROM catalogs with built-in order logic, EDI and Internet ordering. The Company's release of SyntraNet(SM), a full-line Internet ordering system, in 1997 was an important initiative in assisting customers in achieving their process cost reduction goals. The Company has implemented its NSS program to service its growing base of customers with multiple locations across broad geographic areas. This program includes the establishment of common product and pricing data, the implementation of a telecommunications network and a common order-entry as well as order-management system. This system enables the Company to provide customers with consolidated reports, billing and other useful customer information as well as serve as the foundation for the development of additional common customer service and operating systems. In 1997, national account sales exceeded 14% of the Company's net sales in the United States.

     The Company markets its products and services to customers through a local dedicated sales force using the Company's centrally produced full-color catalogs of its product and service offerings in each of the United States, The Netherlands, Germany, Sweden and the United Kingdom. Most of the office products offered in these main catalogs are kept in stock at the Company's distribution centers. Additionally, in the United States, the Company is linked electronically to certain of its suppliers so that items not in stock can be delivered to a customer on a next-day basis and the Company can better manage its inventory levels. In addition to its main catalogs in each country, the Company produces a substantial number of customized and promotional catalogs. Together, BT Office Products' local sales force and catalogs are key elements of its marketing strategy.

     Through its contract with Kinko's, the Company has begun to focus its sales and marketing efforts on opportunities in the small office and home office markets. In addition, in select markets, BT Office Products intends to pursue initiating Internet catalog ordering for the small and home office buyer. Finally, the Company intends to continue its direct mail and telemarketing activities in select markets.

     The Company's centralized merchandising departments in the U.S. and Europe produce many of the major selling tools of the Company. Since all product selections and supplier contact are the responsibilities of the merchandising department, the Company has opportunities both to maximize efficiencies through product selection and to leverage the substantial buying power of the Company. The advertising function in the U.S., which is a part of the merchandising department, provides the marketing materials to support the more than 1,100 outside sales representatives of the Company. The centralization of advertising provides buying power in materials and consistency in the message and image of the Company's services. The merchandising functions are coordinated between the United States and Europe to support the Company's appeal to customers seeking service in multiple countries.

     Sales Force

     The Company uses a variety of sales approaches tailored to the specific needs of its customers. The majority of the Company's sales are conducted through a sales force of approximately 1,100 persons in the United States, 375 in Germany, 200 in The Netherlands, 70 in Sweden and 20 in the United Kingdom. Most of the sales force in the United States is compensated on a commission basis and most of the sales force in Europe is compensated on a salaried basis. The Company services its customers through sales personnel and customer service representatives.

     The Company's sales force assists its customers with the implementation of a comprehensive office products procurement system, which includes the supply of office products as well as the provision of customized services, such as specialized catalogs and electronic order entry. Management is committed to provide training for its sales force, with the objective of enabling sales personnel to educate customers as to the total overall costs of managing their office products needs and assisting customers in designing programs to minimize these costs. The Company has initiated a college recruiting program in order to expand its local sales force to meet the needs of its customers.

     Catalogs

     The Company annually publishes a full-color catalog of its office products offerings in the United States (containing approximately 10,000 SKUs) and in Germany, The Netherlands, Sweden and the United Kingdom (each containing approximately 6,000 SKUs). The catalogs consist of a narrative and pictorial selling presentation, prices and a description of each item's uses and features, as well as descriptions of the services available to customers. The Company also produces other specialty catalogs for its marketing efforts, targeted to customers by size and/or type. In addition, the Company also provides customized catalogs containing 100 to 500 SKUs of office products for its larger customers, and CD ROM catalogs with built-in order logic and EDI capability. The Company generally does not utilize newspaper, radio or other forms of mass media advertising.

     Classic Licensing Program

     The Company sells its Classic private label brand of office products in Europe through a network of dealers under its Classic licensing program. This licensing program supplements the Company's direct sales of Classic products in Germany, The Netherlands, Sweden and the United Kingdom in markets not otherwise serviced through its wholly-owned distributors. Under the Classic license program, the Company enters into agreements with independent office products dealers, granting exclusive distribution arrangements for the Classic brand of office products in a specific geographic area. The Classic program thus enables the Company to establish a business relationship with a large number of local dealers across Europe, some of which may become attractive acquisition candidates. Currently, there are 66 participating independent dealers in the Classic license program in Germany. The Company has entered into license agreements with one dealer in each of Austria, Italy, Switzerland and the Baltic States.

     The Company offers participating dealers a full menu of services, including catalogs, direct marketing assistance, promotions and order fulfillment. Through the use of the Company's warehouse and distribution facility in Langenlonsheim, Germany (near Frankfurt), a participating dealer has the ability to offer next-day delivery in a cost-effective manner and to take advantage of the centralized logistics (e.g., stock control, picking, packing and shipping), merchandising and information systems of the Company. In this capacity, the Company serves as a wholesaler to the Classic license program participants, permitting them to reduce inventory and distribution facilities costs. As a result, small local dealers have the ability to offer their customers products and services comparable to those of larger and better capitalized office products dealers without the expense of carrying larger product inventories.

     In addition to the revenue the Company generates on the sales of its Classic products and the annual licensing fees paid by the participating dealers, the Company realizes other economic benefits from these arrangements. Because participating dealers are required to (i) participate in the Company's Classic brand marketing activities, thereby broadening the market for the Classic name, and (ii) buy Classic products from suppliers of the Company, the purchasing power of the Company, and therefore the dealers as well, is increased without requiring any incremental investment by the Company.

CUSTOMERS

     No single customer accounted for more than 1% of the Company's sales in 1997. The Company's customers include many Fortune 500 companies, other large corporations, banks, financial services companies, governmental entities and educational institutions. Many customers have multiple locations that are serviced by the Company's operating divisions.

PURCHASING

     The Company purchases a large majority of its products in volume directly from manufacturers or major office products wholesalers, who deliver the merchandise to each of the Company's distribution centers. Generally, the Company has been able to return any unsold or obsolete office products inventory to its suppliers, resulting in minimal inventory write-offs. However, no assurance can be given that the Company's suppliers will continue to offer this return policy in the future.

     To maximize its purchasing power, the Company's purchasing strategy has been to establish preferred relations with certain suppliers with whom the Company can capitalize on purchasing economies. This "preferred supplier" strategy creates advantageous pricing relationships for the Company and has led to competition among suppliers for inclusion in such group. To further maximize its purchasing power, the Company has been consolidating, and will continue to consolidate, its purchases from key suppliers to increase its importance to those suppliers, including the sourcing of the office products sold under the "BT MASTERBRAND(TM)," "Masterbrand" and "Classic" brand names. Additionally, the Company has utilized, and will continue to utilize, its ability to provide suppliers access to international markets as part of its purchasing strategy.

     Certain of the Company's suppliers are linked through EDI with the Company's on-line order entry system. Products ordered through the Company's on-line order entry system that are not in stock are automatically purchased by the Company through EDI from the Company's suppliers. These products are delivered by such suppliers to the Company's warehouses in time for next-day delivery to the customer with other ordered products.

     During the fiscal year ended December 31, 1997, the Company purchased merchandise from over 500 suppliers in the United States. The largest supplier accounted for approximately 14% of the Company's total U.S. purchases, and the ten largest suppliers accounted for approximately 48% of total U.S. inventory purchases. Although a substantial portion of the Company's purchases are concentrated with a relatively small number of suppliers, the Company believes that alternative sources of supply are available for virtually every product it sells. However, the Company believes that customer brand preference is an important factor in the purchase of certain office products and that its competitive position is enhanced by the inclusion of popular brand name items. The Company considers its relationship with its suppliers to be good and has not experienced any difficulty in sourcing its merchandise.

LOGISTICS

     The Company receives orders through its electronic commerce systems, as well as by traditional telephone, fax and mail-in purchase order methods. After an order has been placed with the Company, picking documents are created for those items in stock and routed to the appropriate distribution center for order fulfillment. At the same time, the Company's EDI systems transmit those portions of the orders not in stock to the Company's suppliers. The Company has arrangements with various suppliers to receive product on a same-day basis. These items are combined with in-stock items to accommodate customer delivery requests. In 1997, the Company filled over 98% of orders for office prod-ucts from customers in the United States on either a same-day or next-day shipment basis, depending on the customer's specific needs. Through its advanced logistics systems, the Company processes thousands of orders daily so that it can offer its customers such delivery services.

     The Company's distribution centers use automated routing software, scanning and conveyor or carousel picking technology to enhance accuracy and efficiency. After an order is picked and packed, conveyors and overhead scanning systems are utilized to route and manifest outgoing customer deliveries. Significant detailed reporting is available to optimize warehouse productivity, inventory turns, SKU selection and sourcing decisions and to evaluate supplier performance.

     The Company's distribution centers have a logistical and economic reach of up to approximately six hours by truck in any direction. The Company uses a combination of owned and leased vehicles and third-party services to deliver office products.

     The Company can provide its customers with delivery of office products directly to the desks of the individual office employees of the customer. Desktop delivery creates savings for the customer by reducing the need for storage facilities, personnel and capital investment in non-income producing inventory. In many cases, customers rely entirely on the Company to deliver office products when and as needed by the customer's employees, resulting in a "stockless supply" system whereby they completely eliminate their inventory of office products, storage facilities for office products and all related personnel and administrative requirements.

COMPETITION

     The Company operates in a highly competitive environment which has resulted in pressure on gross profit levels for the past few years. The principal competitive factors in the office products distribution industry are service, price, product quality and product offerings. Management believes that increasing industry-wide competition and price sensitivity of customers will continue to exert pressure on gross profit levels in the future.

     The Company's principal competitors, depending upon the regions in which it operates, are national office products distributors, traditional contract stationers, direct mail order companies, retail office products superstores and stationery stores. With respect to medium- and large-sized businesses and other institutions, which are the Company's target market, management believes that existing customers and potential customers prefer to deal with large value-added office products distributors, such as the Company, which can provide the lowest total overall cost of managing their office products needs, high levels of service, convenience and rapid delivery.

     The Company's largest competitors in the United States are Boise Cascade Office Products Corporation, Corporate Express, Inc., U.S. Office Products Company and the office products distribution businesses of Office Depot Inc. and Staples, Inc. These businesses compete for, and sell office products to, many of the same customers as the Company. Management believes that it competes favorably with these companies on the basis of its customized and value-added services and the price of its products.

     Historically, the German market was highly fragmented and customers in Germany were serviced to a large extent by local dealers who generally operated within a local or regional territory. Consolidation within the German market was occurring at a slow pace. However, in 1997, several international contract stationers entered into or continued their expansion within the German market. This trend is anticipated to continue as the local dealers are pressured to compete with these international companies. The Company's largest competitors in Germany include Corporate Express, Inc., Guilbert S.A., Lyreco and Viking Office Products.

     The United Kingdom market has also experienced a significant amount of consolidation over the past few years. The Company's major competitors in the United Kingdom are Guilbert S.A., Corporate Express, Inc., Dudley Stationery Ltd. and Samas.

     In The Netherlands, the Company's competitors are principally local dealers. The largest competitors are Ahrend and Samas.

     In Sweden, the Company's main competitors are Svanstroms, Tybring-Gjedde, and Durab.

     Some of the Company's competitors have greater financial resources and purchasing power than the Company and, particularly in the case of the retail office products superstores, significant name recognition. In addition, the Company be-lieves that the office products distribution industry will continue to consolidate over the next few years and, consequently become more competitive. Also, the Company believes that increasing competition and heightened price sensitivity among customers have led to industry-wide pressure on gross margins, a trend which the Company expects will continue in the future.

EMPLOYEES

     At December 31, 1997, the Company employed approximately 6,650 persons. The Company believes that its relations with its employees are good.

ITEM 2. PROPERTIES

     The Company's principal executive offices are located at 2150 East Lake Cook Road, Buffalo Grove, Illinois 60089. The Company owns and leases properties for use in the ordinary course of business. The leases expire at various times through 2022, and many of the Company's leases contain options to renew and/or purchase the property. The Company's European operations are managed and coordinated from its European headquarters in Amsterdam.

     As of February 27, 1998, the Company's principal distribution centers were as follows:

United States
  Phoenix, Arizona
  Newark, California
  Rancho Dominguez, California
  Aurora, Colorado
  Tampa, Florida
  Atlanta, Georgia
  Chicago, Illinois(1)
  Indianapolis, Indiana
  Springdale, Maryland
  Needham, Massachusetts
  Warren, Michigan
  Plymouth, Minnesota
  Vinita Park, Missouri
  North Bergen, New Jersey
  Albuquerque, New Mexico
  New York, New York
  Greensboro, North Carolina
  Lewis Center, Ohio
  Portland, Oregon
  Glenfield, Pennsylvania(1)
  Philadelphia, Pennsylvania
  Arlington, Texas
  Houston, Texas
  Salt Lake City, Utah
Europe
Germany
  Langenlonsheim
  Maisach bei Munich
  Scharnhausen
  Wupertal
  Ulm-Lehr
The Netherlands
  Berkel (Rotterdam)
  Capelle aan den IJssel
  Gorinchem
  Utrecht
  Zaandam (Amsterdam)
  Zwolle
Sweden
  Boras
United Kingdom
  Reading

-------------------------
(1) These sales and distribution centers are owned by the Company. All other distribution centers and distribution breakdown facilities are leased by the Company.

     The Company's Kelly Paper operation maintains a central distribution center of approximately 82,000 square feet in Whittier, California as well as 31 wholesale stores in California, three in Arizona and one in Nevada.

     Although the Company believes that its distribution facilities are generally adequate for its current level of business, the Company believes that its operations in certain markets may require new or expanded facilities in the next several years.

     As of February 27, 1998, the Company had 56 principal sales branches in the United States and 52 principal sales branches in Europe.

ITEM 3. LEGAL PROCEEDINGS

     BT Office Products has been served with several class action complaints that have been filed in the Court of Chancery of the State of Delaware. The actions allege breach of fiduciary duties and related claims against KNP BT, the Company and certain of its directors in connection with the January 22, 1998 announcement that KNP BT was prepared to make an offer to purchase the outstanding shares of the Company that it does not already own. The defendants intend to defend the lawsuits vigorously and the Company does not expect such lawsuits to have a material adverse effect on the financial condition or results of operations of the Company.

     The Company is also involved in various ordinary routine legal proceedings incidental to the conduct of its business. Management does not believe that any of these legal proceedings will have a material adverse effect on the financial condition or results of operations of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF
  SECURITY HOLDERS

     None.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY
  AND RELATED STOCKHOLDER MATTERS

     The Common Stock of the Company (NYSE symbol: BTF) commenced trading on the New York Stock Exchange (the "Exchange") on July 19, 1995. Prior to that time, there was no market for the Common Stock of the Company. The following table sets forth the range of high and low sale prices of the Company's Common Stock on the Exchange for each quarterly period during the fiscal years ending December 31, 1997 and 1996.


                                   FISCAL 1997                      FISCAL 1996
                         -------------------------------    ----------------------------
                             HIGH              LOW              HIGH            LOW
                         -------------    --------------    ------------    ------------
First quarter........     11 1/8            6 7/8            23 1/2          13
Second quarter.......      9                7 1/4            23 7/8          15 1/2
Third quarter........     13                7 5/16           17 7/8           9 7/8
Fourth quarter.......     12 7/16           6 11/16          14               8 1/8


     As of March 4, 1998, there were approximately 214 holders of record of the Common Stock.

     The Company has not declared or paid cash dividends on its Common Stock. The Company currently anticipates that it will retain all available funds for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors.

ITEM 6. SELECTED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for the Company for each of the five years ended December 31, 1993 through 1997. The selected statement of operations data and balance sheet data have been derived from the Company's audited financial statements. The information contained herein should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of the Company for the three years ended December 31, 1997, and the notes thereto included herein.

                                                          YEAR ENDED DECEMBER 31
                                         ---------------------------------------------------------
                                            1997         1996        1995      1994(9)      1993
                                         ----------   ----------   ---------   --------   --------
                                            (In thousands, except per share and operating data)
STATEMENT OF OPERATIONS DATA:
Net sales:
  United States........................  $1,147,689   $1,086,960   $ 833,010   $589,823   $469,263
  Europe...............................     471,055      325,554     299,360    199,718    117,591
                                         ----------   ----------   ---------   --------   --------
     Total.............................   1,618,744    1,412,514   1,132,370    789,541    586,854
Costs of products sold.................   1,162,737    1,004,713     819,078    557,737    408,514
                                         ----------   ----------   ---------   --------   --------
Gross profit...........................     456,007      407,801     313,292    231,804    178,340
                                         ----------   ----------   ---------   --------   --------
Selling and administrative expenses....     383,758      345,879     266,163    197,088    157,370
Depreciation and amortization..........      16,485       13,693      10,339      7,796      6,961
Amortization of intangibles............      10,636       10,046       8,117      6,111      4,737
                                         ----------   ----------   ---------   --------   --------
Operating income (loss):
  United States........................      34,836       31,335      22,797     18,541     12,879
  Europe...............................      10,292        6,848       5,876      2,268     (3,607)
                                         ----------   ----------   ---------   --------   --------
     Total.............................      45,128       38,183      28,673     20,809      9,272
                                         ----------   ----------   ---------   --------   --------
Other income (expense):
  Interest income and other............       2,749        2,091       1,287        629        339
  Equity in earnings (loss) of
     affiliated company(1).............          --           --          --       (112)       153
  Interest expense.....................     (15,283)      (7,401)     (3,561)    (4,389)    (2,122)
  Interest expense to affiliates(2)....        (639)      (5,172)    (12,372)   (12,641)   (10,078)
                                         ----------   ----------   ---------   --------   --------
     Total.............................     (13,173)     (10,482)    (14,646)   (16,513)   (11,708)
                                         ----------   ----------   ---------   --------   --------
Income (loss) before income taxes and
  cumulative effect of accounting
  change...............................      31,955       27,701      14,027      4,296     (2,436)
Income tax expense.....................      14,700       13,000       7,337      4,455      1,764
                                         ----------   ----------   ---------   --------   --------
Income (loss) before cumulative effect
  of accounting change.................      17,255       14,701       6,690       (159)    (4,200)
Cumulative effect of accounting change,
  net of income tax benefit(3).........          --           --          --         --       (692)
                                         ----------   ----------   ---------   --------   --------
Net income (loss)......................  $   17,255   $   14,701   $   6,690   $   (159)  $ (4,892)
                                         ==========   ==========   =========   ========   ========
PER SHARE DATA(4):
Income (loss) before cumulative effect
  of accounting change.................  $      .52   $      .44   $     .24   $   (.01)  $   (.18)
Net income (loss)--Basic...............         .52          .44         .24       (.01)      (.21)
Net income (loss)--Diluted.............         .51          .44         .24       (.01)      (.21)
OPERATING DATA:
Selling and administrative expenses as
  a percentage of net sales............        23.7%        24.5%       23.5%      25.0%      26.8%
Distribution centers (at period end)...          37           37          38         28         19
Inventory turns(5).....................         9.0x         9.5x        9.8x       8.9x       8.1x
BALANCE SHEET DATA (AT PERIOD END):
Total assets...........................     763,701      742,819     524,647    429,371    287,794
Short-term debt(6).....................     225,407       47,934      25,619    282,015    174,114
Long-term debt(7)......................      31,837      219,702      99,551     13,399     23,521
Stockholders' equity(8)................     273,713      268,652     260,235     21,933      7,707


                                                   (footnotes on following page)

(footnotes for preceding page)
------------------------------
(1) Represents earnings (loss) on the Company's 40% interest in Bierbrauer + Nagel GmbH & Co. KG ("B+N") accounted for on the equity method through June 30, 1994. Effective July 1, 1994, the operating results of B+N have been consolidated with those of the Company reflecting the acquisition of the remaining 60% beneficial interest in B+N.

(2) The substantial decrease in interest expense to affiliates in 1996 was largely attributable to the pay down of debt with proceeds from a $250 million revolving credit facility.

(3) In 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The effect of this adoption increased 1993 net periodic postretirement cost by $1.1 million and increased the 1993 net loss by $692,000.

(4) For 1994 and 1993, gives effect to a stock split that occurred in connection with the Reorganization resulting in 23,400,000 shares outstanding.

(5) Inventory turns are calculated by dividing (i) the inventory costs of products sold by (ii) the average of the ending inventory balance from the prior fiscal period and the current fiscal period, except for acquisitions made during the current period, for which inventory balances are weighted for the portion of the period included in operations.

(6) Short-term debt includes amounts due within twelve months to third parties and affiliates of KNP BT, including the current portion of long-term debt. For 1997, the $194.7 million outstanding under the syndicated bank Competitive Advance and Revolving Credit Facility (the "Bank Credit Agreement") has been classified as current portion of the long-term debt. The balances in 1994 and prior years consisted principally of amounts due to affiliates of KNP BT. The Company also received in 1995 and 1994 non-interest bearing advances from affiliates of KNP BT associated with acquisitions during these periods totaling $21.9 million and $43.9 million, respectively.

(7) Consists of long-term debt with third parties, affiliates of KNP BT, and capitalized leases, less current portion.

(8) The Company has never declared or paid cash dividends on its Common Stock.

(9) In March 1996, the Company discovered certain accounting and financial reporting irregularities at its New York Division. The irregularities involved misstatements in the reporting of gross profit margins and operating expenses principally in 1995 and 1994, as well as concealment in the accounting records of theft of Company assets. The impact of the charges associated with these issues resulted in a reduction of operating income for 1995 by approximately $7.5 million and for 1994 by approximately $2.9 million. An independent investigation, completed in August 1996, uncovered no basis for any further adjustment to the financial statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND

     Accounting for Reorganization

     On June 30, 1995, Kelly Paper and the European Businesses, which had been owned by KNP BT, were transferred to the Company as part of the Reorganization. This transfer was accounted for on an historical basis in a manner similar to a pooling of interests, as it represents a transaction among entities under common control. In light of the common ownership, the Company's consolidated financial statements reflect the combined United States and European office products distribution businesses as if the combination were effective prior to June 30, 1995. The Company's financial statements exclude the results of operations and the assets and liabilities of the Holding Company's non-office products businesses which were transferred to KNP BT in connection with the Reorganization.

     Integration of Acquired Businesses

     The Company's results of operations and financial condition reflect its rapid growth through acquisitions. The Company has made and continues to make significant investments in connection with the purchase and integration of its acquired businesses in order to attain long-term improvements in profitability; however, the costs of integration have had an adverse effect on short-term operating results. Management believes that, as the Company integrates its acquired businesses, the adverse effect of integration expenses on profitability will decline as will operating expenses as a percentage of net sales.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship to consolidated net sales of certain items in the Company's consolidated statement of operations:


                                                                1997       1996       1995
                                                                -----      -----      -----
Net sales:
  United States.............................................     70.9%      76.9%      73.6%
  Europe....................................................     29.1       23.1       26.4
                                                                -----      -----      -----
     Total..................................................    100.0      100.0      100.0
Costs of products sold......................................     71.8       71.1       72.4
                                                                -----      -----      -----
Gross profit................................................     28.2       28.9       27.6
Selling and administrative expenses.........................     23.7       24.5       23.5
Depreciation and amortization...............................      1.0        1.0        0.9
Amortization of intangibles.................................      0.7        0.7        0.7
                                                                -----      -----      -----
Operating income:
  United States.............................................      2.2        2.2        2.0
  Europe....................................................      0.6        0.5        0.5
                                                                -----      -----      -----
     Total..................................................      2.8        2.7        2.5
                                                                -----      -----      -----
Other income (expense):
  Interest income and other.................................      0.2        0.1        0.1
  Interest expense..........................................     (0.9)      (0.5)      (0.3)
  Interest expense to affiliates............................     (0.1)      (0.4)      (1.1)
                                                                -----      -----      -----
Income before income taxes..................................      2.0        1.9        1.2
Income tax expense..........................................      0.9        0.9        0.6
                                                                -----      -----      -----
Net income..................................................      1.1%       1.0%       0.6%
                                                                =====      =====      =====


    Year Ended December 31, 1997 Compared
      with Year Ended December 31, 1996

     Net sales increased to $1,618.7 million in 1997 from $1,412.5 million in 1996, an increase of $206.2 million or 14.6%. The increase in sales was driven by growth from acquisitions of 12.7% and sales at the Company's existing locations of 4.6%, while currency translation had a negative impact of 2.7%.

     Net sales in the United States increased to $1,147.7 million in 1997 from $1,087.0 million in 1996, an increase of $60.7 million or 5.6%. The incremental impact of the Company's 1996 U.S. acquisitions accounted for 0.5% of the growth in 1997. Increased sales at the Company's existing operations accounted for the remaining 5.1% of growth. The Company believes the principal factors contributing to its internal growth were increased sales to existing and new accounts and 1996 add-on acquisitions in existing markets. Net sales in the United States were negatively impacted by increasingly competitive market conditions and lower paper prices.

     Net sales in Europe increased to $471.0 million in 1997 from $325.5 million in 1996, an increase of $145.5 million or 44.7%. The incremental impact of 1996 and 1997 acquisitions accounted for 53.5% of the European sales growth in 1997. Excluding the negative impact of currency translation of 11.9%, sales growth at existing locations increased 3.1% for the year ended 1997, compared to 1996. The Company believes that internal growth continues to be negatively effected by the continued softness in the German economy, where approximately 50% of the Company's European sales originate.

     Gross profit as a percentage of net sales was 28.2% in 1997 as compared to 28.9% in 1996, a decrease of 0.7%. The decrease was attributable primarily to highly competitive market conditions resulting in lower product margins, a shift in product mix particularly in Europe due to the impact of late 1996 acquisitions, and fluctuations caused by the use of the LIFO method in valuing the U.S. inventory.

     Selling and administrative expenses, expressed as a percentage of net sales, were 23.7% in 1997 compared to 24.5% in 1996, a decrease of 0.8%. The impact of late 1996 and 1997 acquisitions, which principally occurred in Europe, had the effect of increasing current year costs by 0.1%. Additionally, the Company's provision for doubtful accounts increased from 0.1% in 1996 to 0.4% in 1997, principally due to unfavorable collection experience. In the United States, where selling and administrative expenses were down 0.6%, the focus in 1997 was on rationalizing the business, integrating recent acquisitions and controlling other costs. The printed forms management business in New York was outsourced in September 1997 as part of a strategic alliance with the Document Solutions Division of Moore Corporation. While reducing operating costs, this alliance will also provide the Company printing industry expertise. Additionally, warehouses in Iowa, Florida and California were integrated into existing larger facilities. As a result of these and other efforts to focus on staffing and logistic requirements, total U.S. personnel was approximately 1.5% lower than the previous year-end. In Europe, active labor cost control programs in Germany and the United Kingdom led to favorable cost levels expressed as a percentage of sales. These expenses also included $2.1 million in 1997 related to personnel reduction costs principally related to the former Chief Executive Officer and $3.1 million in 1996 related to special investigation costs at the Company's New York Division.

     In December 1997, the Company announced its U.S. plan to implement an enterprise-wide system solution, known as Project Millennium, which is designed to standardize business processes, centralize certain business functions, and enhance customer service capabilities. Total selling and administrative expenses incurred on the project in 1997 of $2.4 million included a fourth quarter one-time charge of $1.0 million for normal severance costs and facility consolidation costs. The 1996 selling and administrative expenses of $1.0 million related entirely to design phase costs incurred in the analysis of existing systems and business processes. Ongoing project costs associated with the dedicated internal functional teams, outside consultants, maintenance and facility costs are being capitalized or expensed in accordance with accounting guidance. Additionally, ongoing costs will include systematic accrual of supplemental severance and retention payments, duplicate staffing expenses while centralized functions are implemented prior to local functions being eliminated, increased costs associated with maintenance contracts on the new hardware and software and training costs.

     The Company anticipates the implementation of the new systems will take approximately three and one half years. The Company expects approximately 110 current job positions to be eliminated as a result of consolidating and centralizing certain functions. It is anticipated that additional labor savings will be achieved through normal staff attrition in the customer service and warehouse operations areas after the new systems and processes have been implemented. The Company expects to realize some economic benefits from the project starting in late 1998, although earnings for 1998 and 1999 will be adversely impacted until sufficient benefits can be realized to offset ongoing costs. However, the Company does anticipate year-over-year earnings growth for 1998.

     Operating income as a percentage of net sales was 2.8% in 1997 as compared to 2.7% in 1996, an increase of 0.1%. Excluding the Project Millennium costs, personnel reduction costs and New York special investigation costs described above, operating income as a percentage of net sales would have been 3.1% in 1997 compared to 3.0% in 1996, or an increase of 0.1%. The dollar growth in operating income reflects the effects of the Company's 1996 and 1997 European acquisitions, which were accretive to earnings, and cost containment as the Company rationalizes existing operations and integrates acquisitions.

     Interest expense, including affiliated interest expense, increased to $15.9 million in 1997 from $12.6 million during 1996. The increase was primarily attributable to interest expense on debt associated with the new acquisitions and capital investments in 1997 and 1996. In 1997, capitalized interest related to Project Millennium financing totaled $0.4 million.

     Net income increased to $17.3 million in 1997 from $14.7 million in 1996. Increased operating income at existing operations and acquisitions were offset slightly by higher interest costs. The effective income tax rate was approximately 46% for 1997 as compared to 47% for 1996. This rate decrease is primarily due to the effects of non-deductible goodwill amortization and other permanent differences against a relatively higher pre-tax income base in 1997, as well as the change in the composition of income earned in countries which have varying tax rates.

    Year Ended December 31, 1996 Compared
      with Year Ended December 31, 1995

     Net sales increased to $1,412.5 million in 1996 from $1,132.4 million in 1995, an increase of $280.1 million or 24.7%.

     Net sales in the United States increased to $1,087.0 million in 1996 from $833.0 million in 1995, an increase of $254.0 million or 30.5%. The Company's 1996 acquisitions and the incremental impact of its 1995 acquisitions accounted for $89.7 million of the increase. Increased sales at the Company's existing operations accounted for the remaining $164.3 million of the increase, or a growth rate at existing locations of 19.7%. The Company believes that the principal factors contributing to this growth were increased sales to existing and new accounts and add-on acquisitions at ten divisions.

     Net sales in Europe increased to $325.5 million in 1996 from $299.4 million in 1995, an increase of $26.1 million or 8.7%. The Company's acquisitions of the Keller + Roth Group and Bax in July 1996 and Bjorsell in December 1996 accounted for $27.6 million of the increase. Increased sales at the Company's existing operations, excluding the negative impact of currency translation, accounted for $20.6 million of the increase, or a growth rate at existing locations of 6.9%. The Company believes that the principal factor contributing to this internal growth was sales associated with an add-on acquisition in Germany. European sales have been impacted by the softness in the German economy. Offsetting the increase in net sales during 1996 from acquisitions and internal growth was a $13.5 million negative impact of currency translation. In addition, net sales for 1995 were favorably impacted by $8.6 million for the personal computer sales and service operations of Bierbrauer & Nagel GmbH & Co. KG, which was transferred to the Information Systems Division of KNP BT effective July 1, 1995.

     Gross profit as a percentage of net sales was 28.9% in 1996 compared to 27.6% in 1995, an increase of 1.3%. The increase was attributable primarily to improved margin management, higher margins on paper and related product sales of approximately 0.4%, and a lower LIFO charge associated with inventory cost decreases in the U.S. amounting to 0.3%.

     Selling and administrative expenses, expressed as a percentage of net sales, were 24.5% in 1996 compared to 23.5% in 1995, an increase of 1.0%. The fluctuation was attributable primarily to the impact on costs due solely to lower U.S. selling prices on paper and related products of 0.4%, higher professional fees associated with the New York Division investigation of 0.2%, higher facility costs associated with four new distribution centers of 0.2%, costs relating to Project Millennium of 0.1%, and declining sales associated with the existing operations in Germany against a relatively fixed expense base of 0.1%.

     Operating income increased to $38.2 million in 1996 from $28.7 million in 1995, an increase of $9.5 million or 33.1%. Operating income in the United States increased to $31.3 million in 1996 from $22.8 million in 1995, an increase of $8.5 million or 37.3%. Operating income in Europe increased to $6.9 million in 1996 from $5.9 million in 1995, an increase of $1.0 million or 16.9%.

     Operating income as a percentage of net sales was 2.7% in 1996 as compared to 2.5% in 1995. Operating income as a percentage of net sales in the United States was 2.9% in 1996 as compared to 2.7% in 1995. Higher product margins were substantially offset by the impact of lower U.S. paper prices, higher facility costs and professional fees. Operating income as a percentage of net sales in Europe was 2.1% in 1996 as compared to 2.0% in 1995. The slight increase was primarily due to new acquisitions offset by lower sales associated with the existing operations in Germany as a result of the soft market conditions against a relatively fixed expense base.

     Interest expense, including affiliated interest expense, decreased to $12.6 million in 1996 from $16.0 million in 1995. While the Company has continued to invest in new acquisitions and capital expenditures in 1995 and 1996, the average interest bearing debt levels are lower in 1996 as a result of proceeds received in mid-1995 from the Reorganization and the Offering. In addition, interest rates have decreased due to generally lower market rates and more favorable lending terms under the Antilliana Credit Agreement and the Bank Credit Agreement (each as defined below).

     Net income increased to $14.7 million in 1996 from $6.7 million in 1995. The increase in net income was due to increased operating income at existing operations, acquisitions, lower interest costs and a lower effective income tax rate. The effective income tax rate was 47.0% for 1996 as compared to

52.0% for 1995. This rate decrease is primarily due to the effects of non-deductible goodwill amortization and other permanent differences against a relatively higher pre-tax income base in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to July 1995, the Company relied upon cash flow from operations, capital contributions from KNP BT, and cash from revolving credit facilities with KNP BT to fund working capital, capital expenditures and acquisitions. In July 1995, the Company completed the sale of 10 million shares of Common Stock in the Offering. Of the Net Proceeds of $98.4 million, the Company used $65.8 million to repay, in full, non-interest bearing advances from affiliates of KNP BT made in 1994 and 1995 to finance acquisitions. The Company used the remaining Net Proceeds to reduce outstanding indebtedness under the interest bearing advances from affiliates of KNP BT made to the Company for working capital and other general corporate purposes. Upon the completion of the Offering, the Company also entered into a $200 million long term credit agreement with KNP BT Antilliana N.V. ("Antilliana"), an affiliate of KNP BT (the "Antilliana Credit Agreement"), to provide funds for working capital and other general corporate purposes.

     On August 2, 1996, the Company entered into a five-year, non-amortizing $250 million syndicated bank Competitive Advance and Revolving Credit Facility Agreement (the "Bank Credit Agreement"). The Bank Credit Agreement was used to pay down existing debt owing to affiliates of the Company and is being used for working capital needs and general corporate purposes, including acquisitions. Effective in August 1996, the Company reduced the commitments available under the Antilliana Credit Agreement to $50 million, of which $15.0 million was available through an affiliated Delaware corporation to support the U.S. cash management activity.

     The Bank Credit Agreement, as amended in December 1996 and May 1997, contains various loan covenants calculated quarterly including a maximum leverage ratio based on total debt to pro forma EBITDA (3.75 to 1 for each of the four quarter rolling periods ending on or before March 31, 1998, and reducing to 3.25 to 1 in subsequent quarters), a minimum EBITDA less capital expenditures to interest ratio, and a minimum net worth requirement. In addition, under a change in control clause, an event of default would occur if any person or group, other than KNP BT or its affiliates, shall own more than 50% of the voting shares of the Company.

     The Company utilizes revolving lines of credit providing an aggregate of $22.5 million to fund the Company's U.S. cash management requirements. Amounts outstanding under such lines are payable on demand. The Company also utilizes the 70 million Netherlands Guilders ("NLG") Affiliate Credit Agreement (approximately $35 million), available through KNP BT Europcenter N.V. ("Europcenter"), an affiliate of KNP BT, to fund its European needs, including acquisitions. This agreement, which expires in July 1999, replaced the Antilliana Credit Agreement. See "Certain Relationships and Related Transactions--Credit Facilities."

     Cash provided by operating activities in the year ended December 31, 1997 was $34.5 million, which included $17.3 million of net income and $28.7 million of non-cash depreciation and amortization charges. Significant cash requirements for 1997 included $17.8 million related to acquisitions and $28.2 million for capital expenditures. These requirements were partially financed by $10.1 million of net borrowings under notes payable, long-term obligations and obligations with affiliates.

     Cash provided by operating activities in the year ended December 31, 1996 was $48.5 million, which included $14.7 million of net income and $25.4 million of non-cash depreciation and amortization charges. Significant cash requirements for 1996 included $130.1 million related to acquisitions and $25.1 million for capital expenditures. These requirements were partially financed by $119.0 million of net borrowings under notes payable and long-term obligations. The Company repaid a significant portion of the borrowings under the Antilliana Credit Agreement with borrowings under the Bank Credit Agreement during the second half of 1996.

     Cash used for operating activities for the year ended December 31, 1995 was $0.3 million. The Company generated cash flows of $6.7 million from net income and $19.8 million from non-cash depreciation and amortization charges. The cash flow was used to finance its net cash needs of $26.8 million for other operating activities. An increase in accounts receivable accounted for $32.7 million of these needs. The increase in accounts receivable was attributable to higher sales levels in the U.S. and Europe. Other significant cash requirements in 1995 included $161.4 million for the repayment of amounts due under the credit facility with KNP BT and its affiliates, $37.2 million related to acquisitions, $21.9 million for capital expenditures and $.7 million for the net repayment of notes payable and long-term obligations. Remaining cash for these activities and other uses of funds were provided by the $118.0 million Capital Contribution and the Net Proceeds of the Offering.

     In 1997, the Company had total capital expenditures of $28.2 million, of which approximately $15 million related to the purchase of software and related programming costs associated with Project Millennium. The Company has budgeted aggregate capital expenditures of $52 million for the year ended December 31, 1998. These budgeted expenditures include $25 million for Project Millennium, as well as investments in other information technology systems and improvements to existing distribution centers.

     Since August 1996, the Company has principally relied upon the $250 million Bank Credit Agreement to fund its operations and acquisition growth. At December 31, 1997, borrowings under the Bank Credit Agreement totaled $194.7 million. The Bank Credit Agreement contains financial covenants, the most restrictive of which currently limits the Company's ability to fully utilize the remaining available capacity. During the next twelve months, the Company does not believe that internally generated earnings and related cash flow requirements for capital expenditures and working capital will be sufficient to comply with all of the existing financial covenants contained in the Bank Credit Agreement. As a result, borrowings under the Bank Credit Agreement have been classified as current portion of long-term obligations in the consolidated balance sheet.

     The Company's majority shareholder, KNP BT, has advised the Company that it will support the Company during 1998 and use its best efforts to prevent any default or event of default that may arise under the Bank Credit Agreement. As described in the Notes to the Company's Consolidated Financial Statements, KNP BT has announced that it is prepared to make an offer to purchase the outstanding shares of the Company that it does not already own in a so-called "going private" transaction. If the going private transaction is completed, KNP BT has advised the Company that it intends to reduce or eliminate its existing indebtedness under the Bank Credit Agreement and/or otherwise cause such indebtedness to be refinanced. If the going private transaction is not completed, the Company intends to renegotiate the existing Bank Credit Agreement so as to avoid or cure any such default or defaults or event or events of default and/or to refinance the indebtedness under the Bank Credit Agreement, in either case, at a cost that is not expected to be material to the Company's 1998 results of operations. Pending the resolution of this transaction, the Company needs to evaluate longer term solutions for its working capital and capital expenditure requirements as well as funding for potential future acquisitions.

YEAR 2000 ISSUES

     The Company is currently in the process of evaluating its systems and related communications equipment for the impact of the Year 2000 issue. In the United States, the Company has made a decision, as part of the overall analysis of its existing systems and business processes under Project Millennium, to convert in 1998 the application systems at several of the smaller sites to one of the two main applications systems used by larger divisions of the Company. The Company believes the Year 2000 compliant code for these two main application systems, which are currently operated by external computer software firms, already exists or will be available in 1998. The Company has recently engaged an outside consulting firm to assist the Company in the evaluation of these two application systems. Any modifications deemed appropriate will be coordinated with the implementation timetable of Project Millennium to ascertain earliest compliance. The software applications selected as part the enterprise-wide systems solution of Project Millennium are Year 2000 compliant. A similar evaluation of systems and related communication equipment is being conducted for the Company's European operations. In addition, the Company's European operations are also evaluating their systems for dual currencies with the planned introduction of the Euro currency effective January 1, 1999. The Company is still quantifying the costs relating to this issue. Such costs may be material to the quarterly financial results. If the Company or any of its significant vendors or customers does not successfully and timely complete such changes, the Com-pany's business could be materially adversely affected.

EFFECTS OF FLUCTUATIONS IN FOREIGN CURRENCY
  EXCHANGE RATES

     Approximately 29% of the Company's net sales and operating expenses are generated from its European operations and are denominated in a variety of currencies other than U.S. dollars. Each of the Company's European operations conducts substantially all of its business in its local currency with minimal cross-border product movement. As a result, these operations are not subject to material operational risks associated with fluctuations in exchange rates. The Company's results of operations, however, are impacted by the translation rate of the European operations' currencies into U.S. dollars. Additionally, because the Company intends to expand the size and scope of its international operations, this exposure to fluctuations in exchange rates will be increased. Accordingly, no assurance can be given that the Company's results of operations will not be adversely affected by fluctuations in foreign currency exchange rates. Although the Company currently does not engage in any activities with respect to hedging its exposure to such fluctuations, it may consider engaging in such efforts in the future.

INFLATION

     The Company does not believe that inflation has had a material impact on its business or results of operations in recent years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

OTHER

     In June 1997, the FASB issued Statement No. 130 ("SFAS 130"), "Reporting Comprehensive Income." This statement, effective for fiscal years beginning after December 15, 1997, will require the Company to report components of comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined by Concepts Statement No. 8, "Elements of Financial Statements," as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company is evaluating the effects of this pronouncement.

     Also in June 1997, the FASB issued Statement No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." This statement, effective for financial statements for periods beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company is evaluating the effects of this pronouncement.

     In February 1998, the FASB issued Statement No. 132 ("SFAS 132"), "Employers Disclosures about Pensions and Other Postretirement Benefits." This statement, effective for fiscal years beginning after December 15, 1997, standardizes the disclosure requirements for pensions and other postretirement benefits, requires additional information on changes in benefit obligations and fair values of plain assets and eliminates certain currently required disclosures. The Company is evaluating the effects of this pronouncement.

FORWARD LOOKING STATEMENTS

     Various statements made within this Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this Annual Report on Form 10-K constitute "forward looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Investors are cautioned that all forward looking statements involve risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, uncertainties related to the introduction of the Company's products and services; the ability to finance and successfully complete and integrate future acquisitions; mix of sales by product category and country; continual competitive pressure on pricing and margins; delays in implementing the technological and operational changes planned under Project Millennium; the volatility of paper prices; the fluctuation in interest rates; and the expansion into international markets, including currency exchange rates and general market conditions.

ITEM 8. FINANCIAL STATEMENTS AND
  SUPPLEMENTARY DATA

     See Item 14 below for a listing of financial statements and the financial statement schedule included therein.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH
  ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE

     Not applicable.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE
  REGISTRANT

DIRECTORS

     Certain information regarding each director is set forth below, including such individual's age and principal occupations, a brief account of business experience during at least the last five years, other directorships currently held and the year in which the individual was first elected a director of the Company. The directors hold office until their successors are elected and qualified or until their earlier removal or resignation.

     Frans H.J. Koffrie, age 45, has served as Chairman of the Company's Board of Directors since January 1998, as Acting President and Chief Executive Officer of the Company since August 1997 and as a member of the Company's Board of Directors since January 1996. Mr. Koffrie has also served as a member of the Executive Board of KNP BT since June 1993 and as Chairman of the Executive Board of the Distribution Group of KNP BT since January 1996, in which capacity Mr. Koffrie has senior management responsibilities for various divisions of the Distribution Group including the Paper Merchanting Division, the Graphic Systems Division in Europe and Asia, the Information Systems Division and the Office Products Division. He previously served as a member of the Executive Board of the VRG Groep N.V. from April 1990 to March 1993.

     Lorrence T. Kellar, age 60, has served as a member of the Company's Board of Directors since January 1996. Mr. Kellar has been a Vice President-Real Estate of Kmart Corporation since May 1996. Mr. Kellar also currently serves as a member of the Board of Directors of Multi-Color Corporation and Loehmann's Inc. and as a trustee of the Bartlett Management Trust, a mutual fund investment company. He previously served as a Group Vice President of Kroger Co. from 1986 to April 1996 and as a member of the Board of Directors of the U.S. Shoe Corporation from May 1986 to May 1995.

     Philip E. Beekman, age 66, has served as a member of the Company's Board of Directors since December 1996. Mr. Beekman is President and Chief Executive Officer of Owl Hollow Enterprises, Inc., a consulting and investment company. Mr. Beekman also currently serves as a member of the Board of Directors of The General Chemical Group Inc., Linens 'n Things, Inc., Consolidated Cigar Corporation and Kendle International Inc. He previously served as Chairman and Chief Executive Officer of Hook-SupeRx, Inc., a retail drug store chain, from July 1986 to July 1994, and President and Chief Operating Officer of Seagram Company, Ltd. from January 1977 to June 1986 and, prior thereto, as President of Colgate Palmolive International from March 1973 to December 1976.

     Harry G. Vreedenburgh, age 47, a member of the Company's Board of Directors since January 1998, has also served as a member of the Executive Board of the Distribution Group of KNP BT since January 1996. Mr. Vreedenburgh has been the Chief Financial Officer of the Distribution Group of KNP BT since October 1994. He previously served as Staff Director of Corporate Planning & Systems of KNP BT from 1993 to 1994 and, prior thereto, as Group Controller of the VRG Groep N.V. from 1987 to 1992.

     George Dean, age 50, a member of the Company's Board of Directors since January 1998, has also served as a member of the Executive Board of the Distribution Group of KNP BT since January 1996. Mr. Dean has been the Managing Director for the Paper Merchanting Division of the KNP BT Distribution Group since June 1995. He previously served as the Chief Executive Officer of Contract Papers (Holdings) Ltd. from January 1990 to June 1995.

EXECUTIVE OFFICERS

     The Board of Directors appoints the Company's executive officers. Certain information concerning the Company's executive officers is set forth below, except that information concerning Mr. Koffrie is set forth above under "Directors". There are no family relationships among any of the directors or executive officers of the Company.

     Richard C. Dubin, age 56, has served as Executive Vice President and President, BT Office Products North America since August 1997. Mr. Dubin has been a Vice President of the Company since April 1995 and previously served as Regional President, Midwest-West Region of the Company from January 1995 to August 1997. Prior thereto, Mr. Dubin was the President of BT Buschart Office Products, Inc. ("BT Buschart") from April 1990 through December 1994. Mr. Dubin was the President of Buschart Office Products, Inc., a contract stationer serving the St. Louis metropolitan area and the predecessor of BT Buschart, from September 1981 until the acquisition of Buschart Office Products, Inc. by the Company in April 1990.

     Janhein H. Pieterse, age 46, has served as President, BT Office Products Europe since July 1995, as a Vice President of the Company since April 1995, and prior thereto had served as the President-European Operations of the Office Products Division of KNP BT since January 1995. He previously served as the President of the Copier Division of KNP BT from April 1994 to December 1994. From October 1992 to March 1994, Mr. Pieterse served as the President of Trimbach B.V., a solid board packaging manufacturing company. From August 1991 to September 1992, he served as the Managing Director of a group of packaging manufacturing companies of BT. From January 1989 to July 1991, Mr. Pieterse was the Managing Director of all operating companies in Australia and New Zealand of Koninklijke Van Ommeren N.V., a Netherlands shipping/tanker company, and from 1986 to 1988, he served as the President of the worldwide airfreight network of such company.

     Francis J. Leonard, age 42, has served as the Company's Vice President-Finance and Chief Financial Officer since April 1997 and as Chief Accounting Officer since April 1995. Mr. Leonard also served as Controller of the Company from April 1995 to April 1997. Mr. Leonard was employed in various financial and accounting positions at Richardson Electronics Ltd., a worldwide distributor of electronic devices, from April 1985 to July 1991, and as Treasurer thereof from July 1991 through April 1995. Mr. Leonard is a certified public accountant.

     Thomas F. Cullen, age 43, was appointed Secretary of the Company in April 1997 and has served as Vice President, General Counsel of the Company since November 1996. Prior thereto, Mr. Cullen had been engaged in the private practice of law in Stamford, Connecticut since 1985.

     David Kirshner, age 58, has served as Regional President, Great Lakes Region of the Company since January 1995 and as a Vice President of the Company since April 1995. Prior thereto, Mr. Kirshner was the President of BT Publix Office Products, Inc. ("BT Publix") from June 1990 through December 1994. Mr. Kirshner had been the Vice President of Publix Office Supplies, Inc., a contract stationer serving the Chicago metropolitan area and the predecessor of BT Publix, from 1975 until June 1986 and the President of Publix Office Supplies, Inc. from June 1986 until the acquisition of Publix Office Supplies, Inc. by the Company in April 1990.

     Michael J. Miller, age 42, has served as Senior Vice President, Strategic Systems of the Company since January 1997 and as a Vice President of the Company since April 1995. Prior thereto, Mr. Miller was the Regional President, South-Southeast Region of the Company from January 1995 to January 1997. Mr. Miller previously was the President of BT Miller Business Systems, Inc. ("BT Miller") from November 1992 through December 1994. Mr. Miller was the President and a stockholder of Miller Business Systems, Inc., the predecessor of BT Miller, from November 1985 until the acquisition of Miller Business Systems, Inc. by the Company in November 1992.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING
  COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers, and ten percent stockholders are also required to furnish the Company with copies of all such filed reports.

     Based solely upon a review of the copies of such reports furnished to the Company, or representations that no reports were required, the Company believes that all of its directors, executive officers and ten percent shareholders complied with all filing requirements under Section 16(a) in 1997.

ITEM 11. EXECUTIVE COMPENSATION

     Set forth below is information concerning the compensation of (i) Mr. Koffrie, who has served as Acting President and Chief Executive Officer of the company since August 1997, (ii) Mr. Huyzer, who served as President and Chief Executive Officer of the Company from April 1995 until his retirement from the Company effective August 11, 1997, and (iii) each of the other four most highly compensated executive officers of the Company (collectively, including Messrs. Koffrie and Huyzer, the "Named Executive Officers").

     The following table summarizes the compensation paid to, awarded to, or earned by, the Named Executive Officers for services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE


                                                                                  LONG-TERM
                                                ANNUAL COMPENSATION              COMPENSATION
                                      ---------------------------------------    ------------
                                                                                    AWARDS
                                                                                  SECURITIES
                                                               OTHER ANNUAL       UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY     BONUS(1)    COMPENSATION(2)     OPTIONS(3)     COMPENSATION
---------------------------   ----    --------    --------    ---------------    ------------    ------------
Frans H.J. Koffrie..........  1997    $     --(4) $     --(4)   $       --(4)            --(5)     $28,000(6)
  Acting President and Chief  1996          --          --              --               --             --
  Executive Officer           1995          --          --              --               --             --
Rudolf A.J. Huyzer..........  1997     386,077     182,934(7)    1,262,975(8)       100,000          4,077(9)
  Former President and Chief  1996     500,000      34,615(7)       68,421(10)      146,670         15,503(11)
  Executive Officer           1995     500,000      50,000(7)           --          200,000          4,186(12)
Richard C. Dubin............  1997     277,404     127,979          62,436(13)      105,000         27,822(14)
  Executive Vice President    1996     250,000     148,438              --           71,930         25,000(15)
  and President, BT Office    1995     250,000          --              --           70,000         25,000(16)
  Products North America
Michael J. Miller...........  1997     250,000      80,000              --           25,000         28,200(17)
  Senior Vice President,      1996     250,000     100,000              --           60,000         27,975(18)
  Strategic Systems           1995     250,000          --              --           70,000         28,000(19)
David Kirshner..............  1997     250,000      34,175              --               --         27,850(20)
  Vice President and
     Regional                 1996     250,000       5,000              --           50,670         27,772(21)
  President, Great Lakes
     Region                   1995     250,000          --              --           70,000         27,772(22)
Janhein H. Pieterse.........  1997     168,919(23)   43,919(24)           --         35,000         26,071(25)
  Vice President and
     President,               1996     182,075(26)   14,566(27)           --         50,000         25,264(28)
  BT Office Products Europe   1995     195,250(29)       --             --           70,000             --


------------------------------
(1) All bonus compensation is reflected in the table below in the year such compensation was earned rather than in the subsequent year when such compensation was paid.

(2) With respect to each of the Named Executive Officers other than as indicated for Mr. Huyzer in 1996 and 1997 and Mr. Dubin in 1997, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such officer.

(footnotes continued from preceding page)
------------------------------

(3) All of the options were granted pursuant to the Company's 1995 Stock Option Plan. The options granted to the Named Executive Officers (except for those granted to Mr. Pieterse) are exercisable in accordance with the following vesting schedule:

    (a) as to fifty percent (50%) of the number of shares covered by the option, after the completion of one (1) year of continuous service from the grant date;

    (b) as to an additional twenty-five percent (25%) of the number of shares covered by the option, after the completion of two (2) years of continuous service from the grant date; and

    (c) as to the remaining twenty-five percent (25%) of the number of shares covered by the option, after the completion of three (3) years of continuous service from the grant date.

     In addition, all options vest upon retirement and must be exercised within three years of the retirement date.

     Mr. Pieterse's options are immediately exercisable as of the date of grant. However, all such options are subject to resale restrictions whereby fifty percent (50%) of the shares acquired upon exercise of an option may be sold or transferred after the completion of one (1) year of continuous service from the grant date; an additional twenty-five percent (25%) of the shares acquired upon exercise of an option may be sold or transferred after the completion of two (2) years of continuous service from the grant date; and the remaining twenty-five percent (25%) of the shares acquired upon exercise of an option may be sold or transferred after the completion of three (3) years of continuous service from the grant date.

 (4) Mr. Koffrie was appointed Acting President and Chief Executive Officer of the Company effective August 11, 1997. Except for the director's fees disclosed in footnote 6 below, Mr. Koffrie served without compensation by the Company during 1997. He was not an employee of the Company during 1997 and was not an officer of the Company prior to his appointment to the aforementioned offices. Mr. Koffrie is a member of the Executive Board of KNP BT and an employee of KNP BT and receives compensation from KNP BT. None of such compensation during 1997, however, was for services rendered to the Company, and neither KNP BT nor Mr. Koffrie was paid or reimbursed any amount either directly or indirectly by the Company or otherwise in respect of Mr. Koffrie's service as an officer of the Company.

 (5) Mr. Koffrie was not an employee of the Company during 1997 and therefore was not eligible to receive, and did not receive, any options under the Company's 1995 Stock Option Plan. Although Mr. Koffrie received options to purchase shares of KNP BT stock during 1997, no such options were granted for services rendered to the Company.

 (6) As described under "-- Compensation of Directors" below, directors who are not employees of the Company receive certain fees for their service as directors and members of committees of the Board of Directors of the Company. As a non-employee director of the Company, Mr. Koffrie received fees of $28,000 from the Company during 1997.

 (7) Guaranteed bonus payments pursuant to the terms of Mr. Huyzer's former employment agreement.

 (8) This amount includes: $150,769 salary continuance under employment agreement, $853,847 separation payment, $84,000 representing the amount of bonus compensation Mr. Huyzer received during the twenty-four (24) month period immediately preceding his retirement date, $122,692 in accrued but not used vacation time, $25,000 in lieu of reimbursement costs for outplacement services pursuant to Mr. Huyzer's separation agreement and $26,667 perquisite allowance. See "-- Employment Contracts, Termination of Employment and Change-In-Control Arrangements."

 (9) Consists of employee matching contributions to the Company's 401(k) plan of $4,077.

(10) This amount includes $68,421 perquisite allowance ($40,000 annual payment plus $28,421 of 1995 allowance paid in 1996).

(11) Consists of employer matching contributions to the Company's 401(k) plan of $4,968 and final reimbursement of moving expenses of $10,535. In addition, Mr. Huyzer was granted options to purchase 10,000 shares of KNP BT stock on April 26, 1996, representing approximately 1% of the total number of options granted to KNP BT employees for 1996. The exercise price of the options is NLG 34.00 (or $16.83 based on the December 31, 1997 exchange rate of NLG 1 = $.4950 (the "1997 Exchange Rate")). The options expire on April 25, 2000. (The potential realizable values of Mr. Huyzer's options granted in 1996 at assumed annual rates of stock price appreciation over the option terms of 5% and 10%, respectively, were approximately $36,300 and $78,100. The foregoing 5% and 10% assumed annual rates of compound stock price appreciation over the term of the options are set forth in accordance with rules and regulations of the Securities and Exchange Commission and do not represent the Company's estimate of KNP BT's stock price appreciation or a projection by the Company of KNP BT's future stock prices.)

(12) Consists of employer matching contributions to the Company's 401(k) plan of $4,186. In addition, Mr. Huyzer was granted options to purchase 10,000 shares of KNP BT stock on May 4, 1995, representing approximately 1% of the total number of options granted to KNP BT employees for 1995. The exercise price of the options is NLG 34.44 (or $17.05 based on the 1997 Exchange
     Rate). The options expire on May 3, 1999. (The potential realizable values of Mr. Huyzer's options granted in 1995 at assumed annual rates of stock price appreciation over the option terms of 5% and 10%, respectively, were approximately $36,700 and $79,100. The foregoing 5% and 10% assumed annual rates of compound stock price appreciation over the term of the options are set forth in accordance with rules and regulations of the Securities and Exchange Commission and do not represent the Company's estimate of KNP BT's stock price appreciation or a projection by the Company of KNP BT's future stock prices.)

(13) This amount includes: $18,269 for prorated portion of annual housing allowance of $50,000 and a one-time $25,000 settling-in allowance associated with Mr. Dubin's move to the Chicago area and a $19,167 perquisite allowance pursuant to the terms of Mr. Dubin's employment agreement. See "-- Employment Contracts, Termination of Employment and Change-In-Control Arrangements."

(14) Consists of employer matching contributions to the Company's 401(k) plan of $1,298 and accruals under the Company's SERP of $26,524. See "-- Supplemental Executive Retirement Plan."

(15) Consists of employer matching contributions to the Company's 401(k) plan of $679 and accruals under the Company's SERP of $24,321. See "-- Supplemental Executive Retirement Plan."

(footnotes continued from preceding page)
------------------------------

(16) Consists of employer matching contributions to the Company's 401(k) plan of $660 and accruals under the Company's SERP of $24,340. See "-- Supplemental Executive Retirement Plan."

(17) Consists of employer matching contributions to the Company's 401(k) plan of $3,200 and accruals under the Company's SERP of $25,000. See "-- Supplemental Executive Retirement Plan."

(18) Consists of employer matching contributions to the Company's 401(k) plan of $2,975 and accruals under the Company's SERP of $25,000. See "-- Supplemental Executive Retirement Plan."

(19) Consists of employer matching contributions to the Company's 401(k) plan of $3,000 and accruals under the Company's SERP of $25,000. See "-- Supplemental Executive Retirement Plan."

(20) Consists of employer matching contributions to the Company's 401(k) plan of $2,850 and accruals under the Company's SERP of $25,000. See "-- Supplemental Executive Retirement Plan."

(21) Consists of employer matching contributions to the Company's 401(k) plan of $2,772 and accruals under the Company's SERP of $25,000. See "-- Supplemental Executive Retirement Plan."

(22) Consists of employer matching contributions to the Company's 401(k) plan of $2,772 and accruals under the Company's SERP of $25,000. See "-- Supplemental Executive Retirement Plan."

(23) Salary was NLG 341,250 or $168,919 based on the 1997 Exchange Rate.

(24) Bonus was NLG 88,725 or $43,919 based on the 1997 Exchange Rate.

(25) Pension contribution of NLG 52,669 or $26,071 based on the 1997 Exchange Rate.

(26) Salary was NLG 318,648 or $182,075 based on the December 31, 1996 exchange rate of NLG 1 = $.5714.

(27) Bonus was NLG 25,492 or $14,566 based on the December 31, 1996 exchange rate of NLG 1 = $.5714.

(28) Pension contribution of NLG 44,215 or $25,264 based on December 31, 1996 exchange rates of NLG 1 = $.5714.

(29) Salary was NLG 312,400 or $195,250 based on the December 31, 1995 exchange rate of NLG 1 = $.6250.

OPTION GRANTS, EXERCISES AND VALUES IN FISCAL 1997

     The following table sets forth certain information concerning individual grants of options to purchase Common Stock made by the Company during the fiscal year ended December 31, 1997 ("Fiscal 1997") to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                               INDIVIDUAL GRANTS
                             --------------------------------------------------------------------------------------
                                                     PERCENT OF TOTAL
                             NUMBER OF SECURITIES   OPTIONS GRANTED TO     EXERCISE                   PRESENT VALUE
                              UNDERLYING OPTIONS       EMPLOYEES IN          PRICE       EXPIRATION     ON GRANT
                                  GRANTED(1)          FISCAL 1997(2)     ($ PER SHARE)      DATE         DATE(3)
                             --------------------   ------------------   -------------   ----------   -------------
Frans H.J. Koffrie..........            --                   --             --                  --            --
  Acting President and
  Chief Executive Officer
Rudolf A.J. Huyzer..........       100,000(4)             13.5%              7.50         08/11/00      $352,790
  Former President and
  Chief Executive Officer
Richard C. Dubin............        30,000(5)             14.2%              7.50         05/06/07       105,837
  Executive Vice President          75,000(6)                                9.0625       08/11/07       315,997
  and President, BT Office
  Products North America
Michael J. Miller...........        25,000(5)              3.4%              7.50         05/06/07        88,197
  Senior Vice President,
  Strategic Systems
David Kirshner..............            --                   --             --                  --            --
  Vice President and
  Regional President,
  Great Lakes Region
Janhein H. Pieterse.........        35,000(5)              4.7%              7.50         05/06/02       123,477
  Vice President and
  President, BT Office
  Products Europe

------------------------------
(1) All of the options were granted pursuant to the Company's 1995 Stock Option Plan.

(2) The total number of options granted in 1997 pursuant to the 1995 Stock Option Plan was 739,300. Options to purchase 664,300 shares were granted on May 6, 1997 and options to purchase 75,000 shares were granted on August 11, 1997.

(3) Option values reflect Black-Scholes model output for options. The assumptions used in the model included: expected volatility of 42.5%, risk-free rate of return of 6.5%, no dividend yield and time to exercise of five years.

(4) Granted on May 6, 1997. Options expire three years from retirement date of August 11, 1997 pursuant to the 1995 Stock Option Plan.

(5) Granted on May 6, 1997.

(6) Granted on August 11, 1997.

     The following table summarizes the aggregated option exercises by the Named Executive Officers in Fiscal 1997 and the year-end values of unexercised options.

      AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 YEAR-END

                                 OPTION VALUES


                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                      SHARES                          OPTIONS AT              IN-THE-MONEY OPTIONS
                                     ACQUIRED       VALUE          DECEMBER 31, 1997          AT DECEMBER 31, 1997
              NAME                  ON EXERCISE    REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
              ----                  -----------    --------    -------------------------    -------------------------
Frans H.J. Koffrie(1)...........        --            --                          --                       --
  Acting President and
  Chief Executive Officer
Rudolf A.J. Huyzer..............        --            --                 30,000/0(2)               $183,200/0(3)
  Former President and Chief                                            446,670/0(4)                 25,000/0(5)
  Executive Officer
Richard C. Dubin................        --            --           88,465/158,465(4)                  0/7,500(5)
  Executive Vice President and
  President, BT Office Products
  North America
Michael J. Miller...............        --            --            82,500/72,500(4)                  0/6,250(5)
  Senior Vice President,
  Strategic Systems
David Kirshner..................        --            --            77,835/42,835(4)                      0/0
  Vice President and Regional
  President, Great Lakes Region
Janhein H. Pieterse.............        --            --                155,000/0(4)                  8,750/0(5)
Vice President and President, BT
  Office Products Europe


------------------------------
(1) Mr. Koffrie was not an employee of the Company during 1997 and has not received any options under the Company's 1995 Stock Option Plan. Although Mr. Koffrie does hold options to purchase shares of KNP BT stock, no such options were granted to Mr. Koffrie for services rendered to the Company. See footnote 4 to "-- Summary Compensation Table" above.

(2) Refers to ordinary shares of KNP BT.

(3) The value was determined based on a December 31, 1997 market price of NLG
    46.70 and has been translated from Netherlands guilders based upon the 1997 Exchange Rate.

(4) Refers to shares of Common Stock of the Company.

(5) Only the May 6, 1997 grants ($7.50) had an option price below the December 31, 1997 market price of $7.75. The value was determined as number of options under the May 6, 1997 grant times a value of $.25 per share.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive an annual fee of $20,000 plus a per diem fee of $1,000 for their service on the Board and the Chairman of the Board of Directors receives an annual fee of $30,000 plus a per diem fee of $1,500. For committee meetings of the Board of Directors held on a day other than the day of a Board meeting, members receive a per diem fee of $1,000 and the Chairman of the committee receives a per diem fee of $1,500. For each committee meeting held on the same day of a Board meeting, the committee Chairman receives a fee of $500. A per diem fee of $500 is also paid to each Board member for participation in telephonic meetings of the Board and its committees. Directors who are employees of the Company do not receive annual or per diem fees. All directors are reimbursed for expenses incurred in attending meetings.

EMPLOYMENT CONTRACTS, TERMINATION OF
  EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

     Mr. Koffrie served the Company as its Acting President and Chief Executive Officer during 1997 without compensation and was not an employee of the Company. Accordingly, the Company is not a party to any employment agreement with Mr. Koffrie. Mr. Koffrie is fulfilling the responsibilities of his temporary position of Acting President and Chief Executive Officer of the Company while performing his responsibilities as an executive member of the Distribution Group of KNP BT (of which the Company is an operating division). The Company's Board of Directors has temporarily suspended its search for a successor until the completion of any transaction resulting from the announcement by KNP BT on January 22, 1998, that it was prepared to make an offer to acquire the 30% of the stock in the Company it does not already own.

     The Company has entered into an employment agreement with Mr. Dubin, effective as of August 11, 1997, pursuant to which he serves as Executive Vice President of the Company and President, BT Office Products North America. The initial term of this agreement expires on December 31, 1999. During the term of his employment, Mr. Dubin is entitled to receive an annual base salary, an annual bonus of up to 60% of his base salary based on achievement of certain financial criteria and personal targets and certain perquisites and other benefits. So long as Mr. Dubin does not move his permanent residence to the greater Chicago area, he is also entitled to a taxable housing allowance equal to $50,000 per year. In addition, Mr. Dubin is entitled to a one-time, taxable settling-in allowance in an amount equal to $25,000. In connection with his appointment as Executive Vice President and President, BT Office Products North America, Mr. Dubin was granted options representing the right to purchase 75,000 shares of the Company's common stock. See "Option Grants in Fiscal 1997."

     If the employment of Mr. Dubin is terminated as a consequence of non-renewal of his agreement, Mr. Dubin shall be entitled to a bonus payment for the last year of the initial term equal to 1.5 times the average of bonuses earned during the last two years of service to the Company and continuation for a period of eighteen months following December 31, 1998 of base salary, full benefits, perquisite allowance and retirement plan contributions. If the employment of Mr. Dubin is terminated by the Company without cause prior to the expiration of the initial term, he shall be entitled to bonus payments for each year remaining on the initial term of the agreement and continuation for a period of eighteen months following termination of base salary, full benefits, perquisite allowance and retirement plan contributions.

     The Company has entered into employment agreements with Messrs. Kirshner and Miller, effective as of January 1, 1995, pursuant to which they currently serve as, respectively, Vice President and Regional President, Great Lakes Region and Senior Vice President, Strategic Systems of the Company. Each of these agreements is for a term of four years unless renewed or sooner terminated in accordance with its terms. Pursuant to their employment agreements, each of Messrs. Kirshner and Miller receives an annual base salary, an annual bonus of up to 50% of his base salary based on achievement of certain financial criteria and personal targets and certain perquisites and other benefits.

     If the employment of Messrs. Dubin, Kirshner or Miller is terminated due to death, disability, resignation (other than following non-renewal by the Company in the final year of the initial term as provided in the agreements) or for cause, such person is entitled to receive earned and unpaid base salary through the effective date of termination, business expense reimbursements, and all other amounts due but unpaid to such person for the year immediately preceding the year in which such termination occurs. In addition, if the employment of Messrs. Dubin, Kirshner or Miller is terminated due to death or disability, such person is entitled to receive any unpaid perquisite allowance and a prorated bonus payment for the year during which such termination occurs.

     If the employment of Messrs. Kirshner or Miller is terminated by the Company without cause prior to the expiration of the initial term of the agreements or as a consequence of non-renewal of the agreements, each such person shall be entitled to bonus payments for each year remaining in the initial term and continuation for the remainder of the initial term of base salary, full benefits, perquisite allowance and retirement plan contributions.

     Each of the employment agreements for Messrs. Dubin, Kirshner and Miller contain a cove-nant not to compete with the Company. The covenant applies during the term of employment plus a period of eighteen months after the termination of employment with the Company.

     The Company has entered into an employment agreement with Mr. Pieterse, effective July 1, 1995, pursuant to which he currently serves as Vice President and President, BT Office Products Europe. This agreement is for an indefinite period unless terminated in accordance with its terms. Pursuant to Mr. Pieterse's employment agreement, he is entitled to receive an annualized salary and an annual bonus based on achievement of certain financial criteria and personal targets. If Mr. Pieterse's employment is terminated due to disability, he receives base pay through the balance of that year plus one additional year supplementary payment of up to his full base salary. Mr. Pieterse's employment agreement contains a covenant not to compete with the Company for a period of twelve months following termination of employment.

     The Company and KNP BT have entered into a Separation Agreement and General Release with Mr. Huyzer (the "Separation Agreement"), pursuant to which Mr. Huyzer retired from employment with the Company effective as of August 11, 1997. Pursuant to the terms of the Separation Agreement, the Company has paid Mr. Huyzer (i) $853,847 as a separation payment, (ii) $84,000, representing the amount of bonus compensation Mr. Huyzer received during the twenty-four months immediately preceding his retirement date, (iii) $122,692, representing Mr. Huyzer's accrued but unused vacation time, and (iv) $25,000, in lieu of reimbursement costs for outplacement services. In addition, the Company paid $150,769 in respect of salary continuation for Mr. Huyzer in 1997.

     In 1998, the Company also paid Mr. Huyzer $182,934, representing 62.5% of the bonus he would have otherwise been entitled to receive under the Company's executive management bonus plan for 1997. The Company has agreed to reimburse Mr. Huyzer relocation costs including up to $25,000 for the costs associated with Mr. Huyzer's travel and lodging to search for a home in The Netherlands (plus certain taxes payable on such relocation costs).

     The Company and KNP BT have agreed to contribute monthly on Mr. Huyzer's behalf to certain KNP BT pension plans for 36 consecutive months following Mr. Huyzer's retirement. The Company has also agreed to pay (for a period of eighteen months after his retirement) (i) the costs of covering Mr. Huyzer and his spouse under KNP BT's health insurance plan, and (ii) the costs of Mr. Huyzer's disability insurance premiums under KNP BT's disability insurance plan.

     All of Mr. Huyzer's unvested options granted pursuant to the Company's 1995 Stock Option Plan became vested as of the date of Mr. Huyzer's retirement. Such options to purchase stock in the Company shall expire on the third anniversary of Mr. Huyzer's retirement from the Company. KNP BT has modified the terms of its option plan to enable Mr. Huyzer to exercise his KNP BT options in accordance with their original term and exercise date.

     In consideration of the aforementioned payments and benefits, Mr. Huyzer has released both the Company and KNP BT from any and all claims, including any claims related to his former employment agreement or his employment with the Company.

KNP BT PENSION PLANS

     Mr. Koffrie participates in certain retirement programs offered by KNP BT. None of the benefits thereunder, however, are payable for services rendered to the Company. See footnote 4 to "--Summary Compensation Table" above.

     Mr. Pieterse participates in certain retirement programs offered by KNP BT, including the Average Indexed Salary Module ("AIS"), applicable to all KNP BT employees in The Netherlands, and the Elective Contribution Module ("ECM"). Contributions to the programs made on Mr. Pieterse's behalf and the liabilities associated with his retirement benefits are accrued for by KNP BT. ECM is applicable to KNP BT employees whose annual base salary exceeds $71,832. Benefits from all of these programs are paid from contributions of KNP BT. Mr. Pieterse will receive an estimated annual age 65 retirement benefit of $30,411 (with annual adjustments) from AIS based upon his annual adjusted base salary as of his retirement date up to $71,832, annual contributions by KNP BT of $10,780 (indexed), and an accrued benefit as of December 31, 1997 of $12,737. ECM provides benefits in addition to AIS in the form of an account balance which will be converted to an annuity when Mr. Pieterse reaches age 65. The estimated ECM benefit which will have accrued for the account of

Mr. Pieterse at age 65 is $541,887 plus interest, based upon continuing annual contributions by KNP BT of $14,251 (indexed) and an accrued benefit as of December 31, 1997 of $211,438. In addition to these retirement programs, Mr. Pieterse elected to contribute to the KNP BT Pension-Plus Module (the "PPM"). This program, which converts to an annuity upon retirement, enables participants to increase their retirement pensions. All of the foregoing amounts have been converted into U.S. dollars based upon the 1997 Exchange Rate.

     Mr. Huyzer also participates in certain retirement programs offered by KNP BT, including the AIS, ECM and Flexible Retirement Module ("FRM"). Benefits from all of these programs are paid from contributions of KNP BT. Mr. Huyzer will receive an estimated annual age 65 retirement benefit of $15,427 (with annual adjustments) from AIS based upon his annual adjusted base salary as of his retirement date up to $71,832, annual contributions by KNP BT through August 2000 pursuant to the terms of the Separation Agreement of $14,657 (indexed), and an accrued benefit as of December 31, 1997 of $12,955. ECM provides benefits in addition to AIS in the form of an account balance which will be converted to an annuity when Mr. Huyzer reaches age 65. The estimated ECM benefit which will have accrued for the account of Mr. Huyzer at age 65 is $508,418 plus interest, based upon continuing annual contributions by KNP BT through August 2000 of $47,292 (indexed) and an accrued benefit as of December 31, 1997 of $337,643. The FRM provides a supplemental benefit for employees over age 50. Mr. Huyzer will receive an estimated account balance of $294,940 plus interest, based upon annual contributions of KNP BT of $42,225 (indexed) and an accrued benefit as of December 31, 1997 of $142,463. The FRM is also composed of an accrued benefit as of December 31, 1997 of $32,265, based upon annual contributions by KNP BT through August 2000 of $17,958 (indexed). In addition to these retirement programs, Mr. Huyzer elected to contribute to the PPM. All of the foregoing amounts have been converted into U.S. dollars based upon the 1997 Exchange Rate.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Certain executive officers of the Company participate in the Company's Supplemental Executive Retirement Plan (the "SERP"), which provides supplemental non-qualified retirement benefits to participants. The SERP requires the Company to credit annually to the participant's account an amount equal to a percentage of such participant's annual compensation as determined by the Company. For each year prior to January 1, 1995 during which an amount is deemed to be held in a participant's account, his account is credited with interest at a rate equal to that of thirty-year U.S. Treasury securities as of the end of that year. From and after 1995, a participant's account is treated as if deemed to be invested in investment vehicles available to such participant under the 401(k) plan and credited annually with income, expenses, gains and losses from such deemed investments.

     A "grantor trust" under Section 677 of the Code may be established under the SERP. In the event of a "change-in-control" (as defined in the SERP), the Company is obliged to transfer amounts equal to the accounts under the SERP to the trust. Assets in the trust, at all times, are subject to claims of the general creditors of the grantor of such trust.

     Upon a participant's termination of employment with the Company for any reason other than "cause" (as defined in the SERP), such participant is entitled to receive the entire value of his account. Payment under the SERP is made either in a lump sum or in monthly installments over a period of no more than five years, as elected by the participant. The SERP also allows participants to designate beneficiaries to receive their SERP benefits in the event of death.

     Amounts accrued in 1995, 1996 and 1997 under the SERP for the participating Named Executive Officers are reported in the Summary Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION

     The Compensation Committee currently consists of Messrs. Koffrie, Kellar and Beekman. Mr. Koffrie has served as Acting President and Chief Executive Officer of the Company since August 11, 1997. Mr. Koffrie is a member of the Executive Board of KNP BT and is the Chairman of the Executive Board of the Distribution Group of KNP BT. Other than Mr. Koffrie, no executive officer of the Company served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors of the Company; (ii) a director of another entity, one of whose executive officers served on the Board of Directors of the Company; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT

     Prior to the Offering, all of the Common Stock of the Company was beneficially owned by KNP BT. KNP BT is headquartered in Amsterdam and is principally engaged in the distribution and packaging businesses and, through the Company, the distribution of office products.

     By virtue of its beneficial ownership of a majority of the outstanding shares of the Company's Common Stock, KNP BT is in a position to control substantially all corporate transactions requiring the vote of a majority of stockholders, including election of the entire Board of Directors, as well as merger and consolidation proposals, without the concurrence of other stockholders, and thereby is in a position to control the Company. Three of the Company's five directors are employed by KNP BT. In connection with the Offering, KNP BT and certain of its affiliates entered into various transactions and agreements with the Company which govern certain ongoing relationships, including an intercompany services agreement and a tax matters agreement, between the Company and KNP BT and its affiliates. See "Company History--Subsequent Event" and "Certain Relationships and Related Transactions--Relationship with KNP BT."

     KNP BT is the beneficial owner of 23,400,000 shares of Common Stock, or approximately 70% of the issued and outstanding shares of Common Stock. Approximately 27% of such shares are held of record by KNP BT International B.V., a wholly-owned subsidiary of KNP BT ("KNP BT International"), and the balance is held of record by KNP BT. The address for KNP BT and KNP BT International is Museumplein 9, 1071 DJ Amsterdam, The Netherlands.

     The following table sets forth as of February 27, 1998, certain information regarding the beneficial ownership of the Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) by each current director and Named Executive Officer of the Company, and (iii) by all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned.


                                                            NUMBER OF SHARES OF    PERCENTAGE OF COMMON
                                                               COMMON STOCK         STOCK BENEFICIALLY
                NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED           OWNED(1)
                ------------------------                    -------------------    --------------------
NV Koninklijke KNP BT...................................        23,400,000(2)              70.0
KNP BT International B.V. ..............................         6,411,600                 19.2
Rudolf A.J. Huyzer......................................           466,670(3)               1.3
Frans H.J. Koffrie......................................                --                   --
Harry G. Vreedenburgh...................................                --                   --
George Dean.............................................                --                   --
Lorrence T. Kellar......................................             1,000                    *
Philip E. Beekman.......................................             6,000                    *
Richard C. Dubin........................................            88,465(4)                 *
Michael J. Miller.......................................            82,500(5)                 *
David Kirshner..........................................            80,835(6)                 *
Janhein H. Pieterse.....................................           156,300(7)                 *
All Directors and Executive Officers as a Group (12
  persons)..............................................           893,310(8)               2.7


------------------------------
(1) An asterisk denotes beneficial ownership of 1% or less of the Common Stock.

(2) Includes 6,411,600 shares of Common Stock which are held of record by KNP BT International.

(3) Includes 446,670 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.

(4) Includes 88,465 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.

(5) Includes 82,500 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.

(6) Includes 77,835 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.

(7) Includes 155,000 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.

(8) Includes 861,760 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.

ITEM 13. CERTAIN RELATIONSHIPS AND
  RELATED TRANSACTIONS

RELATIONSHIP WITH KNP BT

     Prior to the Offering, KNP BT, through its ownership of all of the Common Stock of the Company, had the ability to elect the Company's Board of Directors and to control the direction and policies of the Company and the outcome of any matter requiring stockholder approval, including mergers, consolidations and the sale of all or substantially all of the assets of the Company, and to prevent or cause a change of control of the Company. Following the Offering, KNP BT, together with KNP BT International, owns approximately 70% of the outstanding Common Stock of the Company and continues to have sufficient voting power to elect the Company's Board of Directors and control such matters.

     In the normal course of business, the Office Products Division and KNP BT and its other affiliates have from time to time entered into various business transactions and agreements, and the Company and its subsidiaries and KNP BT and its affiliates may enter into additional material transactions in the future. The following is a summary of each of the material agreements between the Company and KNP BT as well as all material transactions between the Company and KNP BT and its other subsidiaries since January 1, 1997. Unless otherwise expressly indicated, such transactions were not necessarily conducted on an arm's length basis. Certain of the transactions are evidenced by agreements which are summarized below.

     In connection with Mr. Huyzer's relocation from The Netherlands to the United States in 1994, the Company advanced Mr. Huyzer $1,017,928 for the purchase of a residence in the Chicago area. The collateralized note evidencing the advance provides that interest is payable quarterly and accrues at a rate of 7.25% per annum beginning on November 6, 1994 with respect to $915,428 of the principal amount thereof and beginning on January 1, 1995 with respect to the balance of the principal amount. Principal has been repayable in quarterly installments since September 1996 and thereafter until September 2024. As of December 31, 1997, the aggregate principal amount outstanding under such note was $650 thousand.

CREDIT FACILITIES

     The Company and certain of its European subsidiaries (the "European Subsidiaries") entered into a credit agreement dated as of June 16, 1997 (the "Affiliate Credit Agreement") with Europcenter, which facility expires in July 1999. Pursuant to the terms of the Affiliate Credit Agreement, the Antilliana Credit Agreement, as modified by the Assignment and Modification Agreement dated June 26, 1996 among the Company, Antilliana and KNP BT Finance (USA), Inc., an affiliate of KNP BT ("KNP BT Finance"), was terminated.

     The Company has a commitment of NLG 70 million (approximately $35 million) under the Affiliate Credit Agreement, which commitment is available for borrowings to be used for the Company's European operations. Pursuant to the terms of the Affiliate Credit Agreement, the European Subsidiaries may also lend funds representing positive balances in certain cash management accounts of up to NLG 20 million (approximately $10 million) to Europcenter.

     Under the Affiliate Credit Agreement, loans are available in German Marks, British Pounds, Netherlands Guilders, Swedish Kronor and any other currency acceptable to the lender. Loans from Europcenter to the European Subsidiaries bear interest at 1% over the applicable interbank rate as determined therein. Loans from the European Subsidiaries to Europcenter bear interest at 1% less than the applicable interbank rate as determined therein.

     The Affiliate Credit Agreement contains certain events of default, including KNP BT's failure to beneficially own more than 50% of the issued and outstanding share capital of the Company. There is a commitment fee payable by the Company on the unused portion of the commitment from Europcenter, which fee fluctuates based on the Company's consolidated leverage ratio (consisting of the ratio of consolidated debt to EBITDA) for the period of the four consecutive fiscal quarters most recently ended as of a given date, adjusted on a pro forma basis to give effect to material acquisitions and divestitures. The commitment fee at December 31, 1997 was 0.3% of the unused commitment.

     At December 31, 1997, the Company had outstanding loans payable to Europcenter under the Affiliate Credit Agreement of $16.5 million and

Europcenter had outstanding loans payable to the European Subsidiaries of $9.6 million. The latter amount is included in cash and cash equivalents.

     The Company, acting for itself and each of its wholly-owned U.S. subsidiaries, entered into an amended and restated cash management agreement dated as of June 16, 1997 (the "Cash Management Agreement") with Sengewald USA, Inc. and KNP BT USA Holdings, Inc., each affiliates of KNP BT. The Cash Management Agreement replaced the cash management agreement dated June 24, 1996 to which the Company and certain affiliates of KNP BT were parties.

     Pursuant to the Cash Management Agreement, each of the parties other than the Company invests cash representing positive balances in certain cash management accounts with the Company and the Company provides overdraft protection to these U.S. affiliates of KNP BT up to specified limits.

     Under the Cash Management Agreement, investments earn interest at the LIBO rate as determined therein less .625% and loans from the Company bear interest at the LIBO rate plus .625%. At December 31, 1997, the investment balance for affiliate parties totaled $629 thousand. Each party to the Cash Management Agreement may terminate such agreement upon thirty days notice to the other parties thereto and the Cash Management Agreement would terminate as to all parties upon the occurrence of certain other events, including KNP BT's failure to own more than 50% of the issued and outstanding share capital of the Company.

REGISTRATION RIGHTS

     Pursuant to the terms of a registration rights agreement (the "Registration Rights Agreement") among the Company, KNP BT and KNP BT International, which agreement became effective upon completion of the Offering in July 1995, each of KNP BT International and KNP BT has the right to require the Company to register for public offering and sale all or a portion of the Common Stock held by it from time to time (subject to certain limitations) on a maximum of four occasions (and, if pursuant to a short-form registration statement, if available, on an unlimited number of occasions). In addition, during the term of the Registration Rights Agreement, each of KNP BT International and KNP BT has the right to participate in any registration of Common Stock initiated by the Company, subject to certain limitations. The Company will pay all out-of-pocket expenses of any such registrations, including reasonable fees and expenses of one counsel for KNP BT International and KNP BT, and will indemnify KNP BT International and KNP BT and their respective officers and directors against certain liabilities, including liabilities under the federal securities laws, in connection therewith. Each of KNP BT International and KNP BT will pay all underwriting discounts and commissions applicable to shares of Common Stock sold by it pursuant to any such registrations. The rights of KNP BT International and KNP BT under the Registration Rights Agreement are transferable to any affiliate of KNP BT.

TAX MATTERS

     The Company, KNP BT and certain of KNP BT's affiliates entered into a tax matters agreement in connection with the Reorganization and the Offering (the "Tax Matters Agreement") whereby KNP BT will indemnify the Company for any taxes and any related interest, penalties or other additions to tax ("Taxes") arising in any taxable year in respect of the Packaging Businesses and their disposition in the Reorganization and any Taxes arising in any year with respect to certain other operations that were disposed of by the Company prior to the Offering. Under the Tax Matters Agreement, KNP BT will also indemnify the Company to the extent of any Taxes relating to its office products distribution operations prior to the Reorganization in excess of certain thresholds specified in the agreement. The computation of any increase in Taxes and any resulting liability for indemnity payments will be determined after giving effect to the tax adjustment otherwise giving rise to indemnification and to any other net refunds of Taxes to which indemnity is provided to that indemnified party.

     The Tax Matters Agreement also provides for the treatment of such matters as allocating overlap period Taxes, return preparation, refunds, audits and controversies with tax authorities, sharing information and resolving controversies between parties.

     During the year ended December 31, 1997, the Company received reimbursement of $287,677 under the Tax Matters Agreement, primarily representing the Packaging Business' share of the 1991 to 1993 Internal Revenue Service audit that was settled in early 1997. In addition, the Company made a payment of $153,589 under the Tax Matters Agreement representing certain tax benefits obtained by the Company which were attributable to the Packaging Business.

     Prior to the Reorganization, the Company and certain of its subsidiaries, as well as the Packaging Businesses, had comprised a consolidated United States federal income tax group. For periods following the Reorganization, the Packaging Businesses will no longer be a part of the Company's consolidated United States federal income tax group.

INTELLECTUAL PROPERTY

     Pursuant to a license agreement between KNP BT and the Company, which became effective upon the completion of the Offering in July 1995, KNP BT has granted a royalty-free, perpetual license to the Company and its subsidiaries to use the name "BT" along with KNP BT's logo in connection with the Company's office products distribution businesses. However, the license to use such logo terminates upon the change of control of the Company or upon the occurrence of certain other events.

SERVICES

     KNP BT and its subsidiaries have provided services to the Company and its subsidiaries, including certain financial and treasury services, as well as insurance, tax, legal and human resource services. In connection with such services, the Company has paid fees to KNP BT. The Company has also provided certain support services to KNP BT and its affiliates (including the Packaging Businesses).

     The Company and KNP BT entered into an Intercompany Services Agreement for the continuing provision of such services, which agreement became effective upon completion of the Offering in July 1995. The agreement has a one-year term and thereafter automatically renews for successive one year periods unless earlier terminated by either party. Such agreement provides for fees to be paid at rates determined on the basis of costs calculated in a manner not inconsistent with past practices, if any, but no greater than the good faith estimate of the fee that would be charged by an independent third party. At any time during the term of the agreement, the Company or KNP BT may request that KNP BT or the Company, as the case may be, provide additional or different services or cease providing one or more services then being provided.

     The Company uses office space provided by KNP BT for certain of its executive officers and employees in KNP BT's headquarters in Amsterdam. During 1997, the Company reimbursed KNP BT at market rates for the cost of such space.

GUARANTIES

     KNP BT has guaranteed certain obligations of the Company under various leases for real property and equipment. The carrying amount of such guarantees was $10.3 million at December 31, 1997.

SALES TO AND PURCHASES FROM AFFILIATES

     The Company has sold office products and related services to affiliates of KNP BT. Such transactions generally were effected on terms comparable to those available in transactions with unaffiliated parties. Revenue from such transactions amounted to approximately $1.7 million for 1997. In addition, the Company has occasionally purchased certain products from KNP BT and its other affiliates (including the Packaging Businesses) for resale. Such purchases totaled approximately $8.1 million for 1997. The Company expects to continue to engage in similar affiliated party transactions on generally the same basis as it would engage in such transactions with unaffiliated third parties.

LEASES

     The Veenman Group leases one of their facilities from an affiliate of KNP BT under an operating lease that expires on September 30, 1999. Rental expense under such lease was $0.5 million in 1997. Future total minimum lease payments are $1.0 million. BT Office Products Deutschland GmbH, formerly known as bax Burosysteme Vertriebsgesellschaft mbH, an indirect wholly-owned subsidiary of the Company acquired from KNP BT in 1996, leases one of its facilities from an affiliate of KNP BT under an operating lease that expires on June 30, 1999. Rental expense under such lease was $0.3 million in 1997 and future total minimum lease payments are $0.4 million.

ARTICLE 403 STATEMENT

     KNP BT has issued an Article 403 Statement under Netherlands law for the Company's Netherlands subsidiaries. Pursuant to such Article 403 Statement, KNP BT is liable for claims of third parties against such companies that exceed such companies' net worth. The Company has agreed to indemnify KNP BT for any such liability.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENTS, FINANCIAL
  STATEMENT SCHEDULE, AND REPORTS ON
  FORM 8-K

     (a) The following financial statements and financial statement schedule of the Company are included in this Report:

FINANCIAL STATEMENTS:

     Reports of Independent Accountants
     Consolidated Balance Sheets as of December 31, 1997 and 1996
     Consolidated Statements of Operations for the years ended December 31,
       1997, 1996 and 1995
     Consolidated Statements of Stockholders' Equity for the years ended
       December 31, 1997, 1996 and 1995
     Consolidated Statements of Cash Flows for the years ended December 31,
       1997, 1996 and 1995
     Notes to Consolidated Financial Statements

FINANCIAL STATEMENT SCHEDULE:

     Schedule II--Valuation and Qualifying Accounts

EXHIBITS:


     The Exhibit Index appears on p. IV-60 and the Exhibits are not included herein.


(b) REPORTS ON FORM 8-K:

     No Current Reports on Form 8-K were filed in the fourth quarter of 1997.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          BT OFFICE PRODUCTS INTERNATIONAL, INC.

Date: March 30, 1998                      By:    /s/ FRANS H.J. KOFFRIE

                                            ------------------------------------
                                                     Frans H.J. Koffrie
                                            Acting President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                     SIGNATURE                                      TITLE                         DATE
                     ---------                                      -----                         ----

              /s/ FRANS H.J. KOFFRIE                   Chairman of the Board of              March 30, 1998
---------------------------------------------------    Directors, Acting President and
               (Frans H.J. Koffrie)                    Chief Executive Officer

               /s/ RICHARD C. DUBIN                    Executive Vice President and          March 30, 1998
---------------------------------------------------    President, BT Office Products
                (Richard C. Dubin)                     North America

              /s/ JANHEIN H. PIETERSE                  Vice President and President, BT      March 30, 1998
---------------------------------------------------    Office Products Europe
               (Janhein H. Pieterse)

              /s/ FRANCIS J. LEONARD                   Vice President--Finance and           March 30, 1998
---------------------------------------------------    Chief Financial Officer
               (Francis J. Leonard)                    (Principal Accounting Officer)

             /s/ HARRY G. VREEDENBURGH                 Director                              March 30, 1998
---------------------------------------------------
              (Harry G. Vreedenburgh)

                  /s/ GEORGE DEAN                      Director                              March 30, 1998
---------------------------------------------------
                   (George Dean)

              /s/ LORRENCE T. KELLAR                   Director                              March 30, 1998
---------------------------------------------------
               (Lorrence T. Kellar)

               /s/ PHILIP E. BEEKMAN                   Director                              March 30, 1998
---------------------------------------------------
                (Philip E. Beekman)

                       CONSOLIDATED FINANCIAL STATEMENTS

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

                                    CONTENTS



Reports of Independent Accountants..........................  IV-39
Financial Statements:
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................  IV-41
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1996 and 1995..........................  IV-43
Consolidated Statements of Stockholders' Equity for the
  years ended
  December 31, 1997, 1996 and 1995..........................  IV-44
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995..........................  IV-45
Notes to Consolidated Financial Statements..................  IV-46

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
BT Office Products International, Inc.

We have audited the accompanying consolidated balance sheets of BT Office Products International, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the Index at
Item 14(a) of this Form 10-K. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BT Office Products International, Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information required to be included therein.

                                          Coopers & Lybrand L.L.P.

Chicago, Illinois
February 9, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
BT Office Products International, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of BT Office Products International, Inc. and subsidiaries for the year ended December 31, 1995. Our audit also included the financial statement schedule listed in the Index at Item 14(a) of this Form 10-K. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations of BT Office Products International, Inc. and subsidiaries and their cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information required to be included therein.

                                          Ernst & Young LLP

Chicago, Illinois
April 5, 1996

                          CONSOLIDATED BALANCE SHEETS

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

                                                                    DECEMBER 31
                                                                --------------------
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)                1997        1996
------------------------------------------------------------------------------------
ASSETS:
Current assets:
  Cash and cash equivalents                                     $ 19,466    $ 20,163
  Accounts receivable, less allowances of $9,753 in 1997 and
     $4,915 in 1996                                              219,118     203,629
  Other receivables                                               33,429      22,197
  Due from affiliates                                              1,055         475
  Inventories                                                    123,324     119,370
  Deferred income taxes                                            3,011       1,761
  Investment in sales-type leases                                 10,128      10,573
  Prepaid expenses and other current assets                       15,330      13,838
                                                                --------    --------
Total current assets                                             424,861     392,006
Deferred income taxes                                              4,231       5,688
Investment in sales-type leases                                   15,652      17,119
Other assets                                                       6,903       6,238
Property, plant and equipment:
  Land                                                             1,236       1,236
  Buildings                                                       33,995      31,755
  Machinery and equipment                                        116,906      96,907
                                                                --------    --------
                                                                 152,137     129,898
Accumulated depreciation and amortization                         64,212      51,483
                                                                --------    --------
Net property, plant and equipment                                 87,925      78,415
Costs in excess of net assets of businesses acquired, net of accumulated
  amortization of $22,144 in 1997 and $16,621 in 1996            216,686     231,222
Other intangible assets, net of accumulated amortization of
  $31,582 in 1997 and $27,213 in 1996                              7,443      12,131
                                                                --------    --------
TOTAL ASSETS                                                    $763,701    $742,819
                                                                ========    ========

The accompanying notes are an integral part of the consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

                                                                  DECEMBER 31
                                                              -------------------
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)              1997       1996
---------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Notes payable                                               $ 24,591   $ 41,207
  Current portion of long-term obligations                     200,816      6,727
  Accounts payable                                             140,780    123,306
  Due to affiliates                                              1,570      1,504
  Accrued compensation and benefits                             28,084     21,977
  Accrued sales tax                                             10,249      8,778
  Accrued expenses                                              28,799     29,434
  Income tax payable                                                --      2,363
  Deferred income taxes                                          1,986      2,765
                                                              --------   --------
Total current liabilities                                      436,875    238,061
Long-term obligation with affiliates                            16,500      4,247
Long-term obligations, less current portion                     15,337    215,455
Accrued pension and post retirement costs                        7,346      9,252
Deferred income taxes                                            5,880      1,930
Accrued expenses                                                 8,050      5,222
                                                              --------   --------
                                                                53,113    236,106
Commitments and contingencies
Stockholders' equity:
  Preferred stock, par value of $.01 per share; authorized
     shares, 10,000,000; none outstanding                           --         --
  Common stock, par value $.01 per share; authorized shares,
     90,000,000; issued shares, 33,471,000 at December 31,
     1997 and 1996                                                 335        335
  Additional paid-in capital                                   270,132    270,132
  Retained earnings (deficit)                                   17,137       (118)
  Cumulative translation adjustments                           (13,891)    (1,697)
                                                              --------   --------
Total stockholders' equity                                     273,713    268,652
                                                              --------   --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $763,701   $742,819
                                                              ========   ========

The accompanying notes are an integral part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

                                                                     YEAR ENDED DECEMBER 31
                                                             --------------------------------------
   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)           1997          1996          1995
---------------------------------------------------------------------------------------------------
Sales:
  Net sales--products                                        $1,618,554    $1,412,333    $1,132,127
  License fee revenues                                              190           181           243
                                                             ----------    ----------    ----------
                                                              1,618,744     1,412,514     1,132,370
Costs and expenses:
  Costs of products sold, including inventory purchased
     from affiliates of $8,126, $8,606 and $8,567             1,162,737     1,004,713       819,078
  Selling and administrative expenses, including
     management fees and shared expenses paid to
     affiliates of $1,666, $2,035 and $3,959                    383,758       345,879       266,163
  Depreciation and amortization                                  16,485        13,693        10,339
  Amortization of intangibles                                    10,636        10,046         8,117
                                                             ----------    ----------    ----------
                                                              1,573,616     1,374,331     1,103,697
                                                             ----------    ----------    ----------
Operating income                                                 45,128        38,183        28,673
Other income (expense):
  Interest income and other                                       2,749         2,091         1,287
  Interest expense                                              (15,283)       (7,401)       (3,561)
  Interest expense to affiliates                                   (639)       (5,172)      (12,372)
                                                             ----------    ----------    ----------
                                                                (13,173)      (10,482)      (14,646)
                                                             ----------    ----------    ----------
Income before income taxes                                       31,955        27,701        14,027
Income tax expense                                               14,700        13,000         7,337
                                                             ----------    ----------    ----------
Net income                                                   $   17,255    $   14,701    $    6,690
                                                             ==========    ==========    ==========

Basic earnings per share                                     $      .52    $      .44    $      .24
                                                             ==========    ==========    ==========
Diluted earnings per share                                   $      .51    $      .44    $      .24
                                                             ==========    ==========    ==========

Average shares outstanding, basic                                33,471        33,420        27,983
                                                             ==========    ==========    ==========
Average shares outstanding, diluted                              33,541        33,742        28,026
                                                             ==========    ==========    ==========

The accompanying notes are an integral part of the consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

                                                       ADDITIONAL    RETAINED     CUMULATIVE         TOTAL
                                            COMMON      PAID-IN      EARNINGS     TRANSLATION    STOCKHOLDERS'
            (IN THOUSANDS)                  STOCK       CAPITAL      (DEFICIT)    ADJUSTMENTS       EQUITY
--------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994               $    234     $ 44,093     $(21,509)     $   (885)       $ 21,933
  Net income                                     --           --        6,690            --           6,690
  Issuance of common stock, net                 100      102,607           --            --         102,707
  Capital contribution                           --      118,000           --            --         118,000
  Net capital and intercompany
     transactions--unrelated businesses          --        4,927           --            --           4,927
  Net capital and intercompany
     transactions--related businesses            --        3,850           --            --           3,850
  Corporate reorganization:
     Historical paid-in capital                  --      (33,281)          --            --         (33,281)
     Transfer of unrelated businesses            --       59,990           --            --          59,990
     Contribution of related businesses          --      (79,579)          --            --         (79,579)
     Recapitalization                            --       52,870           --            --          52,870
  Currency translation adjustments               --           --           --         2,128           2,128
                                           --------     --------     --------      --------        --------
BALANCE AT DECEMBER 31, 1995                    334      273,477      (14,819)        1,243         260,235
  Net income                                     --           --       14,701            --          14,701
  Stock options exercised                         1          867           --            --             868
  Acquisition of Bax--a related entity           --       (3,630)          --            --          (3,630)
  Other                                          --         (582)          --            --            (582)
  Currency translation adjustments               --           --           --        (2,940)         (2,940)
                                           --------     --------     --------      --------        --------
BALANCE AT DECEMBER 31, 1996                    335      270,132         (118)       (1,697)        268,652
  Net income                                     --           --       17,255            --          17,255
  Currency translation adjustments               --           --           --       (12,194)        (12,194)
                                           --------     --------     --------      --------        --------
BALANCE AT DECEMBER 31, 1997               $    335     $270,132     $ 17,137      $(13,891)       $273,713
                                           ========     ========     ========      ========        ========

The accompanying notes are an integral part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

                                                                   YEAR ENDED DECEMBER 31
                                                              --------------------------------
                       (IN THOUSANDS)                           1997       1996        1995
----------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                    $ 17,255   $  14,701   $   6,690
Adjustments to reconcile net income to net cash provided by
  (used for) operating activities:
     Depreciation and amortization                              18,045      15,351      11,663
     Amortization of intangibles                                10,636      10,046       8,117
     Provision for doubtful accounts                             6,662       2,107       1,369
     (Gain) loss on sale of property, plant and equipment,
       net                                                         116          70         (77)
     Deferred income taxes                                       3,409       1,477       2,323
Changes in operating assets and liabilities, net of effects
  of business acquisitions:
     Accounts receivable                                       (26,373)     (6,312)    (32,681)
     Inventories                                                (6,359)     (8,334)     (8,605)
     Other current assets                                       (9,570)     (3,800)      1,021
     Accounts payable and accrued expenses                      26,656      20,623      10,793
     Due to/from affiliates, net                                  (403)      1,564      (1,685)
     Income taxes payable (refundable)                          (5,565)      1,020         728
                                                              --------   ---------   ---------
Net cash provided by (used for) operating activities:           34,509      48,513        (344)
INVESTING ACTIVITIES
Purchases of property, plant and equipment                     (28,217)    (25,090)    (21,886)
Acquisitions of businesses, less cash acquired                 (17,782)   (130,135)    (37,248)
Proceeds from disposal of property, plant and equipment            539       1,795         881
Other assets and liabilities                                     1,019      (1,581)     (6,064)
                                                              --------   ---------   ---------
Net cash used for investing activities                         (44,441)   (155,011)    (64,317)
FINANCING ACTIVITIES
Proceeds from issuance of notes payable                         33,430      15,571       9,562
Repayments of notes payable                                    (37,918)    (13,261)    (11,071)
Proceeds from issuance of long-term obligations                 50,602     220,135       6,100
Repayments of long-term obligations                            (49,034)    (25,250)     (5,337)
Net borrowings (repayments) on obligations with affiliates      13,023     (78,228)   (161,420)
Proceeds from stock options exercised including related tax
  benefits                                                          --         868          --
Net transactions of unrelated businesses transferred                --          --       4,927
Net transactions of related businesses contributed                  --        (476)      3,850
Capital contributions by KNP BT                                     --          --     118,000
Issuance of common stock, net                                       --        (106)    102,707
                                                              --------   ---------   ---------
Net cash provided by financing activities                       10,103     119,253      67,318
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS      (868)       (160)        (84)
                                                              --------   ---------   ---------
Net increase (decrease) in cash and cash equivalents              (697)     12,595       2,573
Cash and cash equivalents at beginning of year                  20,163       7,568       4,995
                                                              --------   ---------   ---------
Cash and cash equivalents at end of year                      $ 19,466   $  20,163   $   7,568
                                                              ========   =========   =========

The accompanying notes are an integral part of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

1. FORMATION AND BASIS OF PRESENTATION

     BT Office Products International, Inc. was organized in 1984 as BT USA, Inc., a subsidiary of Buhrmann-Tetterode NV, the predecessor of KNP BT, a Netherlands-based diversified distribution and manufacturing company.

     On June 30, 1995, KNP BT and BT Office Products International, Inc. effected a series of transactions described below (collectively, the "Corporate Reorganization") in order to reorganize the legal ownership of various of their businesses and to recapitalize the ongoing office products distribution business which now constitutes the "Company." Prior to the Corporate Reorganization, BT Office Products International, Inc. was a holding company (the "Holding Company"), which operated KNP BT's U.S. office products distribution business (through its ownership of its U.S. office products companies) as well as certain other businesses which are unrelated to the U.S. office products distribution business.
     The Corporate Reorganization included, among other things: (i) KNP BT's contribution of the net assets of its European office products businesses and one U.S. business to the Company; (ii) the transfer of the Holding Company's unrelated businesses to KNP BT; (iii) a capital contribution of $118.0 million in the form of an exchange of indebtedness of the Holding Company under interest bearing advances by KNP BT for shares of common stock; (iv) a stock split which resulted in 23,400,000 shares issued and outstanding; and (v) the execution of various agreements related to income tax matters, financing arrangements, and shared services.

     In July 1995, the Company completed the sale of 10,000,000 shares of common stock at a price of $11.50 per share in an initial public offering (the "Offering"). After the Offering, KNP BT beneficially owns approximately 70% of the Company's outstanding common stock. The net proceeds received from the Offering, after underwriting commissions and estimated costs related to the Offering and the Corporate Reorganization ("Net Proceeds"), were $98.4 million. Of the Net Proceeds, the Company used $65.8 million to repay in full non-interest bearing advances from affiliates made in 1995 and 1994 to finance several acquisitions. The Company used the remaining Net Proceeds to reduce outstanding indebtedness under the interest bearing advances from affiliates made to the Company for working capital and other general corporate purposes.

     Upon completion of the Offering, the Company entered into a $200 million long-term credit agreement (the "Antilliana Credit Agreement") with KNP BT Antilliana N.V. ("Antilliana"), an affiliate of KNP BT. Effective in August 1996, the Company reduced the commitments available under the Antilliana Credit Agreement to $50 million. See Note 8.

     The pro forma unaudited results of operations for the year ended December 31, 1995, assuming the Capital Contribution and Net Proceeds of the Offering occurred as of January 1, 1995, were as follows:

                                          YEAR ENDED
                                          DECEMBER 31
                                          -----------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNT)      1995
-----------------------------------------------------
Sales                                     $1,132,370
Net income                                    10,781
Diluted earnings per share                      0.32
Average shares outstanding, diluted           33,443
-----------------------------------------------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements and related notes to consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

     Temporary cash investments with an original maturity of three months or less are considered to be cash equivalents.

FINANCIAL INSTRUMENTS

     The carrying amount reported in the consolidated balance sheets for cash and cash equivalents

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   (CONTINUED)

and notes payable approximate fair value because of the short-term maturity of these financial instruments.

     The Company utilizes letters of credit and guarantees by KNP BT to back certain financing or leasing instruments. The letters of credit and guarantees reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place. The carrying amount of letters of credit and guarantees were $13.4 million and $15.0 million at December 31, 1997 and 1996, respectively.

CONCENTRATION OF CREDIT RISK

     The Company is in the business of distributing various office products, including furniture and office equipment, to businesses throughout the U.S. and Europe. In addition, one entity distributes paper and printing supplies.

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables. Credit risk with respect to trade receivables is minimized because of a large customer base and its geographic dispersion. The Company maintains allowances for potential credit losses and historically credit losses have been within management's expectations.

REVENUE RECOGNITION

     Revenues are recorded at the time of shipment of products or performance of services. Revenues from service contracts are recognized as income over the term of the contract. The present value of payments under sales-type lease contracts is recorded as revenue and the book value of the equipment is charged to costs of products sold at the time of shipment. Future interest income is deferred and recognized over the related lease term.

COSTS OF PRODUCTS SOLD

     Vendor rebates are recognized on an accrual basis in the period earned and are recorded as a reduction to costs of products sold. Delivery and occupancy costs are included as an increase to costs of products sold.

INVENTORIES

     Inventories consist primarily of products held for sale and are valued at the lower of cost or market using the last-in, first-out (LIFO) method for U.S. inventories and the first-in, first-out (FIFO) method for foreign inventories.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation and amortization of plant and equipment, including the amortization of assets recorded under capital leases, are computed using the straight-line method over the estimated useful lives of the assets or the initial or remaining terms of the leases. Useful lives range from three to ten years for machinery and equipment and up to 30 years for buildings. Repair and maintenance costs are expensed as incurred.

SOFTWARE AND DEVELOPMENT COSTS

     Costs related to internally developed or purchased software for major projects are capitalized and amortized over the software's estimated useful life once the project is put into service. Costs associated with the design phase and reengineering components of systems projects are expensed as incurred. Computer software maintenance and repair costs related to software development are expensed as incurred. The carrying value is regularly reviewed by the Company and a loss is recognized when the net realizable value falls below unamortized cost.

COSTS IN EXCESS OF NET ASSETS OF BUSINESSES
  ACQUIRED

     Costs in excess of net assets of businesses acquired (goodwill) are being amortized on a straight-line basis over 40 years.

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   (CONTINUED)

OTHER INTANGIBLE ASSETS

     Costs of customer lists, trademarks and favorable lease rights arising from business combinations are being amortized using the straight-line method over periods which principally range from 4 to 10 years. Costs of covenants not-to-compete are amortized using the straight-line method over their contractual lives, which range from 1 to 5 years.

IMPAIRMENT OF LONG-LIVED ASSETS

     In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

INCOME TAXES

     The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences by applying enacted statutory tax rates to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. In addition, the amount of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis.

STOCK BASED COMPENSATION

     Effective December 31, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). As provided by SFAS 123, the Company has elected to continue to account for its stock based compensation programs according to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure provisions required by SFAS
123. See Note 11.

EARNINGS PER COMMON SHARE

     In February 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share," ("SFAS 128"), which simplifies the standards for computing earnings per share ("EPS") and requires the presentation of two new amounts, basic and diluted EPS. Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted-average number of common shares outstanding, adjusted for dilutive common share equivalents (70,000 shares, 322,000 shares and 43,000 shares in 1997, 1996 and 1995, respectively) attributed to outstanding options to purchase common stock. The Company has adopted SFAS 128 for the quarter and year ended December 31, 1997 and has restated EPS for all prior periods reported. The restated basic and diluted earnings per share for all periods presented approximated the previously reported earnings per share.

TRANSLATION OF FOREIGN CURRENCIES

     Balance sheet accounts of foreign operations are translated using the year end exchange rate and income statement accounts are translated using the average exchange rate for the year. Translation adjustments are recorded as a separate component of stockholders' equity. The Company does not currently hedge foreign currency translation risk exposure.

DERIVATIVE FINANCIAL INSTRUMENTS

     Forward exchange contracts are used to hedge certain net transaction exposures. The Company defers unrealized gains or losses until the completion of the contract. The Company's program to hedge net foreign currency transaction exposure has been limited to acquisition funding. The hedging

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   (CONTINUED)

activities seek to limit this risk by offsetting the gains and losses on the underlying exposures with losses and gains on the instruments utilized to create the hedge. At December 31, 1996, the Company had one outstanding contract totaling $22 million. The contract value approximated fair value at December 31, 1996. No such contracts were outstanding at December 31, 1997.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 financial statement presentation.

3. BUSINESS ACQUISITIONS

     In December 1996, the Company acquired the Vinborgen I Boras AB group of companies ("Bjorsell"), an office products distributor in Sweden, in a purchase transaction for approximately $41.5 million in cash. The transaction resulted in goodwill of $30.5 million.

     On December 31, 1996, the Company acquired Kuipers Centrum voor Kantoorefficiency B.V. ("Kuipers"), an office products distributor in The Netherlands, in a purchase transaction for approximately $21.8 million in cash, as adjusted under provisions of the purchase agreement. The transaction resulted in goodwill of $16.8 million.

     In July 1996, the Company acquired the two businesses comprising the Keller + Roth Group, office products distributors in Germany, in a purchase transaction for approximately $11.5 million in cash and the issuance of $3.2 million of notes payable. The transaction resulted in goodwill of $11.1 million.

     In July 1996, the Company assumed control of bax Burosysteme Vertriebsgesellschaft mbH ("Bax"), an indirectly wholly-owned subsidiary of KNP BT. In October 1996, the Company completed the acquisition of Bax, an office equipment distributor in Germany, by acquiring the shares of Bax from KNP BT for approximately $9.8 million in cash. The excess purchase price over the net book value of $3.6 million was charged to additional paid-in capital.

     In addition, during the year ended December 31, 1996, the Company acquired four other significant office products businesses in the U.S. in purchase transactions for aggregate consideration of $26.0 million, which included $25.2 million of cash and the issuance of $0.8 million of notes payable. These transactions resulted in goodwill of $22.1 million.

     In the year ended December 31, 1995, the Company acquired five significant U.S. office products businesses in purchase transactions for aggregate consideration of $34.2 million, which included $34.0 million of cash and the issuance of $0.2 million of notes payable. These transactions resulted in goodwill of $19.4 million and other intangible assets of $2.3 million.

     The pro forma unaudited results of operations for the year ended December 31, 1996, assuming the 1996 acquisitions described above had been consummated as of January 1, 1996, and translated at historical rates, were as follows:

                                            YEAR ENDED
                                            DECEMBER 31
                                            -----------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNT)        1996
-------------------------------------------------------
Sales                                       $1,580,657
Net income                                      15,818
Diluted earnings per share                         .47
Average shares outstanding, diluted             33,742
-------------------------------------------------------

     The Company also acquired several other smaller office product businesses in 1997 and 1996 for a total purchase price of $8.5 million and $23.8 million, respectively. These acquisitions did not have a significant impact on the consolidated

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

3. BUSINESS ACQUISITIONS (CONTINUED)
financial statements for the years ended December 31, 1997 and 1996.

4. SOFTWARE AND DEVELOPMENT COSTS

     Software development costs capitalized for major projects, including the Company's investments in an enterprise-wide systems solution in the U.S., known as Project Millennium, were $25.9 million and $8.4 million as of December 31, 1997 and 1996, respectively. Project Millennium costs accounted for $16.0 million of the $18.6 million capitalized as assets under construction at December 31, 1997. Amortization of theses assets will begin once particular assets or modules are placed into service. The remaining capitalized costs are being amortized over the software or other development project's estimated useful life. Amortization of software development costs totaled $1.3 million and $1.0 million for the years ended December 31, 1997 and 1996, respectively.

5. INVENTORIES

     Current cost exceeded the LIFO value of inventories by approximately $6.7 million and $5.3 million at December 31, 1997 and 1996, respectively. LIFO inventories represented approximately 61% and 60% of total inventories at December 31, 1997 and 1996, respectively.

6. INVESTMENT IN SALES-TYPE LEASES

     The components of the net investment in sales-type leases, which principally relates to the copier business in Europe, were as follows:

                                         DECEMBER 31
                                     --------------------
         (IN THOUSANDS)                1997        1996
---------------------------------------------------------
Lease contracts receivable           $ 29,908    $ 33,147
Less: Unearned income                  (4,128)     (5,455)
                                     --------    --------
Net investment in sales-type
  leases                               25,780      27,692
  Less: Current portion               (10,128)    (10,573)
                                     --------    --------
                                     $ 15,652    $ 17,119
                                     ========    ========
---------------------------------------------------------

     Minimum future lease payments to be received for the succeeding five years on sales-type leases are as follows: $11.4 million in 1998; $8.6 million in 1999; $5.8 million in 2000; $3.1 million in 2001; and $1.0 million in 2002.

7. NOTES PAYABLE

     Notes payable consisted of the following:

                                          DECEMBER 31
                                       ------------------
          (IN THOUSANDS)                1997       1996
---------------------------------------------------------
Acquisition notes payable to
  sellers                              $ 1,335    $10,976
Borrowings under revolving
  line-of-credit agreements             23,256     30,231
                                       -------    -------
                                       $24,591    $41,207
                                       =======    =======
---------------------------------------------------------

     In June 1997, the Company entered into revolving lines of credit providing an aggregate of $22.5 million to fund the Company's U.S. cash management requirements. Such lines replaced the $15 million cash management facility formerly available under the Antilliana Credit Agreement. In addition to the revolving lines of credit available in the U.S., $28.7 million is available under local agreements in Europe. Total unused lines of credit with non-affiliates amounted to $28.0 million at December 31, 1997.

     The weighted average interest rate for short-term obligations for the years ended December 31, 1997 and 1996 were 4.8% and 6.4%, respectively.

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

8. LONG-TERM OBLIGATIONS

     Long-term obligations consisted of the following:

                                                                  DECEMBER 31
                                                              -------------------
(IN THOUSANDS)                                                  1997       1996
---------------------------------------------------------------------------------
Debt:
  Borrowing under Bank Credit Agreement, due in August 2001, with a weighted average interest rate of 6.5% and 5.9%,
    at December 31, 1997 and 1996, respectively               $194,687   $197,159
  Borrowing under Affiliate Credit Agreement, due in July
    1999, with a weighted average interest rate of 6.0% at
    December 31, 1997                                           16,500         --
  Borrowing under Antilliana Credit Agreement, due in June
    1998, with a weighted average interest rate of 6.5% at
    December 31, 1996                                               --      4,247
  Acquisition notes payable, due September 2000 with
    interest payable at 6.1%                                     1,100      1,100
  Real estate mortgage note, payable in monthly installments of $8 including interest, collateralized by the land and
    building due December 1, 2006 with interest payable at
    9.375%                                                         604        646
  Unsecured note, payable in monthly installments of $20,
    due February 28, 2002, with interest payable at 8.5%           854      1,223
  Collateralized notes, due in quarterly installments of
    $205 plus interest, collateralized by certain assets,
    due December 31, 2000 through March 31, 2003 with
    interest rates ranging from 6.0% to 6.9%                     2,538      3,743
  Other                                                            272        415
                                                              --------   --------
                                                               216,555    208,533
Capitalized leases:
  Building, due July 1, 2022, with an interest rate of 10.8%     4,910      5,690
  Building, due December 1, 2009, with an interest rate of
    13.7%                                                        1,975      2,036
  Vehicles, due April 22, 1998 through November 20, 1999,
    with interest rates ranging form 9.5% to 17.0%                  94        150
  Office equipment, due January 1997 through December 2001,
    with interest rates ranging from 8.0% to 12.23%              8,955      9,751
  Other                                                            164        269
                                                              --------   --------
                                                                16,098     17,896
                                                              --------   --------
                                                               232,653    226,429
  Less: Current portion                                        200,816      6,727
                                                              --------   --------
                                                              $ 31,837   $219,702
                                                              ========   ========
---------------------------------------------------------------------------------

     On August 2, 1996, the Company entered into a $250 million syndicated bank Competitive Advance and Revolving Credit Facility Agreement (the "Bank Credit Agreement"). The Bank Credit Agreement was used to pay down existing debt owed to affiliates of the Company and is being used for working capital needs and general corporate purposes, including acquisitions.

     The Bank Credit Agreement provides for a five-year, unsecured, non-amortizing, multi-currency, revolving credit facility. Under the multi-currency arrangement, term loans in U.S. Dollars, German Marks, British Pounds, Swedish Kronor and Netherlands Guilders (other currencies are also available) bear interest based on a leverage ratio ranging from .35% to .75% over the applicable interbank rate as determined therein. The facility also provides for revolving loans in U.S. Dollars at the prevailing prime rate. There is a facility fee on the unused portion, based on the leverage ratio, which ranges from .125% to .300%.

     The Bank Credit Agreement, as modified, contains various loan covenants calculated quarterly including a maximum leverage ratio based on total debt to pro forma EBITDA (3.75 to 1 for each of the rolling four quarter periods ending on or before March 31, 1998, and reducing to 3.25 to 1 in subsequent quarters), a minimum EBITDA less capital expenditures to interest ratio (scheduled to increase from 2.50 to 1 to 3.00 to 1 for the rolling four quarter period ending September 30, 1998) and a minimum net worth requirement. In addition,

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

8. LONG-TERM OBLIGATIONS (CONTINUED)
under a change of control clause, an event of default would occur if any person or group, other than KNP BT or its affiliates, shall own more than 50% of the voting shares of the Company.

     As of December 31, 1997, the Company is in compliance with the financial covenants under the Bank Credit Agreement. Unless the Company is able to enter into an amendment with the lenders under its syndicated Bank Credit Agreement to relax certain financial covenants or otherwise renegotiate or refinance such agreement, the Company expects that one or more defaults or events of default may arise in 1998 as a result of breaches of such financial covenants. Accordingly, indebtedness under the Bank Credit Agreement has been classified as current portion of the long-term obligations in the consolidated balance sheet.

     The Company's majority shareholder, KNP BT, has advised the Company that it will support the Company during 1998 and use its best efforts to prevent any default or event of default that may arise under the Bank Credit Agreement. As described in Note 18, KNP BT has made an offer to purchase the outstanding shares of the Company that it does not already own in a so-called "going private" transaction. If the going private transaction is completed, KNP BT has advised the Company that it intends to reduce or eliminate its existing indebtedness under the Bank Credit Agreement and/or otherwise cause such indebtedness to be refinanced. If the going private transaction is not completed, the Company intends to renegotiate the existing Bank Credit Agreement so as to avoid or cure any such default or defaults or event or events of default and/or to refinance the indebtedness under the Bank Credit Agreement, in either case, at a cost that is not expected to be material to the Company's 1998 results of operations.

     Effective in June 1997, the Company replaced the Antilliana Credit Agreement with a new commitment of 70 million Netherlands Guilders (approximately $35 million), which is available through KNP BT Europcenter N.V. ("Europcenter"), an affiliate of KNP BT (the "Affiliate Credit Agreement"). The Affiliate Credit Agreement, which expires in July 1999, will be used by the Company's European operations for working capital needs and general corporate purposes, including acquisitions. As part of the same agreement, the Company's European subsidiaries may invest funds representing positive balances of up to 20 million Netherlands Guilders in certain cash management accounts in Europcenter. The Affiliate Credit Agreement contains certain events of default the most significant of which includes KNP BT's failure to own, beneficially and of record, more than 50% of the issued and outstanding share capital of the Company. There is a commitment fee of .30% on the unused portion of the Affiliate Credit Agreement.

     Maturities of long-term obligations, other than obligations under capital lease agreements, for the five years succeeding December 31, 1997, are $195.8 million in 1998, $17.6 million in 1999, $2.1 million in 2000, $0.4 million in 2001, $0.3 million in 2002 and $0.3 million thereafter.

     The fair value of the Company's long-term obligations approximates the carrying amount based on the present value of cash flows discounted at the current rates offered to the Company on similar debt instruments.

     Interest payments on short-term and long-term obligations were $16.8 million, $12.4 million and $15.6 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     Non-cash investing and financing activities included capital lease obligations incurred of $113 thousand, $0 and $196 thousand in 1997, 1996 and 1995, respectively.

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

9. INCOME TAXES
     Domestic and foreign income before income taxes consisted of the following:

                              YEAR ENDED DECEMBER 31
                            ---------------------------
(IN THOUSANDS)               1997      1996      1995
-------------------------------------------------------
Domestic                    $23,772   $22,029   $10,558
Foreign                       8,183     5,672     3,469
                            -------   -------   -------
                            $31,955   $27,701   $14,027
                            =======   =======   =======
-------------------------------------------------------

     Federal, state and foreign income tax expense consisted of the following:

                               YEAR ENDED DECEMBER 31
                             --------------------------
(IN THOUSANDS)                1997      1996      1995
-------------------------------------------------------
Current:
  Federal                    $ 7,632   $ 7,663   $2,374
  State                        1,702     1,895      858
  Foreign                      1,957     1,965    1,782
                             -------   -------   ------
                              11,291    11,523    5,014
Deferred:
  Federal                      2,359       578    1,291
  State                          393       215      477
  Foreign                        657       684      555
                             -------   -------   ------
                               3,409     1,477    2,323
                             -------   -------   ------
                             $14,700   $13,000   $7,337
                             =======   =======   ======
-------------------------------------------------------

     Reconciliations between the U.S. federal statutory income tax rate of 35% and the consolidated effective income tax rates of 46%, 47% and 52% for the years ended December 31 1997, 1996 and 1995, respectively, are as follows:

                               YEAR ENDED DECEMBER 31
                             --------------------------
(IN THOUSANDS)                1997      1996      1995
-------------------------------------------------------
Tax at U.S. federal income
  tax rate                   $11,184   $ 9,695   $4,909
State income taxes, net of
  U.S. federal tax benefit     1,584     1,372      793
Goodwill amortization          1,473     1,309      918
Reduced foreign tax
  benefits due to loss
  carryforwards and rate
  differentials                  748       633    1,199
All other items                 (289)       (9)    (482)
                             -------   -------   ------
Tax provision                $14,700   $13,000   $7,337
                             =======   =======   ======
-------------------------------------------------------

     Significant components of the Company's deferred tax liabilities and assets were as follows:

                                       DECEMBER 31
                                   -------------------
(IN THOUSANDS)                       1997       1996
------------------------------------------------------
Deferred tax liabilities:
  Depreciation                     $  7,059   $  3,456
  Capital leases                      5,424      5,578
  Inventories                        (1,196)       429
  Other trade receivables             1,826        979
  Other                               1,210      1,782
                                   --------   --------
Total deferred tax liabilities       14,323     12,224
Deferred tax assets:
  Deferred compensation and post
    retirement costs                  1,972      2,026
  Allowance for doubtful accounts     1,288        728
  Amortization                         (263)     1,067
  Deferred expenses                   2,620      1,490
  Integration reserves                  827      1,089
  Foreign net operating loss
    carryforwards                    44,292     48,770
  Alternate minimum tax credit
    carryforward                         --        969
  Other                                 221        133
                                   --------   --------
Total deferred tax assets            50,957     56,272
Valuation allowance for deferred
  tax assets                        (37,258)   (41,294)
                                   --------   --------
Total deferred tax assets net of
  valuation allowance                13,699     14,978
                                   --------   --------
Net deferred tax assets
  (liabilities)                    $   (624)  $  2,754
                                   ========   ========
------------------------------------------------------

     The Company had foreign NOL carryovers of approximately $86.2 million at December 31, 1997, which have an unlimited carryover. A valuation allowance has been recorded against the deferred tax assets relating to United Kingdom and certain German foreign tax net operating losses of $4.0 million and $33.2 million, respectively, as a result of the uncertainty of the ultimate utilization. The $4.0 million decrease in the valuation allowance during 1997 is due primarily to foreign currency translation.

     The Company's policy is to permanently reinvest earnings of its foreign subsidiaries. As of December 31, 1997, the Company had approximately $15 million of undistributed earnings relating to its operations in Europe. It is impracticable to determine the amount of income taxes that would be payable upon remittance of assets that represent those earnings.

     The Internal Revenue Service (the "IRS") has concluded its examination of the 1991 to 1993 consolidated federal income tax returns of the Company as it existed (including the non-related busi-

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

9. INCOME TAXES (CONTINUED)
nesses described in Note 1) prior to the Reorganization and has entered into a settlement with the Company on all proposed adjustments, except for the following. On January 10, 1997, the IRS issued the Company a formal notice of proposed adjustment that asserts approximately $1.9 million in tax deficiencies, plus interest, relating to the disallowance of certain interest paid in 1992 and 1993 to Antilliana. On April 10, 1997, the Company filed a protest to the proposed deficiency and has recently begun discussions with the Appellate Officer assigned to the case. Management intends to vigorously contest this assessment and does not believe that the ultimate resolution of the issue will have a material adverse effect on the financial condition or results of operations of the Company.
     The IRS is currently examining the Company's 1994 and 1995 consolidated federal income tax returns. Management believes that it has made adequate provision for taxes that may become payable with respect to all open tax years.
     In addition, KNP BT has agreed to make additional capital contributions to the Company in the event that tax adjustments, applicable to operations of the Company prior to the date of the Corporate Reorganization, exceed recorded income tax accruals at the time of the Reorganization.
     Total income tax payments (receipts) were $14.4 million, $8.3 million and $(906) thousand in 1997, 1996 and 1995, respectively.

10. BENEFIT PLANS
     The Company's United Kingdom, Netherlands and German operations have defined-benefit pension plans covering certain salaried and hourly employees. Benefits are based on years of service and each employee's compensation during employment. The Company's funding policy is to make the minimum annual contributions required by applicable regulations. Assets held by the plan consist primarily of government bonds, bank deposits, and other investments.

     The funded status and amount recognized for the Company's defined-benefit pension plans in the consolidated balance sheets were as follows:

                                        YEAR ENDED
                                        DECEMBER 31
                                     -----------------
          (IN THOUSANDS)              1997      1996
------------------------------------------------------
Actuarial present value of
  accumulated benefit obligation
  and vested benefits                $26,871   $28,944
                                     =======   =======
Actuarial present value of
  projected benefit obligation for
  services rendered to date          $29,155   $29,636
Plan assets at fair value             24,370    24,528
                                     -------   -------
Projected benefit obligation in
  excess of plan assets                4,785     5,108
Unrecognized net loss from past
  experience different from that
  assumed and effects of changes in
  assumptions                           (701)     (383)
Unrecognized net transition gain         204       411
                                     -------   -------
Accrued pension cost                 $ 4,288   $ 5,136
                                     =======   =======
------------------------------------------------------

     Net pension cost included the following components:

                                YEAR ENDED DECEMBER 31
                               ------------------------
       (IN THOUSANDS)           1997     1996     1995
-------------------------------------------------------
Service cost--benefits earned
  during the period            $1,115   $1,073   $  935
Interest cost on projected
  benefit obligation            1,698    1,266    1,172
Actual return on plan assets   (1,425)    (955)    (865)
Net amortization and deferral     (13)       9       11
                               ------   ------   ------
Net pension costs              $1,375   $1,393   $1,253
                               ======   ======   ======
-------------------------------------------------------

     Following is a summary of significant actuarial assumptions used for European subsidiaries:

                                   DECEMBER 31
                       ------------------------------------
  (IN PERCENTAGES)        1997         1996         1995
-----------------------------------------------------------
Discount rate          5.5 to 7.5   6.5 to 7.5   6.5 to 7.5
Rates of increase in
  compensation levels  2.0 to 6.0   2.0 to 6.0   2.0 to 6.0
Expected long-term
  rate of return on
  assets               4.0 to 8.5   7.0 to 8.5   7.0 to 8.5
-----------------------------------------------------------

     The Company provides 401(k) defined-contribution plans covering substantially all U.S. employees. Company matching contributions for employees under the plans amounted to $2.1 million

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

10. BENEFIT PLANS (CONTINUED)
in 1997, $2.1 million in 1996 and $1.6 million in 1995.

11. STOCK OPTION PLAN

     In 1995, the Company adopted a non qualified and incentive stock option plan ("the Plan") for officers and other key employees. A total of 4,188,000 shares of authorized but unissued common stock has been reserved for issuance under the Plan upon the exercise of options, subject to adjustment in the event of a stock split, stock dividend or other change in the common stock. The administrator of the Plan is the Compensation Committee of the Company's Board of Directors. Under the Plan, options may be granted to purchase common stock at prices not less than 90% (100% in the case of an incentive stock option and 110% in the case of an incentive stock option granted to a 10% stockholder) of the fair market value of the common stock on the date of the grant of the option. The term of each option may be for such a period as the Compensation Committee shall determine, but not more than 10 years (or 5 years in the case of certain incentive stock options) from the date of grant. The vesting schedule for options shall be determined by the Compensation Committee.

     Information with respect to options granted under the Plan is as follows:

                                             WEIGHTED
                                             AVERAGE
                                 NUMBER OF   EXERCISE
                                  SHARES      PRICE
-----------------------------------------------------
Outstanding at December 31,
  1994                                 --     $   --
  Granted during the year        1,203,000     11.50
  Exercised during the year            --         --
  Canceled during the year        (17,500)     11.50
                                 ---------    ------
Outstanding at December 31,
  1995                           1,185,500     11.50
  Granted during the year        1,015,930     18.90
  Exercised during the year       (71,000)     11.50
  Canceled during the year       (146,400)     13.28
                                 ---------    ------
Outstanding at December 31,
  1996                           1,984,030     15.16
  Granted during the year         739,300       7.66
  Exercised during the year            --         --
  Canceled during the year       (234,680)     14.91
                                 ---------    ------
Outstanding at December 31,
  1997                           2,488,650    $12.95
                                 =========    ======
Exercisable at December 31,
  1997                           1,462,690    $13.77
                                 =========    ======
-----------------------------------------------------

     The Company issued 1,203,000 options at $11.50 per share in 1995 and 757,250 and 258,680 options in two separate issuances in 1996 at $21.00 and $12.75 per share, respectively. In 1997, the Company issued 664,300 options and 75,000 options under two separate issuances at $7.50 and $9.06 per share, respectively. The grant price for all grants equaled the fair market value of common stock at the date of grant. The options granted are exercisable as follows: 50% after one year from grant date; an additional 25% after two years from grant date; and the remaining 25% after three years from grant date. The options granted expire after ten years from the grant date, except for those granted to Netherlands based employees which vest immediately and expire after five years. In addition, all options vest upon retirement and must be exercised within three years of the retirement date.

     At December 31, 1997, the outstanding options for shares issued under the Company's stock option plan includes: 899,500 options at $11.50; 641,550 options at $21.00; 227,750 options at $12.75; 644,850 options at $7.50; and 75,000 options at $9.06 per share.

     For purposes of the SFAS 123 pro forma net income and income per share calculation, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model. Compensation expense was not recognized for options that were forfeited because employees failed to fulfill service requirements. Had the Company elected to apply the provisions of SFAS 123 regarding recognition of compensation expense to the extent of the calculated fair value of stock options granted, reported net income and earnings per share would have been reduced as follows:

                                         DECEMBER 31
(In thousands, except per share  ---------------------------
AMOUNTS)                          1997      1996      1995
------------------------------------------------------------
Net income, as reported          $17,255   $14,701   $ 6,690
Pro forma net income              14,341    12,310     5,797
Diluted earnings per share,
  as reported                       $.51      $.44      $.24
Pro forma diluted earnings
  per share                          .43       .37       .21
------------------------------------------------------------

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

11. STOCK OPTION PLANS (CONTINUED)
     The weighted-average assumptions used in determining fair value as disclosed for SFAS 123 are shown in the following table for each grant year:

                                        DECEMBER 31
                                  -----------------------
                                  1997     1996     1995
---------------------------------------------------------
Risk-free interest rate            6.5%     6.7%     5.9%
Dividend yield                     0.0%     0.0%     0.0%
Option life (years)                   5        5        5
Stock price volatility            42.5%    40.2%    39.9%
---------------------------------------------------------

     If the proposed transaction as disclosed in Note 18 is completed, it may substantially change the above pro forma calculation of compensation expense under the provisions of SFAS 123. The Company is unable at this time to determine the impact.

12. LEASES

     The Company operates primarily in leased facilities. Lease terms range up to 30 years with options to renew at varying terms. The majority of leases contain escalation clauses relating to real estate tax increases and cost of living adjustments. In addition, the Company leases certain machinery, equipment and vehicles.

     Future minimum payments under capital leases and noncancelable operating leases with initial or remaining terms in excess of one year consisted of the following at December 31, 1997:

                                      CAPITAL    OPERATING
          (IN THOUSANDS)              LEASES      LEASES
----------------------------------------------------------
1998                                  $ 5,441    $ 34,709
1999                                    3,539      31,267
2000                                    2,564      25,443
2001                                    1,927      20,612
2002                                    1,008      14,596
Thereafter                             13,826      33,765
                                      -------    --------
Total minimum lease payments           28,305    $160,392
                                                 ========
Amount representing interest           12,207
                                      -------
Obligations under capital leases       16,098
Less: Obligations due within one
  year                                  5,004
                                      -------
Long-term obligations under
  capital leases                      $11,094
                                      =======
----------------------------------------------------------

     Rental expense was $35.7 million, $29.1 million and $23.5 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     Property, plant and equipment includes the following amounts for leases that have been capitalized:

                                           DECEMBER 31
                                         ----------------
           (IN THOUSANDS)                 1997      1996
---------------------------------------------------------
Buildings                                $7,215    $7,975
Machinery and equipment                     727       736
                                         ------    ------
                                          7,942     8,711
Less: Accumulated amortization            1,599     1,296
                                         ------    ------
                                         $6,343    $7,415
                                         ======    ======
---------------------------------------------------------

     Two of the European operating companies lease facilities from affiliates of KNP BT under operating leases which expire on June 30 and September 30, 1999. Rental expense was $849 thousand, $893 thousand and $648 thousand in 1997, 1996 and 1995, respectively. Future minimum lease payments are $1.4 million.

     The Company sells office equipment and leases the equipment back with the obligation to purchase the equipment at the end of the lease. The equipment underlying the leases is subsequently sub-leased to customers under sales-type leases. At December 31, 1997 and 1996, $8.7 million and $9.8 million, respectively, of these leases are classified as capital leases and generally have a term of three years.

13. CONTINGENCIES

     The Company has been served with several class action complaints that have been filed in the Court of Chancery of the State of Delaware. The actions allege breach of fiduciary duties and related claims against KNP BT, the Company and certain of its directors in connection with the January 22, 1998 announcement that KNP BT was prepared to make an offer to purchase the outstanding shares of the Company that it does not already own. The defendants intend to defend the lawsuits vigorously and the Company does not expect such lawsuits to have a material adverse effect on the financial condition or results of operations of the Company.

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

13. CONTINGENCIES (CONTINUED)
     The Company is also involved in various legal actions arising in the normal course of business. Management, after taking into consideration legal counsel's evaluation of such actions, is of the opinion that the ultimate resolution of these matters over and above previously established accruals will not have a material adverse effect on the financial position, or results of operations of the Company.

14. STOCKHOLDERS' EQUITY

     Net capital and intercompany transactions, included as a component of additional paid-in capital, represents the activity of the unrelated businesses transferred to KNP BT and the related businesses contributed to the Company by KNP BT in connection with the Corporate Reorganization.
     The net equity transactions of the unrelated businesses represent cash advances/repayments between the Company and the unrelated businesses and the effect of expenses incurred or income earned by the Company on behalf of the unrelated businesses.

     The net equity transactions of the related businesses to be contributed to the Company are between the related businesses and KNP BT. The components of these net equity transactions were as follows:

                                           DECEMBER 31
                                         ----------------
           (IN THOUSANDS)                1996      1995
---------------------------------------------------------
Capital contributions by KNP BT          $ 317    $ 5,086
Tax related adjustments                   (793)    (1,645)
Divisional expenses allocated from
  KNP BT                                    --        409
                                         -----    -------
                                         $(476)   $ 3,850
                                         =====    =======
---------------------------------------------------------

     The capital contributions in 1996 were related to the differences between certain distributions which were estimated at the date of the Corporate Reorganization and the actual settlement amount. The capital reductions in 1996 were related to income taxes generated by the Corporate Reorganization which were not reflected at the date of the Corporate Reorganization. There were no such transactions in 1997.

15. BUSINESS SEGMENT INFORMATION

     Geographic segments:

                                 YEAR ENDED DECEMBER 31
                            --------------------------------
     (IN MILLIONS)            1997        1996        1995
------------------------------------------------------------
Sales:
  United States             $1,147.7    $1,087.0    $  833.0
  Europe                       471.0       325.5       299.4
  Consolidated               1,618.7     1,412.5     1,132.4
Operating income:
  United States                 34.8        31.3        22.8
  Europe                        10.3         6.9         5.9
  Consolidated                  45.1        38.2        28.7
Identifiable assets:
  United States                485.6       459.7       375.9
  Europe                       278.1       283.1       148.7
  Consolidated                 763.7       742.8       524.6
------------------------------------------------------------

     There are no intergeographic sales or eliminations.

16. RELATED PARTY TRANSACTIONS

     The financial statements of the Company include, in addition to borrowings and related interest expense, the following transactions with KNP BT and its affiliated companies:

                                   YEAR ENDED DECEMBER 31
                                 --------------------------
       (IN THOUSANDS)             1997      1996      1995
-----------------------------------------------------------
Sales                            $1,716    $1,310    $1,413
Purchases                         8,126     8,606     8,567
Selling and administrative
  expenses:
    Shared expenses                 972     1,241     4,215
    Other                           694       794      (256)
-----------------------------------------------------------

     Included in other assets is a collateralized note receivable from a former officer of the Company, totaling $650 and $850 thousand at December 31, 1997 and 1996, respectively. The note bears interest at a rate of 7.25%, with quarterly interest installments due through September 1997 and monthly principal and interest payments due thereafter through September 2024.

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Selected unaudited quarterly financial data is shown below:

                                                                                 QUARTER ENDED
                                                     ---------------------------------------------------------------------
  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)          MARCH 31          JUNE 30        SEPTEMBER 30(1)    DECEMBER 31(2)
--------------------------------------------------------------------------------------------------------------------------
1997
  Sales                                                 $401,562          $390,668          $393,182           $433,332
  Costs of products sold                                 286,011           278,219           284,410            314,097
  Operating income                                        11,619            12,630             7,739             13,140
  Income before income taxes                               8,218             9,400             4,529              9,808
  Net income                                               4,368             4,975             2,617              5,295
  Basic earnings per share                                  0.13              0.15              0.08               0.16
  Diluted earnings per share                                0.13              0.15              0.08               0.16
1996
  Sales                                                 $342,656          $339,057          $354,871           $375,930
  Costs of products sold                                 245,313           240,298           253,415            265,687
  Operating income                                        10,246             9,911             7,679             10,347
  Income before income taxes                               7,681             7,443             5,005              7,572
  Net income                                               4,071             3,945             2,655              4,030
  Basic earnings per share                                  0.12              0.12              0.08               0.12
  Diluted earnings per share                                0.12              0.12              0.08               0.12
--------------------------------------------------------------------------------------------------------------------------

(1) The third quarter 1997 results included a special personnel reduction pre-tax charge of $2.0 million related primarily to the replacement of former president and Chief Executive Officer and staff reductions associated with the decision to outsource the print services in New York.

(2) The fourth quarter 1997 results includes a year over year increase in the provision for doubtful accounts of $2.9 million associated with the Company's ongoing review of the collectability of its trade receivables.

18. SUBSEQUENT EVENTS

     On January 22, 1998, KNP BT, the Company's 70% stockholder, announced that it is prepared to make an offer to acquire the approximately 30% of the Company's stock that is publicly-traded for a cash purchase price of $10.50 per share. The Company has formed an independent committee of its Board of Directors to represent the interests of the minority shareholders. This committee, together with independent financial and legal advisors retained by the committee, is evaluating the proposal. The parties have not reached a definitive agreement.

     The Company has been served with several class action complaints that have been filed in the Court of Chancery of the State of Delaware. The actions allege breach of fiduciary duties and related claims against KNP BT, the Company and certain of its directors in connection with the announcement. The defendants intend to defend the lawsuits vigorously and the Company does expect such lawsuits to have an material adverse effect on the financial condition or results of operations of the Company.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.
                                 (In thousands)

              COL. A                    COL. B              COL. C                       COL. D            COL. E
-----------------------------------    ---------    -----------------------      ----------------------    -------
                                                           ADDITIONS                   DEDUCTIONS
                                                    -----------------------      ----------------------
                                                                   CHARGED       WRITE-OFFS
                                       BEGINNING     CHARGED      TO OTHER         NET OF       OTHER      ENDING
            DESCRIPTION                 BALANCE     TO EXPENSE    DESCRIBED      RECOVERIES    DESCRIBE    BALANCE
-----------------------------------    ---------    ----------    ---------      ----------    --------    -------
Year Ended December 31, 1997
 Deducted from asset accounts:
  Allowance for doubtful accounts       $4,915        $6,662       $   78(1)       $1,902        $--       $ 9,753
  Inventory reserves                     4,173         2,040           --           1,611         --         4,602
                                        ------        ------       ------          ------        ---       -------
     Total                              $9,088        $8,702       $   78          $3,513        $--       $14,355
                                        ======        ======       ======          ======        ===       =======
Year Ended December 31, 1996
 Deducted from asset accounts:
  Allowance for doubtful accounts       $4,222        $2,107       $1,046(1)       $2,460        $--       $ 4,915
  Inventory reserves                     3,011         1,462        1,357           1,657         --         4,173
                                        ------        ------       ------          ------        ---       -------
     Total                              $7,233        $3,569       $2,403          $4,117        $--       $ 9,088
                                        ======        ======       ======          ======        ===       =======
Year Ended December 31, 1995
  Deducted from asset accounts:
     Allowance for doubtful
       accounts                         $4,651        $1,369       $  263(1)       $2,061        $--       $ 4,222
     Inventory reserves                  2,375         1,234          156             754         --         3,011
                                        ------        ------       ------          ------        ---       -------
       Total                            $7,026        $2,603       $  419          $2,815        $--       $ 7,233
                                        ======        ======       ======          ======        ===       =======

------------------------------

(1) Acquisition balances and net foreign currency translation adjustments.

                                 EXHIBIT INDEX:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Exchange Agreement (incorporated by reference to Exhibit 2.1 to the Company's Annual Report on Form 10-K for the Fiscal
          Year ended December 31, 1995, Commission file no. 1-13858).
   3.1    Amended and Restated Certificate of Incorporation of the
          Company (incorporated by reference to Exhibit 3.1 filed with
          Amendment No. 2 to the Company's Registration Statement on
          Form S-1, dated July 7, 1995, Registration No. 33-12124).
   3.2    Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 filed with Amendment No. 2 to the
          Company's Registration Statement on Form S-1, dated July 7,
          1995, Registration No. 33-12124).
  10.1    Credit Agreement by and among the Company, the European
          Subsidiaries from time to time party thereto, and KNP BT
          Europcenter N.V. (incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-Q for the Fiscal
          Quarter ended September 30, 1997, Commission file no.
          1-13858).
  10.2    Registration Rights Agreement among NV Koninklijke KNP BT,
          Buhrmann-Tetterode International B.V. and the Company
          (incorporated by reference to Exhibit 10.2 to the Company's
          Annual Report on Form 10-K for the Fiscal Year ended
          December 31, 1995, Commission file no. 1-13858).
  10.3    Tax Matters Agreement (incorporated by reference to Exhibit
          10.3 to the Company's Annual Report on Form 10-K for the
          Fiscal Year ended December 31, 1995, Commission file no.
          1-13858).
  10.4    Amendment No. 1 to Tax Matters Agreement dated as of June 7,
          1996 (incorporated by reference to Exhibit 10.4 to the
          Company's Annual Report on Form 10-K for the Fiscal Year
          ended December 31, 1996, Commission file no. 1-3858).
  10.5    License Agreement (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the Fiscal
          Year ended December 31, 1995, Commission file no. 1-13858).
  10.6    Intercompany Services Agreement between NV Koninklijke KNP
          BT and the Company (incorporated by reference to Exhibit
          10.5 to the Company's Annual Report on Form 10-K for the
          Fiscal Year ended December 31, 1995, Commission file no.
          1-13858).
  10.7    Form of Indemnification Agreement for officers and directors
          (incorporated by reference to Exhibit 10.7 filed with
          Amendment No. 2 to the Company's Registration Statement on
          Form S-1, dated July 7, 1995, Registration No. 33-12124).
 +10.8    Supplemental Executive Retirement Plan, as amended by the
          First Amendment thereto (incorporated by reference to
          Exhibit 10.8 to the Company's Annual Report on Form 10-K for
          the Fiscal Year ended December 31, 1995, Commission file no.
          1-13858).
 +10.9    Second Amendment to Supplemental Executive Retirement Plan
          (incorporated by reference to Exhibit 10.10 to the Company's
          Annual Report on Form 10-K for the Fiscal Year ended
          December 31, 1996, Commission file no. 1-3858).
 +10.10   1995 Stock Option Plan (incorporated by reference to Exhibit
          10.9 filed with Amendment No. 1 to the Company's
          Registration Statement on Form S-1, dated June 22, 1995,
          Registration No. 33-12124).
  10.11   Promissory Note evidencing mortgage (incorporated by
          reference to Exhibit 10.10 filed with Amendment No. 2 to the
          Company's Registration Statement on Form S-1, dated July 7,
          1995, Registration No. 33-12124).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.12   Mortgage and Note Amendment Agreement (incorporated by
          reference to Exhibit 10.11 filed with Amendment No. 2 to the
          Company's Registration Statement on Form S-1, dated July 7,
          1995, Registration No. 33-12124).
 +10.13   Separation Agreement and General Release by and among BT
          Office Products International, Inc., Rudolf Huyzer, and N.V.
          Koninklijke KNP BT dated as of December 17, 1997.
 +10.14   Employment Agreement of Richard C. Dubin (incorporated by
          reference to Exhibit 10.3 to the Company's Annual Report on
          Form 10-Q for the Fiscal Quarter ended September 30, 1997,
          Commission file no. 1-13858).
 +10.15   Employment Agreement of David Kirshner (incorporated by
          reference to Exhibit 10.16 to the Company's Annual Report on
          Form 10-K for the Fiscal Year ended December 31, 1995,
          Commission file no. 1-13858).
 +10.16   Employment Agreement of Michael J. Miller (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on
          Form 10-K for the Fiscal Year ended December 31, 1995,
          Commission file no. 1-13858).
 +10.17   Employment Agreement of Janhein H. Pieterse (English
          translation of Dutch document).
  10.18   Competitive Advance and Revolving Credit Facility Agreement,
          dated as of August 2, 1996 among BT Office Products
          International, Inc., the subsidiaries, guarantors and
          lenders named therein, The Chase Manhattan Bank, as
          Administrative Agent, and ABN AMRO Bank N.V., as
          Documentation Agent (incorporated by reference to Exhibit
          10.2 to the Company's Quarterly Report on Form 10-Q for the
          Fiscal Quarter ended June 30, 1996, Commission file no.
          1-3858).
  10.19   Amendment No. 1 dated as of December 20, 1996 to the
          Competitive Advance and Revolving Credit Facility Agreement
          (incorporated by reference to Exhibit 10.21 to the Company's
          Annual Report on Form 10-K for the Fiscal Year ended
          December 31, 1996, Commission file no. 1-3858).
  10.20   Amendment No. 2 dated as of May 28, 1997 to the Competitive
          Advance and Revolving Credit Facility Agreement
          (incorporated by reference to Exhibit 10.1 to the Company's
          Quarterly Report on Form 10-Q for the Fiscal Quarter ended
          June 30, 1997, Commission file no. 1-3858).
  10.21   Amended and Restated Cash Management Agreement dated June
          16, 1997 among the Company, Sengewald USA, Inc. and KNP BT
          USA Holdings, Inc. (incorporated by reference to Exhibit
          10.2 to the Company's Quarterly Report on Form 10-Q for the
          Fiscal Quarter ended September 30, 1997, Commission file no.
          1-3858).
  10.22   Agreement between BT Office Products International, Inc.
          Northern California Division and Graphic Communications
          Union District Council No. 2 Local No. 388M AFL-CIO dated
          January 1, 1998.
  10.23   Indemnification Letter from BT Office Products
          International, Inc. to NV Koninklijke KNP BT dated December
          22, 1997.
  10.24   Support letter from N.V. Koninklijke KNP BT to Coopers &
          Lybrand LLP dated February 9, 1998.
  21.1    Subsidiaries of the Company.
  23.1    Consent of Coopers & Lybrand L.L.P.
  23.2    Consent of Ernst & Young LLP.
  27.1    Financial Data Schedule.


-------------------------

+ Management contract or compensatory plan or arrangement.

                                                                         ANNEX V

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
    OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1998

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
    OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM
------------------ TO
------------------

                        COMMISSION FILE NUMBER: 1-13858

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                      13-3245865
  (STATE OF INCORPORATION OR ORGANIZATION)           (IRS EMPLOYER IDENTIFICATION NO.)

           2150 E. LAKE COOK ROAD                               60089-1877
           BUFFALO GROVE, ILLINOIS                              (ZIP CODE)
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                                       (847) 793-7500
                    (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date:

         CLASS OF COMMON STOCK           SHARES OUTSTANDING AS OF AUGUST 3, 1998
         ---------------------           ---------------------------------------
Common stock, par value $.01 per share                  33,504,470

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.


                         QUARTERLY REPORT ON FORM 10-Q

                      FOR THE QUARTER ENDED JUNE 30, 1998

                    INDEX OF INFORMATION INCLUDED IN REPORT


                                                              PAGE
                                                              ----
PART I.  FINANCIAL INFORMATION
Item 1.  Financial Statements (Unaudited)
            Condensed Consolidated Balance Sheets               V-3
            Condensed Consolidated Statements of Operations     V-4
            Condensed Consolidated Statements of Cash Flows     V-5
            Notes to Condensed Consolidated Financial
            Statements                                          V-6
Item 2.  Management's Discussion and Analysis of Financial
  Condition and Results of Operations                          V-10
PART II.  OTHER INFORMATION                                    V-14

PART I.  FINANCIAL INFORMATION



                     BT OFFICE PRODUCTS INTERNATIONAL, INC.



               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                 (IN THOUSANDS)


                                                              JUNE 30     DECEMBER 31
                                                                1998         1997
                                                              --------    -----------
ASSETS
Current assets:
  Cash and cash equivalents                                   $ 12,823     $ 19,466
  Accounts receivable, less allowances of $9,909 in 1998 and
     $9,753 in 1997                                            238,296      219,118
  Other receivables                                             24,581       33,429
  Inventories                                                  125,269      123,324
  Other current assets                                          35,322       29,524
                                                              --------     --------
     Total current assets                                      436,291      424,861
Other assets                                                    30,036       26,786
Property, plant and equipment                                  168,139      152,137
Accumulated depreciation and amortization                       73,643       64,212
                                                              --------     --------
Net property, plant and equipment                               94,496       87,925
Intangibles, net of accumulated amortization of $58,490 in
  1998 and $53,726 in 1997                                     242,911      224,129
                                                              --------     --------
TOTAL ASSETS                                                  $803,734     $763,701
                                                              ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable                                               $ 20,990     $ 24,591
  Accounts payable                                             134,373      140,780
  Current portion of long-term obligations                     201,290      200,816
  Other current liabilities                                     75,176       70,688
                                                              --------     --------
     Total current liabilities                                 431,829      436,875
Long-term obligations                                           69,093       31,837
Other liabilities                                               23,815       21,276
Commitments and contingencies
Stockholders' equity:
  Common stock                                                     335          335
  Additional paid-in capital                                   270,437      270,132
  Retained earnings                                             23,303       17,137
  Accumulated other comprehensive loss                         (15,078)     (13,891)
                                                              --------     --------
Total stockholders' equity                                     278,997      273,713
                                                              --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $803,734     $763,701
                                                              ========     ========


   The accompanying notes are an integral part of the condensed consolidated financial statements

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.



          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                                        JUNE 30                 JUNE 30
                                                  --------------------    --------------------
                                                    1998        1997        1998        1997
                                                  --------    --------    --------    --------
Net sales                                         $434,435    $390,668    $878,658    $792,230
Costs and expenses:
  Costs of products sold                           314,722     278,219     639,196     564,230
  Selling and administrative expenses              104,169      93,331     205,635     190,374
  Depreciation and amortization                      4,736       3,869       9,229       8,075
  Amortization of intangibles                        2,427       2,619       4,818       5,302
                                                  --------    --------    --------    --------
                                                   426,054     378,038     858,878     767,981
Operating income                                     8,381      12,630      19,780      24,249
Other income (expense):
  Interest income and other                            628         658       1,295       1,309
  Interest expense                                  (4,076)     (3,888)     (8,109)     (7,940)
                                                  --------    --------    --------    --------
                                                    (3,448)     (3,230)     (6,814)     (6,631)
Income before income taxes and extraordinary
  item                                               4,933       9,400      12,966      17,618
Income tax expense                                   2,100       4,425       5,800       8,275
                                                  --------    --------    --------    --------
Income before extraordinary item                     2,833       4,975       7,166       9,343
Extraordinary item -- going private costs, net
  of tax                                            (1,000)         --      (1,000)         --
                                                  --------    --------    --------    --------
Net income                                        $  1,833    $  4,975    $  6,166    $  9,343
                                                  ========    ========    ========    ========
Basic earnings per share:
  Income before extraordinary item                $   0.08    $   0.15    $   0.21    $   0.28
  Extraordinary item                                 (0.03)         --       (0.03)         --
                                                  --------    --------    --------    --------
  Net income                                      $   0.05    $   0.15    $   0.18    $   0.28
                                                  ========    ========    ========    ========
Diluted earnings per share:
  Income before extraordinary item                $   0.08    $   0.15    $   0.21    $   0.28
  Extraordinary item                                 (0.03)         --       (0.03)         --
                                                  --------    --------    --------    --------
  Net income                                      $   0.05    $   0.15    $   0.18    $   0.28
                                                  ========    ========    ========    ========
Average shares outstanding, basic                   33,485      33,471      33,478      33,471
                                                  ========    ========    ========    ========
Average shares outstanding, diluted                 33,852      33,491      33,752      33,481
                                                  ========    ========    ========    ========


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.



          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                 (IN THOUSANDS)


                                                               SIX MONTHS ENDED
                                                                   JUNE 30
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
OPERATING ACTIVITIES
Net income                                                    $ 6,166    $ 9,343
Adjustments to reconcile net income to cash provided by
  operating activities:
  Depreciation and amortization                                 9,931      8,934
  Amortization of intangibles                                   4,818      5,303
  Other                                                         1,977      1,716
Changes in operating assets and liabilities, net of effects
  of business acquisitions:
  Receivables                                                 (10,265)    (6,194)
  Inventories                                                   3,522      5,230
  Other current assets                                          5,658      3,469
  Accounts payable and other current liabilities              (12,099)     1,401
                                                              -------    -------
     Net cash provided by operating activities                  9,708     29,202
INVESTING ACTIVITIES
Purchases of property, plant and equipment                    (15,367)   (11,181)
Acquisitions of businesses, less cash acquired                (32,098)    (5,383)
Other                                                             998     (1,155)
                                                              -------    -------
     Net cash used for investing activities                   (46,467)   (17,719)
FINANCING ACTIVITIES
Net repayments of notes payable                                (3,655)   (10,168)
Net borrowings(repayments) under long-term obligations         32,358     (1,795)
Proceeds from stock options exercised including related tax
  benefits                                                        305         --
                                                              -------    -------
     Net cash provided by (used for) financing activities      29,008    (11,963)
Effect of exchange rate changes on cash and cash equivalents    1,108        851
                                                              -------    -------
     Net increase (decrease) in cash and cash equivalents      (6,643)       371
Cash and cash equivalents at beginning of period               19,466     20,163
                                                              -------    -------
Cash and cash equivalents at end of period                    $12,823    $20,534
                                                              =======    =======


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements present information in accordance with generally accepted accounting principles for interim financial information and applicable rules of Regulation S-X. Accordingly, they do not include all information or footnotes required by generally accepted accounting principles for complete financial statements. Management believes the financial statements include all normal accrual adjustments necessary for a fair presentation. Operating results for the three month and six month periods ended June 30, 1998 do not necessarily reflect the results that may be expected for the full year. For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

2.  BUSINESS ACQUISITIONS

     In June 1998, the Company acquired the Werprasent AG group of companies ("Werprasent"), an office products distributor in Austria, in a purchase transaction for approximately $26.3 million in cash, subject to adjustment as provided in the purchase agreement. The transaction resulted in goodwill of $21.4 million.

     The pro forma unaudited results of operations for the six month period ended June 30, 1998 and June 30, 1997, assuming the above-described acquisition had been consummated as of January 1, 1997 and translated at historical rates, is as follows (in thousands, except per share amounts):


                                                       SIX MONTHS ENDED    SIX MONTHS ENDED
                                                        JUNE 30, 1998       JUNE 30, 1997
                                                       ----------------    ----------------
Sales                                                      $896,658            $817,030
Income before extraordinary item                              7,191               9,393
Net Income                                                    6,191               9,393
Basic earnings per share
  Income before extraordinary item                         $   0.21            $   0.28
  Net Income                                               $   0.18            $   0.28
Diluted earnings per share
  Income before extraordinary item                         $   0.21            $   0.28
  Net Income                                               $   0.18            $   0.28

Average shares outstanding, basic                            33,478              33,471
Average shares outstanding, diluted                          33,752              33,481


     The Company also acquired other smaller office products businesses in 1998 and 1997. These acquisitions did not have a significant impact on the consolidated results for the six month periods ended June 30, 1998 and 1997.

3.  LONG-TERM OBLIGATIONS

     On August 2, 1996, the Company entered into a $250 million syndicated bank Competitive Advance and Revolving Credit Facility Agreement (the "Bank Credit Agreement"). The Bank Credit Agreement is being used for working capital needs and general corporate purposes, including acquisitions.

     In August 1998, the Bank Credit Agreement was amended to provide covenant relief, specifically the leverage and interest coverage ratios, for the period ended June 30, 1998. The Bank Credit Agreement, as amended, contains various loan covenants including a maximum leverage ratio based on total debt to pro forma EBITDA calculated based on a four quarter rolling period (3.75 to 1 through March 31, 1998; 4.0 to 1 as of June 30, 1998; and 3.25 to 1 after June 30, 1998), a minimum interest coverage ratio based on EBITDA

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                            (UNAUDITED) -- CONTINUED

less capital expenditures to interest costs calculated based on a four quarter rolling period (2.50 to 1 through March 31, 1998; 2.0 to 1 as of June 30, 1998; and 3.0 to 1 after June 30, 1998), a maximum subsidiary debt level requirement, and a minimum net worth requirement. In addition, under a change of control clause, an event of default would occur if any person or group, other than Buhrmann NV ("Buhrmann"), formerly known as NV Koninklijke KNP BT, or its affiliates, shall own more than 50% of the voting shares of the Company.

     As a result of the August 1998 amendment, the Company is in compliance with the financial covenants under the Bank Credit Agreement as of June 30, 1998. The Company does, however, expect that one or more defaults or events of default under the Bank Credit Agreement may arise during the remainder of 1998 as a result of breaches of existing financial covenants. Accordingly, indebtedness under the Bank Credit Agreement has been classified as current portion of long-term obligations in the financial statements at June 30, 1998. Similar breaches of financial covenants were expected during 1998 and, accordingly, the long-term obligations were reported as current portion of long-term obligations in the financial statements at December 31, 1997.

     The Company's majority shareholder, Buhrmann, has advised the Company that it will support the Company during 1998 and use its best efforts to prevent any default or event of default that may arise under the Bank Credit Agreement. As described in Note 8, the Company has announced that Buhrmann and the Company have entered into an agreement pursuant to which Buhrmann would acquire in a cash merger the outstanding minority interest in the Company subject to approval by a majority of the Company's public stockholders. Buhrmann has advised the Company it intends to reduce or eliminate its existing indebtedness under the Bank Credit Agreement and/or otherwise cause such indebtedness to be refinanced.

4.  INCOME TAXES

     The difference between the effective income tax rate and the U.S. statutory tax rate is primarily due to the effects of foreign and state income taxes and non-deductible goodwill amortization.

5.  EARNINGS PER SHARE

     Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period, adjusted for the dilutive common share equivalents attributed to outstanding options to purchase common stock (367,000 shares and 20,000 shares for the three months ended June 30, 1998 and 1997 and 274,000 shares and 10,000 shares for the six months ended June 30, 1998 and 1997, respectively).

6.  CONTINGENCIES

     The Company is involved in various legal actions arising in the normal course of business. Management, after taking into consideration legal counsel's evaluation of such actions, is of the opinion that the ultimate resolution of these matters over and above previously established accruals will not have a material adverse effect on the financial position, net cash flows or results of operations of the Company.

7.  COMPREHENSIVE INCOME (LOSS)

     During 1998, the Company adopted the provision of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." As of June 30, 1998 and December 31, 1997, accumulated other comprehensive loss, as reflected on the condensed balance sheet, was comprised entirely of the foreign

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                            (UNAUDITED) -- CONTINUED

currency translation adjustment. Total comprehensive income (loss) for the three month and six month periods ended June 30, 1998 and 1997 were as follows:


                                               THREE MONTHS ENDED      SIX MONTHS ENDED
                                                     JUNE 30               JUNE 30
                                               -------------------    ------------------
                                                1998        1997       1998       1997
                                               -------    --------    -------    -------
Net income                                     $1,833     $ 4,975     $ 6,166    $ 9,343
Other comprehensive loss:
  Unrealized currency translation gain (loss)   1,917      (2,946)     (1,187)    (9,842)
                                               ------     -------     -------    -------
Total comprehensive income (loss)              $3,750     $ 2,029     $ 4,979    $ ( 499)
                                               ======     =======     =======    =======


8.  GOING PRIVATE TRANSACTION

     On January 22, 1998, Buhrmann, the Company's 70% stockholder, announced that it was prepared to make an offer to acquire the approximately 30% of the Company's stock that is publicly traded for a cash purchase price of $10.50 per share. The Company formed an independent committee of its Board of Directors (the "Special Committee") to represent the interests of the minority stockholders. The Special Committee, together with independent financial and legal advisors it retained, evaluated the proposal. On May 7, 1998, the Company announced that Buhrmann has reached an agreement in principle with the Special Committee of the Board of Directors to acquire in a cash merger the outstanding minority interest in the Company for $13.75 per share. The agreement is subject to definitive documentation, final board approval by the Company's Board of Directors, and approval by a majority of the Company's public stockholders. On June 2, 1998, the Board of Directors of the Company unanimously approved and adopted an Agreement and Plan of Merger that was entered into with Buhrmann on such date (the "Merger Agreement") and resolved that the Merger Agreement be recommended to the Stockholders of the Company for consideration and adoption at a Special Meeting of Stockholders. A preliminary proxy statement was filed with the Securities and Exchange Commission (the "SEC") on June 17, 1998.

     The total amount of funds required to pay the merger consideration is estimated to be approximately $138.5 million. In addition, approximately $6.5 million will be required to pay holders of outstanding options upon cancellation of such options. While no final decisions have been reached, Buhrmann intends to provide the necessary funds by means of a contribution of capital, intercompany debt, or as a combination of both. After the consummation of the transaction, Buhrmann will own 100% of the Company.

     The Company was served with several class action complaints that have been filed in the Court of Chancery of the State of Delaware relating to the going private transaction. The actions allege breach of fiduciary duties and related claims against Buhrmann, the Company and certain of its directors in connection with the January 22, 1998 announcement. On May 7, 1998, the Company also announced that Buhrmann has reached an agreement in principle to settle the class action lawsuits that were filed challenging the transaction. This settlement is subject to Court approval. The fees and expenses associated with such settlement are not expected to be material to the financial condition of the Company.

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                            (UNAUDITED) -- CONTINUED

9.  EXTRAORDINARY ITEM -- GOING PRIVATE COSTS

     Expenses of the "going private" transaction described in Note 8 have been recorded as an extraordinary item. As of June 30, 1998, the Company had incurred approximately $1.0 million in costs consisting mainly of fees for legal and financial advisors. The total costs for these and other filing costs are estimated to be $2.6 million. The Company has determined that these expenses are not deductible for income tax purposes and accordingly no tax effect has been recorded.

     The Merger Agreement calls for an acceleration of the vesting schedule for all options outstanding under the Company's stock option plan. Under the provisions of APB No. 25 "Accounting for Stock Issued to Employees," the portion of options which has accelerated vesting privileges is deemed compensation expense. As such, additional compensation expense of $1.3 million, net of related tax benefits, will be treated as an extraordinary item if the transactions contemplated by the Merger Agreement are consummated.

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.



   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


RESULTS OF OPERATIONS

     Net sales increased to $434.4 million in the second quarter of 1998 from $390.7 million in the comparable period last year, an increase of $43.7 million or 11.2%. The increase in sales was led by an increase in sales from existing locations of 8.0% and growth from acquisitions of 4.2%, offset by currency translation which had a negative impact of 1.0%. Net sales increased to $878.7 million in the first six months of 1998 from $792.2 million in the comparable period last year, an increase of $86.5 million or 10.9%. The increase in sales was led by an increase in sales from existing locations of 9.2% and growth from acquisitions of 3.6%, offset by currency translation which had a negative impact of 1.9%.

     Net sales in the United States increased to $301.4 million in the second quarter of 1998 from $278.7 million in the comparable period last year, an increase of $22.7 million or 8.1%. Net sales in the United States increased to $614.0 million in the first six months of 1998 from $567.1 million in the comparable period last year, an increase of $46.9 million or 8.3%. The Company believes the principal factors contributing to its internal growth were increased sales to existing customers and new accounts. Net sales in the United States continue to be negatively impacted by increasing competitive market conditions and lower paper prices.

     Net sales in Europe increased to $133.0 million in the second quarter of 1998 from $112.0 million in the comparable period last year, an increase of $21.0 million or 18.8%. The incremental impact of the Company's 1997 and 1998 acquisitions accounted for 14.8% of the European sales growth in the second quarter of 1998. Excluding the effects of foreign currency depreciation against the U.S. dollar of 3.4%, sales growth at existing locations increased 7.4% for the second quarter, compared to the same period last year. Net sales in Europe increased to $264.6 million in the first six months of 1998 from $225.1 million in the comparable period last year, an increase of $39.5 million or 17.6%. The incremental impact of the Company's 1997 and 1998 acquisitions accounted for 12.5% of the European sales growth in the first six months of 1998. Excluding the effects of foreign currency depreciation against the U.S. dollar of 6.5%, sales growth at existing locations increased 11.6% for the first six months, compared to the same period last year. Europe's internal growth was driven by the continued double digit growth from the late 1996 acquisitions in Sweden and the Netherlands, the addition of new, large accounts in Germany and, to a lesser extent, two new sales offices in Germany.

     Gross profit as a percentage of net sales was 27.6% in the second quarter of 1998 as compared to 28.8% in the comparable period last year, a decrease of 1.2%. Gross profit as a percentage of net sales was 27.3% in the first six months of 1998 as compared to 28.8% in the comparable period last year, a decrease of 1.5%. These decreases were attributable primarily to highly competitive market conditions resulting in lower product margins in the United States and Europe and a shift in product mix in Europe.

     Selling and administrative expenses, expressed as a percentage of net sales, were 24.0% in the second quarter of 1998 as compared to 23.9% in the comparable period last year, an increase of 0.1%. Selling and administrative expenses, expressed as a percentage of net sales, were 23.4% in the first six months of 1998 as compared to 24.0% in the comparable period last year, a decrease of 0.6%. With the recent sales growth, the Company has leveraged its operating and logistics costs while at the same time invested in additional personnel to support the business. The Company continues to focus on initiatives to improve its cost structure.

     In December 1997, the Company announced its U.S. plan to implement an enterprise-wide system solution, known as Project Millennium, which is designed to standardize business processes, centralize certain business functions, and enhance customer service capabilities. As part of the first phase of the project, customers will gradually transition from the various legacy systems to the national sales and order management system. The operating costs associated with the design and implementation of Project Millennium and the enhanced national sales and order management system in the second quarter of 1998 and the comparable quarter last year totaled $4.1 million and $1.3 million, respectively. Similar operating costs in the first six months of 1998 and the comparable period last year included $7.5 million and $3.2 million, respectively.

     Operating income, expressed as a percentage of net sales, was 1.9% in the second quarter of 1998 as compared to 3.2% in the comparable period last year. Excluding the Project Millennium costs described above, operating income as a percentage of sales would have been 2.9% in the second quarter of 1998 and 3.6% in the comparable period in the prior year. Operating income in the United States, excluding the costs of Project Millennium described above, would have been $10.5 million, or 3.5% in the second quarter of 1998 and $12.0 million, or 4.3% in the same period last year. Operating income as a percentage of net sales in Europe in the second quarter of 1998 and 1997 was 1.4% and 1.8%, respectively. Operating income as a percentage of net sales was 2.3% in the first six months of 1998 as compared to 3.1% in the comparable period last year. Excluding the Project Millennium costs described above, operating income as a percentage of sales would have been 3.1% in the first six months of 1998 and 3.5% in the comparable period in the prior year. Operating income in the United States, excluding the costs of Project Millennium described above, would have been $22.9 million, or 3.7% in the first six months of 1998 and $23.9 million, or 4.2% in the same period last year. Operating income as a percentage of net sales in Europe in the first six months of 1998 and 1997 was 1.6%.

     An extraordinary expense was recorded in the second quarter of 1998 related to expenses associated with the "going private" transaction described in Note 8. As of June 30, 1998, the Company had incurred approximately $1.0 million of costs consisting mainly of fees for legal and financial advisors. The total costs for these and other filing costs are estimated to be $2.6 million. The Company has determined that these expenses are not deductible for income tax purposes and accordingly no tax effect has been recorded.

     Net income decreased to $1.8 million in the second quarter of 1998 from $5.0 million in the comparable period last year. Net income decreased to $6.2 million in the first six months of 1998 from $9.3 million in the comparable period last year. Lower gross margins and additional costs associated with Project Millennium offset the favorable experience of higher sales and operating cost reductions.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operating activities in the first six months of 1998 of $9.7 million was the result of $22.9 million of net income, depreciation, amortization and other non-cash items offset by $13.2 million of net increases in working capital. Cash provided by financing activities included $28.7 million for net borrowings of notes payable and long-term obligations. Significant cash requirements in the first six months of 1998 included $15.4 million for capital expenditures, of which $7.8 million related to Project Millennium, and $32.1 million related to acquisitions of businesses.

     As a result of the August 1998 amendment, the Company is in compliance with the financial covenants under the Bank Credit Agreement as of June 30, 1998. The Company does, however, expect that one or more defaults or events of default under the Bank Credit Agreement may arise during the remainder of 1998 as a result of breaches of existing financial covenants. Accordingly, indebtedness under the Bank Credit Agreement has been classified as current portion of long-term obligations in the financial statements at June 30, 1998. Similar breaches of financial covenants were expected during 1998 and, accordingly, the long-term obligations were reported as current portion of long-term obligations in the financial statements at December 31, 1997.

     The Company's majority shareholder, Buhrmann, has advised the Company that it will support the Company during 1998 and use its best efforts to prevent any default or event of default that may arise under the Bank Credit Agreement. As described in Note 8, the Company has announced that Buhrmann and the Company have entered into an agreement pursuant to which Buhrmann would acquire in a cash merger the outstanding minority interest in the Company subject to approval by a majority of the Company's public stockholders. Buhrmann has advised the Company it intends to reduce or eliminate its existing indebtedness under the Bank Credit Agreement and/or otherwise cause such indebtedness to be refinanced.

     The Company continues to actively pursue acquiring established quality office products distributors in Europe and, to a lesser extent, in the United States as an integral part of its long term strategy. The Company anticipates significant future acquisition funding, to the extent required, will necessitate obtaining additional debt and/or equity capital resources. There can be no assurance that the Company could obtain such additional resources. The Company continues to examine and evaluate several alternatives.

EURO CURRENCY MATTERS

     By June 1998, eleven of the fifteen members of the European Union agreed to adopt fixed conversion rates on January 1, 1999 between their national currency and the Euro currency. The respective national currencies will also remain legal tender until January 1, 2002. The Company operates in three countries -- The Netherlands, Germany and Austria -- that will adopt the Euro currency as their common currency on January 1, 1999. The Company is not certain when, or if, its other European operations in the United Kingdom and Sweden (also members of the European Union) will be subject to Euro currency conversion. The Company's European operations currently use the local currency as the functional currency in translating the financial statements. The introduction of the Euro currency requires that the Company's systems have the ability to transact in dual-currencies. However, a change in the functional currency is not anticipated until the local currency is no longer legal tender.

     The Company has completed its initial assessment of their systems in anticipation of the dual currencies starting January 1, 1999 or later. These changes are being coordinated with other system changes required to be Year 2000 compliant (see discussion below). Full system conversion to the Euro is not required until at least January 1, 2002. However, to the extent the Company does not have the ability to invoice customers in the Euro, or that customers would be unable to order product or pay invoices in the Euro, the Company's business could be materially adversely affected.

YEAR 2000 ISSUES

     The Company has completed its initial assessment of the impact of the Year 2000 issue on the majority of its systems and is addressing the issues identified. The Company currently believes it will be able to modify or replace its affected systems in time to minimize any detrimental effects on operations. During the first six months of 1998, the Company expensed $0.4 million for consulting fees in conjunction with the initial assessment of the Year 2000 impact. Management currently expects that full implementation of this project will involve a commitment of internal and external resources of approximately $7 million to $10 million over the next 18 months. While it is not possible, at present, to know the actual cost of this work, the Company expects that such costs may be material to the Company's results of operations in one or more fiscal quarters or years. The Company is unable to ascertain whether its customers' and vendors' systems are, or will be, Year 2000 compliant. However, to the extent that customers would be unable to order products or pay invoices, vendors would be unable to manufacture and ship products, or the Company is unable to achieve Year 2000 compliance, the Company's business could be materially adversely affected.

OTHER

     In June 1997, the FASB issued Statement No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information." This statement, effective for financial statements for periods beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company is evaluating the effects of this pronouncement.

     On June 15, 1998, the FASB issued Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of transaction. The Company anticipates that, due to its limited use of derivative instruments, the adoption of SFAS 133 will not have a significant effect on the Company's results of operations or its financial position.

FORWARD LOOKING STATEMENTS

     Various statements made within this Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this Quarterly Report on Form 10-Q constitute "forward looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934, as amended. Investors are cautioned that all forward looking statements involve risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, uncertainties related to the introduction of the Company's products and services; the ability to finance and successfully complete and integrate future acquisitions; mix of sales by product category and country; continual competitive pressure on pricing and margins; delays in implementing the technological and operational changes planned under Project Millennium; Year 2000 implementation costs, the volatility of paper prices; the fluctuation in interest rates; and the expansion into international markets, including currency exchange rates and general market conditions.

PART II.  OTHER INFORMATION



                     BT OFFICE PRODUCTS INTERNATIONAL, INC.


ITEM 1.  LEGAL PROCEEDINGS

     The Company was served with several class action complaints that have been filed in the Court of Chancery of the State of Delaware. The actions allege breach of fiduciary duties and related claims against Buhrmann, the Company and certain of its directors in connection with the January 22, 1998 announcement relating to the going private transaction. On May 7, 1998, the Company announced that Buhrmann has reached an agreement in principle to settle the class action lawsuits that were filed challenging the transaction. This settlement is subject to Court approval. The fees and expenses associated with such settlement are not expected to be material to the financial condition of the Company.

ITEM 2.  CHANGES IN SECURITIES

     Not applicable.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

     Not applicable.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Not applicable.

ITEM 5.  OTHER INFORMATION

     Not applicable.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits

          10.1 Amendment No. 3 dated August 13, 1998 to the Competitive Advance and Revolving Credit Facility Agreement

          10.2 Collective bargaining agreement between BT Office Products International, Inc. Pittsburgh Division and General Teamsters, Chauffeurs, and Helpers Local Union No. 249 dated August 10, 1998

          10.3 Collective bargaining agreement between BT Office Products International, Inc. Washington Division and Graphic Communications Union, Local 449-S dated May 25, 1998

          27.1  Financial Data Schedule

     (b) Reports on Form 8-K

     On June 5, 1998, the Company filed a Current Report on Form 8-K to report that the Company has signed a definitive merger agreement with Buhrmann (formerly known as NV Konkinklijke KNP BT) as of June 2, 1998.

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.



                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        BT OFFICE PRODUCTS INTERNATIONAL, INC.


                                               /s/ FRANCIS J. LEONARD


                                        ----------------------------------------
                                                   Francis J. Leonard
                                            Vice President-Finance and Chief
                                                   Financial Officer
                                            (Principal Financial Officer and
                                                Duly Authorized Officer)
Date: August 13, 1998

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

                               INDEX TO EXHIBITS
                  FILED WITH THE QUARTERLY REPORT ON FORM 10-Q
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1998

  EXHIBIT NO.                            DESCRIPTION
  -----------                            -----------
     10.1        Amendment No. 3 dated August 13, 1998 to the Competitive
                 Advance and Revolving Credit Facility Agreement
     10.2        Collective bargaining agreement between BT Office Products
                 International, Inc. Pittsburgh Division and General
                 Teamsters, Chauffeurs, and Helpers Local Union No. 249 dated
                 August 10, 1998
     10.3        Collective bargaining agreement between BT Office Products
                 International, Inc. Washington Division and Graphic
                 Communications Union, Local 449-S dated May 25, 1998
     27.1        Financial Data Schedule

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.
                               Six Parkway North
                           Deerfield, Illinois 60015
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



   The undersigned hereby appoints Richard C. Dubin, Frank J. Leonard and Thomas
F. Cullen as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, par value $.01 per share, of BT Office Products International, Inc. (the "Company") held of record by the undersigned on September 3, 1998 at a Special Meeting of Stockholders of the Company to be held on September 29, 1998 or any adjournment or postponement thereof.



1 TO CONSIDER AND VOTE UPON A PROPOSAL TO APPROVE AND ADOPT AN AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 2, 1998 BY AND AMONG THE COMPANY, BUHRMANN NV, BUHRMANN INTERNATIONAL B.V., AND BT OPI ACQUISITION CORP.

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

2 TO CONSIDER AND ACT UPON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.


         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY TO THE COMPANY.

     When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1.

     When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please provide the full name of the corporation and the signature of the authorized officer signing on its behalf.

                         __ Name (please print)

                         __ Name of Corporation (if applicable)

                         (By) _____________ (Date) _________, 1998
                              Signature